    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          WESTERN WIRELESS CORPORATION
             (Exact name of registrant as specified in its charter)

              WASHINGTON                               4812                               91-1638901
   (State or other jurisdiction of         (Primary standard industrial                (I.R.S. employer
    incorporation or organization)         classification code number)              identification number)

                            ------------------------

                             2001 NW SAMMAMISH ROAD
                           ISSAQUAH, WASHINGTON 98027
                                 (206) 313-5200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                              ALAN R. BENDER, ESQ.
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                          WESTERN WIRELESS CORPORATION
                             2001 NW SAMMAMISH ROAD
                           ISSAQUAH, WASHINGTON 98027
                                 (206) 313-5200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   Copies to:

             G. SCOTT GREENBURG, ESQ.                            ALISON S. RESSLER, ESQ.
               PRESTON GATES & ELLIS                               SULLIVAN & CROMWELL
               5000 COLUMBIA CENTER                        444 SOUTH FLOWER STREET, SUITE 1200
                 701 FIFTH AVENUE                             LOS ANGELES, CALIFORNIA 90071
          SEATTLE, WASHINGTON 98104-7078                             (213) 955-8000
                  (206) 623-7580

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities to be registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1993, check the following box. /X/

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                                              AMOUNT TO         AMOUNT OF
SECURITIES TO BE REGISTERED                                       BE REGISTERED   REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Senior Subordinated Notes......................................   $200,000,000       $60,606.06
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     The Prospectus relating to the Exchange Notes being registered hereby to be used in connection with the exchange offer (the "Exchange Offer Prospectus") is set forth following this page. The Prospectus to be used in connection with certain market-making transactions in the Exchange Notes (the "Market-Making Prospectus") will consist of alternate pages set forth following the Exchange Offer Prospectus and the balance of the pages included in the Exchange Offer Prospectus. The Exchange Offer Prospectus and the Market-Making Prospectus are identical except that they contain different front, inside front and back cover pages and different descriptions of the plan of distribution (contained under the caption "The Exchange Offer" and "Plan of Distribution" in the Exchange Offer Prospectus and under the caption "Plan of Distribution" in the Market-Making Prospectus). Alternate pages for the Market-Making Prospectus are separately designated.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 25, 1996

                                      LOGO
                          WESTERN WIRELESS CORPORATION

  OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF 10 1/2% SENIOR SUBORDINATED
                                     NOTES
          DUE 2007 FOR EACH $1,000 IN PRINCIPAL AMOUNT OF OUTSTANDING
                   10 1/2% SENIOR SUBORDINATED NOTES DUE 2007
      THAT WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION
                 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
                             ---------------------

    Western Wireless Corporation (the "Company"), hereby offers to exchange (the "Exchange Offer") $200,000,000 in aggregate principal amount of its 10 1/2% Senior Subordinated Notes Due 2007 (the "Exchange Notes") for $200,000,000 in aggregate principal amount of its outstanding 10 1/2% Senior Subordinated Notes Due 2007 that were issued and sold in a transaction or series of transactions exempt from registration under the Securities Act of 1933, as amended (the "Original Notes" and, together with the Exchange Notes, the "Notes"). There will be no cash proceeds to the Company from the Exchange Offer.

    The terms of the Exchange Notes are the same in all respects (including principal amount, interest rate, maturity and ranking) as the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Original Notes and will not be entitled to registration rights. The Exchange Notes will be issued under the indenture governing the Original Notes. For a complete description of the terms of the Exchange Notes, see "Description of the Notes."

    The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes.

    The Original Notes were originally issued and sold on October 24, 1996 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of, and Rule 144A and Regulation S under, the Securities Act (the "Offering"). Accordingly, the Original Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon their view of interpretations provided to third parties by the Staff of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer who receives Exchange Notes pursuant to the Exchange Offer in exchange for Original Notes acquired for its own account as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of the 90th day after the Exchange Offer has been completed or such time as broker-dealers no longer own any Registrable Securities (as defined in the Registration Rights Agreement, defined below). Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    The Original Notes and the Exchange Notes constitute new issues of securities with no established public trading market. The Original Notes, however, have traded on the National Association of Securities Dealers, Inc.'s PORTAL Market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Original Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Original Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Notes except under certain limited circumstances. See "Description of the Notes -- Registration Covenant; Exchange Offer". No assurance can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. The Exchange
Offer will expire at 5:00 p.m., New York City time, on           , 1996, unless
extended (the "Expiration Date"). The date of acceptance for exchange of the Original Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Original Notes. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

     SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH THE EXCHANGE NOTES.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
               CRIMINAL OFFENSE.

                             ---------------------

               The date of this Prospectus is October    , 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are necessarily summaries of those documents, and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

     The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Company upon request. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

     The Company is required by the terms of the indenture dated as of October 24, 1996 by and between the Company and Harris Trust Company of California, as trustee (the "Trustee"), under which the Original Notes were issued, and under which the Exchange Notes are to be issued (the "Indenture"), to furnish the Trustee with annual reports containing consolidated financial statements audited by their independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.
                            ------------------------

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
                            ------------------------

     This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Mr. Alan R. Bender, who may be contacted at 2001 N.W. Sammamish Road, Issaquah, Washington (206) 313-5200. In order to ensure timely delivery of the documents, any request should be made by five business days prior to the Expiration Date.
                            ------------------------

     Western Wireless(R) is a registered service mark and VoiceStreamSM is a trademark of the Company. CELLULAR ONE(R) is a registered service mark of Cellular One Group. See "Business -- Intellectual Property."

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
SUMMARY...............................................................................     5
RISK FACTORS..........................................................................    17
  Consequences of Exchange and Failure to Exchange....................................    17
  High Leverage; Debt Service; Restrictive Covenants..................................    17
  Limited Operating History; Past and Future Operating Losses and Negative Cash
     Flow.............................................................................    18
  Competition.........................................................................    19
  Risks Relating to GSM Technical Standard............................................    20
  Absence of PCS Operating History in the United States; Handset Availability.........    21
  Intellectual Property and Branding..................................................    21
  Holding Company Structure; Subordination............................................    21
  PCS Build-out and Capital Expenditures..............................................    22
  Relocation of Fixed Microwave Licenses..............................................    23
  Governmental Regulation.............................................................    23
  Radio Frequency Emission Concerns; Medical Device Interference......................    24
  Finality of PCS Auctions............................................................    25
  Dependence on Key Personnel.........................................................    25
  Seasonality.........................................................................    26
  Absence of a Public Market for the Notes; Possible Volatility of Note Price.........    26
  Forward-Looking Statements..........................................................    26
THE EXCHANGE OFFER....................................................................    28
  Purpose of the Exchange Offer.......................................................    28
  Terms of the Exchange...............................................................    28
  Expiration Date; Extensions; Termination; Amendments................................    29
  How to Tender.......................................................................    29
  Terms and Conditions of the Letter of Transmittal...................................    31
  Withdrawal Rights...................................................................    32
  Acceptance of Original Notes for Exchange; Delivery of Exchange Notes...............    32
  Conditions to the Exchange Offer....................................................    32
  Exchange Agent......................................................................    33
  Solicitation of Tenders; Expenses...................................................    33
  Federal Income Tax Consequences.....................................................    34
  Other...............................................................................    34
THE COMPANY...........................................................................    35
USE OF PROCEEDS.......................................................................    35
CAPITALIZATION........................................................................    36
SELECTED CONSOLIDATED FINANCIAL DATA..................................................    37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    39
BUSINESS..............................................................................    51
MANAGEMENT............................................................................    76

                                                                                         PAGE
                                                                                         ----
  Summary Compensation Table..........................................................    79
  Option/SAR Grants in Last Fiscal Year...............................................    79
  Option Exercises and Holdings.......................................................    80
  Employment Agreements...............................................................    80
  Compensation Committee Interlocks and Insider Participation.........................    81
  Compensation of Directors...........................................................    81
PRINCIPAL SHAREHOLDERS................................................................    82
CERTAIN TRANSACTIONS..................................................................    85
DESCRIPTION OF THE NOTES..............................................................    88
  General.............................................................................    88
  Maturity, Interest and Principal....................................................    88
  Form, Denomination, Book-Entry Procedures and Transfer..............................    89
  Subordination.......................................................................    91
  Optional Redemption.................................................................    92
  Registration Covenant; Exchange Offer...............................................    93
  Change of Control...................................................................    94
  Covenants...........................................................................    95
  Consolidation, Merger, Conveyance, Transfer or Lease................................    99
  Events of Default and Remedies......................................................   100
  Certain Definitions.................................................................   100
  Modification and Waiver.............................................................   108
  Defeasance..........................................................................   108
  Notices.............................................................................   109
  Title...............................................................................   109
  Governing Law.......................................................................   109
  The Trustee.........................................................................   109
DESCRIPTION OF INDEBTEDNESS...........................................................   109
  Credit Facility.....................................................................   109
  NORTEL Facility.....................................................................   111
  10 1/2% Senior Subordinated Notes Due 2006..........................................   112
LEGAL MATTERS.........................................................................   112
EXPERTS...............................................................................   112
PLAN OF DISTRIBUTION..................................................................   113
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................................   F-1
GLOSSARY..............................................................................   G-1

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. Statements contained in this Prospectus that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The risk factors and cautionary statements identifying important factors that could cause actual results, events or developments to differ materially from those in the forward looking statements are detailed in "Risk Factors" and elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" or "Western Wireless" when used in this Prospectus refers to Western Wireless Corporation, a Washington corporation which is the successor to a Delaware corporation pursuant to a reincorporation merger that was effected in May 1996, and its subsidiaries and predecessors. All share and per share data in this Prospectus reflect the reclassification in May 1996 of each share of the Company's outstanding common stock, par value $0.001 per share, into 3.1 shares of the Company's Class B Common Stock, no par value (the "Class B Common Stock"), which together with the Company's Class A Common Stock, no par value (the "Class A Common Stock"), is referred to herein as the "Common Stock." In addition, all references to the Class B Common Stock prior to the date of the reclassification refer to the common stock, par value $0.001 per share, of Western Wireless Corporation. Unless the context otherwise requires, when used herein with respect to a licensed area, "persons" and "population" are interchangeable and refer to the aggregate number of persons located in such licensed area, and "pops" refers to the number of such persons in a licensed area multiplied by a company's ownership interest in the license for such licensed area. Persons, population and pops data are estimated for 1996 based upon 1995 estimates by Equifax Marketing Decision Systems, Inc. ("Equifax") adjusted by the Company by applying Equifax's growth factors from 1990 to 1995 to the 1990 U.S. Census Bureau population figures, unless otherwise specified.

                                  THE COMPANY

     Western Wireless provides wireless communications services in the western United States. The Company owns an aggregate of 80 cellular and PCS licenses for a geographic area covering approximately 25.5 million pops and 41% of the continental United States. In its cellular and PCS markets, the Company served 270,600 subscribers at June 30, 1996.

     The Company owns and operates cellular communications systems in 57 Rural Service Areas ("RSAs") and 16 Metropolitan Statistical Areas ("MSAs") with an aggregate population of approximately 6.0 million persons. In its cellular markets, the Company uses the CELLULAR ONE brand name. The Company holds broadband personal communications services ("PCS") licenses for seven Major Trading Areas ("MTAs") covering 19.5 million persons-- Honolulu, Salt Lake City, El Paso/Albuquerque, Portland, Oklahoma City, Des Moines/Quad Cities and Denver. The Company's PCS markets are operated under the Company's proprietary VoiceStream brand name. In February 1996, the Company's PCS system in the Honolulu MTA became the first auction-awarded PCS system to commence commercial operations. Four of the Company's PCS systems are currently operational utilizing internationally-proven Global System for Mobile Communications ("GSM") technology as the network standard. See "Business -- Introduction," "-- Markets and Systems" and "-- PCS Operations."

     Western Wireless Corporation was formed in July 1994 as the result of a business combination (the "Business Combination") among various companies, including MARKETS Cellular Limited Partnership d/b/a Pacific Northwest Cellular, a Delaware limited partnership ("MCLP"), and General Cellular Corporation, a Delaware corporation ("GCC"). GCC commenced operations in 1989 and MCLP was formed in 1992. As a result of the Business Combination and a series of related transactions, Western Wireless Corporation became the owner of all of the issued and outstanding shares of common stock of GCC and the owner of all of the assets of MCLP. The

Business Combination constituted an acquisition of MCLP by GCC for accounting purposes. As a result, all financial data relating to the Company herein with respect to periods after the date of the Business Combination reflect the combined operations of GCC and MCLP and all such data with respect to prior periods reflect only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

STRATEGY

     The Company believes that its combination of cellular and PCS licenses creates a unique opportunity in the wireless communications industry. The Company has focused on the acquisition and operation of cellular communications systems in RSAs and small MSAs in the western United States, which the Company believes it has acquired at attractive prices. The Company's acquisition of PCS licenses enables it to significantly expand both its customer base and geographic coverage and to offer enhanced wireless communications services. The Company's initial focus with its PCS licenses has been, and will continue to be, to commence operations in the more densely populated areas. The Company believes that cellular is the optimum technology for rural, less densely populated areas and that PCS is the optimum technology for more densely populated urban areas where analog cellular systems are more expensive to deploy and face potential capacity constraints. The Company and, prior to the Business Combination, MCLP entered markets at a relatively low cost, having purchased cellular licenses for an average of $45.68 per pop and MTA PCS licenses for an average of $10.81 per pop.

     The Company's operating strategy is to (i) achieve a critical time-to-market advantage by rapidly constructing and commencing operations of PCS systems in urban areas within its PCS markets; (ii) continue to expand its operations through increased subscriber growth and usage; (iii) utilize its centralized management and back office functions to support the combined needs of its cellular and PCS subscribers, thereby further improving operating efficiencies and generating greater economies of scale; and (iv) selectively acquire cellular and PCS properties primarily in contiguous markets. The Company is implementing its strategy by aggressively building its PCS systems, offering a wide range of products and services at competitive prices, continually upgrading the quality of its network, establishing strong brand recognition, creating a strong sales and marketing program tailored to local markets and providing a superior level of customer service.

     The Company believes the wireless communications industry will continue to grow due to enhanced service offerings, the emergence of PCS systems, increased awareness of the productivity, convenience and security benefits associated with wireless communications services and anticipated declines in service prices. The Company believes it is well positioned to take advantage of these growth opportunities as a result of its existing operations and systems infrastructure, its wide geographic coverage and the experience and expertise of its management team. See "Business -- Strategy," "-- Cellular Operations," "-- PCS Operations," "-- Products and Services" and "-- System Equipment, Development and Expansion."

CELLULAR OPERATIONS

     The Company owns and operates high quality cellular systems in 15 western states and generally owns 100% of each of its cellular licenses. The Company focuses on RSAs and small MSAs because it perceives such markets, which are less densely populated, to be less susceptible to competition and to have greater capacity for future growth than most major markets. Cellular service was generally introduced later in RSAs and small MSAs than in major markets. As a result, cellular penetration is currently lower and subscriber growth rates are significantly higher than in major markets. Although two cellular operators exist in all markets, the Company's competitor in many of its markets tends to be smaller and less well capitalized than the large market operators.

     The Company's cellular markets exhibit positive characteristics for wireless communications, including a high percentage of business customers with substantial needs for wireless communications, such as those employed in agriculture, mining, oil and gas, and populations accustomed to long travel times. Additionally, the Company's service areas cover over 20,000 highway miles and the popular destination areas of Yellowstone National Park, Glacier National Park and Mount Rushmore National Monument, providing attractive sources of roaming revenues.

     In its rural markets, the Company believes that its cellular systems, which can cover large geographic areas with relatively few cell sites, provide the optimum cost efficient wireless service technology. In contrast, PCS technology requires more closely located cell sites to broadcast over extended geographic areas. Accordingly, PCS service will be less efficient and more expensive to deploy in rural markets than cellular service, making it likely that PCS competitors will delay or avoid entry into such markets.

     The Company has experienced rapid growth of its cellular operations during the last three years. The Company's cellular subscriber base grew to 264,200 subscribers at June 30, 1996 from 13,700 subscribers at January 1, 1993. Service (subscriber and roamer) revenues grew to $135.1 million in 1995 from $18.4 million in 1993 and operating income (loss) from cellular operations before interest, taxes and depreciation and amortization increased to $28.9 million in 1995 from $0.5 million in 1993. The Company believes these results reflect the strong demand for wireless services in its markets, the success of its marketing and acquisition strategy and its management capabilities. In addition, during the three year period ended December 31, 1995, the average monthly cellular subscriber revenue per subscriber in the industry declined while the Company's average monthly cellular subscriber revenue per subscriber increased to $57.25 for 1995 from $49.72 for 1993. During the six months ended June 30, 1996, the Company's average monthly cellular subscriber revenue per subscriber declined 1.9% compared to the same period in 1995, which the Company believes is significantly less than the decline in the industry average. See "Risk
Factors -- Seasonality," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company offers its subscribers high quality cellular service, as well as custom calling services such as call forwarding, call waiting, conference calling, voice message storage and retrieval and no-answer transfer. The Company also acts as a retail distributor of wireless handsets. The Company sells its products and services primarily through its direct sales force and 137 retail locations, as well as through a network of independent agents and national retailers. In addition, the Company recently began providing wireless services for rural customers in sparsely populated areas where the cost of providing wired telephone services is relatively high. The Company markets its cellular services under the CELLULAR ONE brand name, allowing it to enjoy the strength of a nationally recognized service mark in its cellular markets.

     The Company has roaming arrangements with virtually every cellular carrier in North America and has entered into agreements or letters of intent with a number of PCS carriers which, when the technology is available, will enable PCS subscribers of these carriers to roam on the Company's cellular systems. The Company is also a member of North American Cellular Network ("NACN"), a wireless network linking cellular operations throughout the United States, Canada, Puerto Rico and the Virgin Islands. NACN participation allows the Company to offer convenient access to the Company's subscribers when roaming throughout the United States and Canada. See "Business -- Strategy," "-- Cellular Operations" and "-- Products and Services - Cellular."

PCS OPERATIONS

     The Company has completed initial construction and commenced commercial operations of its PCS systems in the Honolulu, Salt Lake City, El Paso/Albuquerque and Portland MTAs and is constructing the initial phase of its PCS systems in the Oklahoma City, Des Moines/Quad Cities and Denver MTAs. When completed, the Company's PCS systems will cover a substantial geographic area in the western United States complementary to the Company's cellular operations. The Company expects to extend its PCS systems based on economic factors, customer demand and FCC licensing requirements. PCS service offerings include all of the services typically provided by cellular systems, as well as paging, caller identification, text messaging, smart cards, over-the-air activation and over-the-air subscriber profile management.

     The following table sets forth certain information regarding the "A" and "B" Block MTAs in which the Company operates or intends to operate PCS systems:

                          MTA                        POPULATION          SYSTEM STATUS
    -----------------------------------------------  ----------     -----------------------
    Honolulu.......................................   1,215,729       commercial service
    Salt Lake City.................................   2,999,636       commercial service
    El Paso/Albuquerque............................   2,387,710       commercial service
    Portland.......................................   3,460,182       commercial service
    Oklahoma City..................................   1,945,271          construction
    Des Moines/Quad Cities.........................   3,067,795          construction
    Denver.........................................   4,411,211          construction

     In addition, the Company holds a 49.9% limited partnership interest in Cook Inlet Western Wireless PV/SS PCS, L.P. ("Cook Inlet PCS"), which holds "C" Block PCS licenses in 14 Basic Trading Areas ("BTAs") in five states, covering approximately 3.4 million persons. These BTAs are contiguous with the Company's existing licensed areas and will be operated under the VoiceStream brand name.

     The Company is currently participating in the FCC's 10 MHz broadband "D" and "E" Block BTA PCS auction and Cook Inlet PCS is participating in the 10 MHz "F" Block BTA PCS auction.

     The Company believes that being the first to offer PCS services in a market is a key competitive advantage. The Company's goal is to achieve significant market penetration by aggressively marketing competitively priced PCS services under its proprietary VoiceStream brand name, offering certain enhanced services not currently provided by analog or digital cellular operators and providing superior customer service. In addition, the Company believes it can become a low-cost provider of PCS services by taking advantage of the existing business infrastructure established for its cellular operations, including centralized management, marketing, billing and customer service functions, and by focusing on efficient customer acquisition and retention.

     The Company uses internationally-proven GSM technology as the network standard for its PCS systems. GSM is the leading digital wireless standard worldwide, with approximately 200 systems operating in 100 countries serving over 21 million subscribers. In the United States, GSM has been chosen by six other MTA licensees which, together with the Company's MTAs and C Block PCS licensees who have announced their intent to deploy GSM-based systems, cover markets containing approximately 200 million persons, representing approximately 75% of the U.S. population. The Company has entered into roaming agreements or letters of intent with all of the companies in the United States that have chosen to deploy the GSM standard in their PCS markets, which will provide for roaming by the Company's PCS subscribers into these carriers' PCS markets, and vice versa, as such systems are operational. The Company currently has reciprocal roaming agreements or letters of intent with 28 international carriers who have chosen to deploy the GSM standard. The Company anticipates entering into similar agreements with other domestic and international carriers who deploy the GSM standard. The Company will seek to enter into reciprocal roaming agreements with cellular carriers in markets where the GSM standard will not be initially deployed to enable the Company's PCS subscribers to roam in such markets when dual-mode handsets are available. See "Risk Factors -- Risks Relating to GSM Technical Standard," "-- Absence of PCS Operating History in the United States; Handset Availability," "Business -- Markets and Systems,"
" -- PCS Operations" and "-- Products and Services - PCS."

                                 FINANCING PLAN

     The Company believes that access to capital and financial flexibility are necessary to successfully implement its strategy. In May 1996, the Company completed public offerings of its Class A Common Stock and 10 1/2% Senior Subordinated Notes Due 2006 (the "2006 Notes"), raising net aggregate proceeds of $233.9 million and $193.0 million, respectively (the "May 1996 Offerings"). The Company has a credit facility (the "Credit Facility") with a consortium of lenders providing for $750 million of revolving credit and a $200 million term loan. A subsidiary of the Company also has a $200 million credit facility (the "NORTEL Facility" and, together with the Credit Facility, the "Senior Secured Facilities") with Northern Telecom Inc. ("NORTEL"). As of June 30, 1996, $243.8 million was outstanding under the Senior Secured Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Description of
Indebtedness."

     On October 24, 1996 the Company completed its offering of $200 million principal amount of the Original Notes (the "Offering") for estimated aggregate net proceeds to the Company of $194.3 million. The Company believes these proceeds, in combination with the proceeds from the May 1996 Offerings and the Senior Secured Facilities, will be sufficient to fund the build-out of its PCS systems (including related operating losses), the continued growth of its cellular operations and its debt service requirements through December 31, 1998 and will enable the Company to take advantage of selected wireless acquisition opportunities (including those that may arise through current or future FCC auctions). The Company currently anticipates that it will require approximately $425 million to finance the build-out of its PCS systems from June 30, 1996 through the end of 1998. The Company will also expend additional funds to expand its cellular operations, fund operating losses, service debt and finance acquisitions opportunities. To the extent that the build-out of the PCS systems is faster than expected, the costs are greater than anticipated or the Company takes advantage of acquisition opportunities, the Company may require additional funding to implement its business strategy. See "Risk Factors -- High Leverage; Debt Service; Restrictive Covenants," "-- PCS Build-out and Capital Expenditures," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     There will be no cash proceeds to the Company from the Exchange Offer.

                               THE EXCHANGE OFFER

Company.......................  Western Wireless Corporation, a Washington corporation. The principal offices of the Company are located at 2001 N.W.
                                Sammammish Road, Issaquah, Washington 98027, and its
                                telephone number at that address is (206) 313-5200.
The Exchange Offer............  The Company is offering to exchange up to $200,000,000 aggregate principal amount of 10 1/2% Senior Subordinated
                                Notes Due 2007 (the "Exchange Notes") for up to $200,000,000
                                aggregate principal amount of their outstanding 10 1/2%
                                Senior Subordinated Notes Due 2007 that were issued and sold on October 24, 1996 in a transaction (the "Offering") exempt from registration under the Securities Act (the "Original
                                Notes" and, collectively with the Exchange Notes, the
                                "Notes"). The terms of the Exchange Notes are substantially identical in all respects (including principal amount,
                                interest rate, maturity and ranking) to the terms of the
                                Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer except as
                                provided herein (see "The Exchange Offer -- Terms of the
                                Exchange" and "-- Terms and Conditions of the Letter of
                                Transmittal") and will not be entitled to registration
                                rights.
                                Exchange Notes issued pursuant to the Exchange Offer in
                                exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company,
                                (ii) a broker-dealer who acquired Original Notes directly
                                from the Company or (iii) a broker-dealer who acquired
                                Original Notes as a result of market making or other trading activities) without compliance with the registration and
                                Prospectus delivery provisions of the Securities Act
                                provided that such Exchange Notes are acquired in the
                                ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to
                                participate in, a distribution of such Exchange Notes.
Minimum Condition.............  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.
Expiration Date...............  The Exchange Offer will expire at 5:00 p.m., New York City
                                time, on             , 1996 unless extended (the "Expiration
                                Date").
Exchange Date.................  The first date of acceptance for exchange for the Original
                                Notes will be the first business day following the
                                Expiration Date.
Withdrawal Rights.............  Tenders may be withdrawn at any time prior to the Expiration
                                Date. Any Original Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.
Procedures for Tendering
  Original Notes..............  See "The Exchange Offer -- How to Tender."

Federal Income Tax
  Consequences................  The exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax
                                purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.
                                See "The Exchange Offer -- Federal Income Tax Consequences".
Effect on Holders of Original
  Notes.......................  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Original
                                Notes pursuant to the terms of this Exchange Offer, the
                                Company will have fulfilled a covenant contained in the
                                terms of the Exchange and Registration Rights Agreement (the
                                "Registration Rights Agreement") dated as of October 24,
                                1996, among the Company and Goldman, Sachs & Co., Donaldson,
                                Lufkin & Jenrette Securities Corporation, Salomon Brothers
                                Inc and Toronto Dominion Securities (USA) Inc.
                                (collectively, the "Purchasers") and, accordingly, the
                                holders of the Original Notes will have no further
                                registration or other rights under the Registration Rights
                                Agreement, except that under certain limited circumstances, the Company shall file with the Commission a shelf
                                registration statement on an appropriate form under Rule 415 under the Securities Act (the "Shelf Registration
                                Statement"). See "Description of the Notes -- Registration
                                Covenant; Exchange Offer". Holders of the Original Notes who
                                do not tender their Original Notes in the Exchange Offer
                                will continue to hold such Original Notes and will be
                                entitled to all the rights and limitations applicable
                                thereto under the Indenture. All untendered, and tendered
                                but unaccepted, Original Notes will continue to be subject to the restrictions on transfer provided for in the Original
                                Notes and the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely
                                affected. See "Risk Factors -- Consequences of Exchange and
                                Failure to Exchange".

                               TERMS OF THE NOTES

     The Exchange Offer applies to $200,000,000 aggregate principal amount of the Original Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes".

Exchange Notes................  $200.0 million principal amount of 10 1/2% Senior
                                Subordinated Notes Due 2007 (the "Exchange Notes").
                                Principal of, premium, if any, and interest on the Exchange
                                Notes will be payable in immediately available funds.

Interest and Maturity Date....  The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Original
                                Notes are accepted for exchange will receive accrued
                                interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original
                                Notes accrued after the issuance of the Exchange Notes. The
                                Exchange Notes will mature on February 1, 2007.
Interest Payment Dates........  February 1 and August 1 of each year, commencing February 1,
                                1997.
Ranking.......................  The Exchange Notes will be senior unsecured obligations of the Company and will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness and
                                senior in right of payment to any future subordinated
                                Indebtedness of the Company. In addition, all existing and future Indebtedness and other liabilities of the Company's subsidiaries will be effectively senior in right of payment to the Exchange Notes. At June 30, 1996, Senior Indebtedness
                                aggregated approximately $243.8 million. At June 30, 1996, the total outstanding Indebtedness of the Company's
                                subsidiaries not eliminated in the Company's consolidated
                                financial statements was approximately $46.5 million. The
                                Exchange Notes will rank pari passu with $200.0 million
                                principal amount of outstanding 2006 Notes. See "Risk
                                Factors -- Holding Company Structure; Subordination" and
                                "Description of the Notes -- Subordination."
Optional Redemption...........  Prior to February 1, 2002, the outstanding Notes may be redeemed at the option of the Company in whole or, from time to time, in part at a redemption price equal to the sum of
                                (i) the principal amount of the Notes to be redeemed plus
                                accrued interest to but excluding the redemption date and
                                (ii) the Make-Whole Amount. On or after February 1, 2002 the outstanding Notes may be redeemed as a whole or, from time to time, in part at the option of the Company at the
                                following redemption prices (expressed as percentages of
                                principal amount), in each case together with accrued
                                interest to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning February 1 of each of the years indicated: 2002 at 105.25%, 2003 at
                                103.50%, 2004 at 101.75% and 2005 and thereafter at 100%. In addition, on or before February 1, 1999, the Company may, at its option, apply Qualified Capital Stock Proceeds and
                                Affiliate and Related Person Proceeds to redeem up to $66.0 million in aggregate principal amount of Senior Subordinated
                                Notes at 110.5% of the stated principal amount thereof,
                                together with accrued interest. See "Description of the
                                Notes -- Optional Redemption." In addition, the Company may be required to offer to repurchase the Notes upon the
                                occurrence of a Change of Control or upon certain Asset
                                Dispositions. See "Description of the Notes -- Change of
                                Control" and "-- Covenants - Limitation on Certain Asset
                                Dispositions." The Credit Facility prohibits the repayment of all or any portion of the principal amount of the Notes prior to the repayment of all indebtedness under the Credit
                                Facility. See "Description of Indebtedness -- Credit
                                Facility."
Sinking Fund..................  The Exchange Notes will not be entitled to any sinking fund.

Change of Control.............  Upon a Change of Control, each Holder of Notes will have the right to have the Company repurchase all or a portion of
                                such Holder's Notes at a purchase price in cash equal to
                                101% of the aggregate principal amount of the Notes plus
                                accrued interest to but excluding the Purchase Date. The
                                Company will not be able to so repurchase Notes without
                                obtaining written consents from or repaying the lenders
                                under the Credit Facility.
Certain Covenants.............  The indenture under which the Original Notes were issued and the Exchange Notes will be issued (the "Indenture") contains limitations on, among other things, (a) the Incurrence of
                                additional Indebtedness, (b) the issuance of Preferred Stock by Restricted Subsidiaries, (c) the making of Restricted
                                Payments, (d) the Incurrence of certain Liens, (e) certain
                                Asset Dispositions, (f) dividend and other payment
                                restrictions affecting Restricted Subsidiaries, (g) the sale or issuance of a Wholly Owned Restricted Subsidiary's
                                Capital Stock, (h) transactions with Affiliates and (i)
                                certain consolidations, mergers and transfers of assets. See
                                "Description of the Notes -- Covenants."
Use of Proceeds...............  There will be no cash proceeds.

     For additional information regarding the Exchange Notes and for definitions of certain capitalized terms used herein, see "Description of the Notes."

                                  RISK FACTORS

     Certain factors should be considered in connection with the Exchange Notes. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain summary consolidated financial data for the Company for each of the three years in the period ended December 31, 1995, which was derived from the Company's consolidated financial statements and notes thereto that have been audited by Arthur Andersen LLP. The table also sets forth certain unaudited summary consolidated financial data as of June 30, 1996 and for the six months ended June 30, 1996 and 1995. The Company has experienced rapid growth in its revenues and assets during the periods set forth below, which rate of growth will not necessarily continue over the next few years. In addition, the Company has made and expects to make substantial capital expenditures in connection with its wireless communications systems. Accordingly, the operating results set forth below will not necessarily be indicative of future performance.

     The summary consolidated financial and operating data set forth below should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto and other financial and operating information included elsewhere in this Prospectus. All financial data relating to the Company herein with respect to periods after the date of the Business Combination reflect the combined operations of GCC and MCLP and all such data with respect to prior periods reflect only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. Accordingly, the financial data of the Company for the periods subsequent to the Business Combination are not comparable to financial data for prior periods. See Note 12 to the Company's consolidated financial statements for pro forma information presenting the results of operations of the Company as if the Business Combination occurred on January 1, 1993, and see the consolidated financial statements of MCLP included herein for financial information of MCLP prior to the Business Combination.

                                                              SIX MONTHS ENDED JUNE 30,
                                                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------   ---------------------------------------
                                                                 1996          1995          1995          1994          1993
                                                              -----------   -----------   -----------   -----------   -----------
                                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenues..............................................     $104,604      $ 60,697      $146,555      $ 63,108      $ 20,734
                                                                 --------      --------      --------      --------      --------
Operating expenses:
  Cost of service...........................................       19,554        12,132        27,686        13,303         4,310
  Cost of equipment sales...................................       14,792         8,890        20,705        11,446         3,533
  General and administrative................................       28,409        13,153        31,253        15,226         6,253
  Sales and marketing.......................................       32,078        16,411        41,390        18,553         6,101
  Depreciation and amortization.............................       33,434        21,900        49,456        25,670         5,399
  Provision for restructuring costs.........................                                                  2,478
                                                                 --------      --------      --------      --------      --------
    Total operating expenses................................      128,267        72,486       170,490        86,676        25,596
                                                                 --------      --------      --------
Operating loss..............................................      (23,663)      (11,789)      (23,935)      (23,568)       (4,862)
Interest and financing expense, net.........................      (17,014)      (11,329)      (25,428)      (10,659)       (2,242)
Other, net(1)...............................................          507        (6,135)       (6,591)        8,267        10,433
                                                                 --------      --------      --------      --------      --------
  Net income (loss).........................................     $(40,170)     $(29,253)     $(55,954)     $(25,960)      $ 3,329
                                                                 ========      ========      ========      ========      ========
Net income (loss) per common share before extraordinary
  item......................................................       $(0.66)       $(0.43)       $(0.87)       $(0.59)        $0.10
Net income (loss) per common share(2).......................       $(0.66)       $(0.55)       $(0.99)       $(0.59)        $0.10
                                                                 ========      ========      ========      ========      ========
Weighted average common shares and common equivalent shares
  outstanding...............................................   60,925,000    53,574,000    56,470,000    43,949,000    32,253,000
                                                                 ========      ========      ========    ==========    ==========

                                                                                                          JUNE 30, 1996
                                                                                                   ---------------------------
                                                                                                    ACTUAL      AS ADJUSTED(3)
                                                                                                   --------     --------------
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents........................................................................  $ 90,729       $  284,988
Property and equipment, net......................................................................   296,769          296,769
Licensing costs and other intangible assets, net.................................................   538,816          544,557
Total assets.....................................................................................   979,964        1,179,964
Long-term debt...................................................................................   446,471          646,471
Common stock and paid-in capital.................................................................   568,624          568,624
Total shareholders' equity.......................................................................   443,226          443,226

---------------

(1) Includes an extraordinary loss on early extinguishment of debt of $6.6 million for the six months ended June 30, 1995 and the year ended December 31, 1995.

(2) The Company has never paid dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. The Company's Senior Secured Facilities, the 2006 Notes Indenture and the Indenture contain certain restrictions on the Company's ability to declare and pay dividends on the Common Stock.

(3) Adjusted to give effect to the Offering of the Original Notes on October 24, 1996 and the application of the estimated net proceeds therefrom, as if the Offering had occurred on June 30, 1996. See "Capitalization."

                             SUMMARY OPERATING DATA

     The following table sets forth summary operating data of the Company for its cellular operations.

                                                                    DECEMBER 31,
                                        JUNE 30,      ----------------------------------------
                                          1996           1995           1994           1993
                                        ---------     ----------     ----------     ----------
Cellular pops(1)......................  6,041,172      5,764,152      5,240,702      2,190,104
Cellular subscribers..................    264,200        209,500        112,800         30,000
Penetration level(2)..................        4.4%           3.6%           2.2%           1.4%
Average monthly cellular service
  revenue per subscriber(3)...........  $   67.02     $    73.36     $    77.79     $    82.34
Average monthly cellular subscriber
  revenue per subscriber(4)...........  $   54.60     $    57.25     $    54.35     $    49.72
Cellular EBITDA (thousands)(5)........  $  27,969     $   28,929     $    2,102     $      537
Cellular capital expenditures
  (thousands).........................  $  30,772     $   62,573     $   47,423     $   25,113
Cellular cash flows provided by
  (used in):
     Operating activities.............  $   8,523     $    3,370     $     (988)    $     (255)
     Investing activities.............  $ (72,076)    $ (140,332)    $  (70,190)    $  (32,535)
     Financing activities.............  $ 141,794     $  137,724     $   70,777     $   36,212

---------------
(1) Based upon 1995 estimates by Equifax. For 1994 and 1993, the Company has evenly applied Equifax's growth factors from 1990 to 1995 to the 1990 U.S. Census Bureau population figures. See "Business -- Markets and Systems."
(2) Determined by dividing the aggregate number of cellular subscribers by cellular pops.
(3) Cellular service revenues include subscriber, roamer and, beginning in 1996, other revenues. Average monthly service revenue per subscriber is determined for each of the periods by dividing cellular service revenues by the average monthly cellular subscribers, and dividing the result by the number of months in the period. Average monthly subscribers for the period is computed by adding the average of monthly subscribers, which is computed by adding beginning and ending monthly subscribers and dividing by two, and dividing the result by the number of months in the period.
(4) Determined for each of the periods by dividing cellular subscriber revenues by the average monthly cellular subscribers for the period, and dividing the result by the number of months in the period.
(5) EBITDA represents operating income (loss) from operations before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the industry but is not prepared in accordance with United States generally accepted accounting principles ("GAAP") and should not be considered as a measurement of net cash flows from operating activities. Cellular EBITDA represents EBITDA from cellular operations. In 1994, the Company recorded a provision for restructuring costs of $2.5 million. EBITDA before such provision for restructuring costs would have been $4.6 million in 1994.

     The following table sets forth summary consolidated operating and financial data of the Company.

                                                                       DECEMBER 31,
                                              JUNE 30,      ----------------------------------
                                                1996          1995         1994         1993
                                              ---------     --------     --------     --------
                                                           (DOLLARS IN THOUSANDS)
EBITDA(1).................................... $   9,771     $ 25,521     $  2,102     $    537
Ratio of earnings to
  fixed charges(2)...........................         *            *            *         2.22
Capital expenditures......................... $  89,825     $ 79,464     $ 47,423     $ 25,113
Cash interest expense........................    19,600       21,700       10,900          200
Cash and cash equivalents....................    90,729        8,572        7,787        8,188
Total debt...................................   446,471      362,487      211,528       60,788

---------------

 *   Not meaningful

(1) EBITDA represents operating income (loss) from operations before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the industry but is not prepared in accordance with GAAP and should not be considered as a measurement of net cash flows from operating activities. In 1994, the Company recorded a provision for restructuring costs of $2.5 million. EBITDA before such provision for restructuring costs would have been $4.6 million in 1994.
(2) The ratio of earnings to fixed charges is determined by dividing the sum of earnings (loss) before extraordinary items, interest and financing expense, amortization of deferred financing costs and the portion of rents representative of the interest factor by fixed charges. Fixed charges consist of the sum of interest and financing expense, amortization of deferred financing costs, capitalized interest and the portion of rents representative of the interest factor. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the periods indicated above, earnings were inadequate to cover fixed charges and the deficiencies of earnings to fixed charges were $42.6 million, $49.7 million and $26.0 million for the six months ended June 30, 1996 and the years ended December 31, 1995 and 1994, respectively. See "Risk
    Factors -- High Leverage; Debt Service; Restrictive Covenants."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, before tendering their Original Notes for the Exchange Notes offered hereby, holders of Original Notes should consider carefully the following factors, which (other than "Consequences of Exchange and Failure to Exchange" and "Absence of Public Market") are generally applicable to the Original Notes as well as the Exchange
Notes:

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

     Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Original Notes under the Securities Act. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "The Exchange Offer" and "Description of the Notes -- Registration Covenant; Exchange Offer."

HIGH LEVERAGE; DEBT SERVICE; RESTRICTIVE COVENANTS

     The Company is, and will continue to be, highly leveraged and subject to significant financial restrictions and limitations. As of June 30, 1996, on an as adjusted basis after giving effect to the Offering of the Original Notes on October 24, 1996 and the application of the net proceeds therefrom, the Company's total indebtedness would have been $646.5 million or approximately 59.3% of its total capitalization. Indebtedness under the Credit Facility and the NORTEL Facility matures on March 31, 2005 and December 31, 2003, respectively, and bears interest at variable rates. Substantially all the assets of the Company are pledged as security for such indebtedness. The $200 million principal amount of the 2006 Notes bear interest at 10 1/2% and mature on June 1, 2006. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Indebtedness."

     For the six months ended June 30, 1996 and the year ended December 31, 1995, the Company had negative ratios of earnings to fixed charges and earnings coverage deficiencies of approximately $42.6 million and $49.7 million, respectively. There can be no assurance that the Company will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. In such event, the Company may need to seek additional financing. There can be no assurance that any such financing or refinancing could be obtained on terms that are acceptable to the Company. In the absence of such financing or refinancing, the Company could be materially limited in its ability to build out its existing cellular and PCS systems or be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to the realization of the highest price for such assets. Given that a substantial portion of the Company's assets consists of intangible assets, principally licenses granted by the FCC, the value of which will depend upon a variety of factors (including the success of the Company's PCS and cellular businesses and the wireless communications industry in general), there can be no assurance that the Company's assets could be sold quickly enough, or for sufficient amounts, to enable the Company to meet its obligations.

     The Company intends to continue pursuing opportunities to acquire additional wireless communications systems that complement its existing systems. The Company believes the proceeds from the Offering of the Original Notes, in combination with the proceeds from the May 1996 Offerings and the Senior Secured Facilities, will be sufficient to fund the build-out of its PCS systems (including related operating losses), the continued growth of its cellular operations and its debt service requirements through December 31, 1998, and will enable the Company to take advantage of selected wireless acquisition opportunities (including those that may arise through current or future FCC auctions). At June 30, 1996, the amounts available for borrowings under the Credit Facility and the NORTEL Facility were $185 million and $33 million, respectively. To the extent that the build-out of the PCS systems is faster than expected, the costs are greater than anticipated or the Company takes advantage of acquisition opportunities, including those that may arise through current or future FCC auctions, the Company may require additional funding to implement its business strategy. There can be no assurance that the Company will be able to obtain such financing on acceptable terms and in adequate amounts to accomplish its objectives.

     The Senior Secured Facilities, the indenture entered into in connection with the 2006 Notes (the "2006 Notes Indenture") and the Indenture contain, and any additional financing agreements may contain, certain restrictive covenants. The Senior Secured Facilities, the 2006 Notes Indenture and the Indenture require the Company to comply with certain financial and operational performance covenants, and, while the Company expects to remain in compliance with such covenants, there can be no assurance to that effect. The restrictions contained in the Senior Secured Facilities, the 2006 Notes Indenture and the Indenture affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, create liens, sell assets and engage in mergers and consolidations. In addition to such covenants, the Credit Facility requires the Company to maintain certain financial ratios. The financial ratio covenants in the Credit Facility include, among others, a limitation on the incurrence of indebtedness based on the ratio of the Company's indebtedness to operating cash flow (as defined in the Credit Facility) and a requirement that the Company's ratio of operating cash flow to cash interest expense be not less than specified levels. The NORTEL Facility contains, among others, covenants of Western PCS II Corporation, a subsidiary of the Company and the borrower thereunder, relating to minimum gross revenues and the ratio of cash coverage (as defined in the NORTEL Facility) to operating cash flow (as defined in the NORTEL Facility). Each of the 2006 Notes Indenture and the Indenture contains a limitation, among others, on the incurrence of indebtedness based on the ratio of the Company's indebtedness to EBITDA. See "Description of Indebtedness" and "Description of the Notes" for a more detailed description of the restrictive covenants and other terms of the Senior Secured Facilities, the 2006 Notes Indenture, and the Indenture. An event of default under the Senior Secured Facilities, the 2006 Notes Indenture, or the Indenture would allow the acceleration of the maturities of the indebtedness thereunder. In such event, it is likely that all of the Company's indebtedness would become immediately due and payable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the Notes" and "Description of Indebtedness."

LIMITED OPERATING HISTORY; PAST AND FUTURE OPERATING LOSSES AND NEGATIVE CASH
FLOW

     Western Wireless Corporation was formed in July 1994 as a result of the Business Combination among various companies, including MCLP and GCC. The Business Combination constituted an acquisition of MCLP by GCC for accounting purposes. As a result, all financial data relating to the Company herein with respect to periods after the date of the Business Combination reflect the combined operations of GCC and MCLP and all such data with respect to prior periods reflect only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. GCC commenced operations in 1989, and MCLP was formed in 1992. As a result of an inability to service then-existing debt requirements, GCC filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in October 1991 and, pursuant to a prepackaged plan, emerged from bankruptcy in March 1992. Certain individuals who currently serve as executive officers of the Company were, at the time of such filing, executive officers of GCC. As a result of the Business Combination and a series of related transactions, the Company became the owner of all of the issued and outstanding shares of common stock of GCC and all of the assets of MCLP. See "Business -- Introduction," "Management," "Principal Shareholders" and "Certain Transactions."

     The Company sustained operating losses of approximately $23.7 million (including $20.1 million of losses attributable to the Company's PCS operations), $23.9 million (including $3.7 million of losses attributable to the Company's PCS operations), $23.6 million and $4.9 million in the six months ended June 30, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively. At June 30, 1996, the Company had an accumulated deficit of $124.3 million. The Company expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years, while it develops and constructs its PCS systems and builds a PCS subscriber base. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operating activities in the future or that it will generate sufficient cash flow to service its debt requirements. See "-- High Leverage; Debt Service; Restrictive Covenants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

COMPETITION

     Competition for subscribers among wireless licensees is based principally upon the services and enhancements offered, the technical quality of the system, customer service, system coverage, capacity and price. In the future, the Company expects to face increased competition from entities providing similar services using other communications technologies and services. While some of these technologies and services are currently operational, others are being developed or may be developed in the future. As the Company enters the PCS business in new markets, its principal competitors initially will be providers of cellular service. The Company will face additional competition in these markets as other providers of PCS services enter the markets. Under current FCC rules, there may be up to six PCS licenses granted in each geographic area in addition to the two existing cellular licenses. Also, the FCC has licensed Specialized Mobile Radio ("SMR") dispatch system operators to construct digital mobile communications systems on existing SMR frequencies, referred to as Enhanced Specialized Mobile Radio ("ESMR"), in many cities throughout the United States, including some of the markets in which the Company operates. ESMR systems, including those operated by Nextel Communications, Inc., could be competitive with the Company's cellular and PCS systems. The Company has one cellular competitor in each of its cellular markets, including CommNet Cellular, Inc. ("CommNet"), Lincoln Telecommunications Company, Kansas Cellular, Southwestern Bell Mobile Systems ("Southwestern Bell") and U S WEST Media Group. ("U S WEST"), and there will be up to six PCS licensees in each of its markets. The Company's principal competitors in its PCS business are PCS PrimeCo L.P. ("PrimeCo"), Sprint Spectrum L.P. ("Sprint Spectrum") and AT&T Wireless Services, Inc. ("AT&T Wireless"), as well as the two existing cellular providers in its PCS markets. These cellular competitors include AT&T Wireless, U S WEST and United States Cellular Corporation ("U.S. Cellular"). The Company also competes with paging, dispatch and conventional mobile telephone companies, resellers and landline telephone service providers.

     All of such competition may be intense. Given the rapid advances in the wireless communications industry, there can be no assurance that new technologies will not evolve that will compete with the Company's products and services. In addition, a number of the Company's competitors have substantially greater financial, technical, marketing, sales, manufacturing and distribution resources than those of the Company and have significantly greater experience than the Company in testing new or improved communications products and services and obtaining regulatory approvals. Some competitors are expected to market other services, such as landline telephone and cable services, with their wireless communications service offerings. Several of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless communications systems that encompass most of the continental United States. See "-- Absence of PCS Operating History in the United States; Handset Availability," "-- Risks Relating to GSM Technical Standard" and "Business -- Competition."

RISKS RELATING TO GSM TECHNICAL STANDARD

     When the FCC first licensed cellular systems in the United States, it specified the technical standards of analog cellular system operation to ensure nationwide compatibility between all analog cellular carriers. In contrast, the FCC has not mandated the technology standard for digital cellular or PCS operations, leaving each licensee free to select among several competing technologies that have sufficient technological differences to preclude their interoperability. The Company has chosen the GSM technical standard in its PCS markets and believes that GSM offers the Company significant advantages over the other competing technologies. There are, however, certain risks with respect to the deployment of GSM.

     As of the date hereof, six other MTA PCS licensees (Pacific Telesis Mobile Services Corp., American Portable Telecom, Inc. ("APT"), BellSouth Personal Communications, Inc., InterCel, Inc., Omnipoint Corporation and American PCS, L.P. ("APC")) have announced that they intend to deploy GSM-based PCS systems. The Company, together with the other MTA and BTA PCS licensees who have announced their intent to deploy GSM-based systems, collectively cover markets containing approximately 200 million persons, representing approximately 75% of the U.S. population. PCS licensees in several markets adjacent to the Company's PCS markets, including California, Minnesota, Missouri and Nevada, have announced that they intend to use the GSM standard. In order for the Company's PCS subscribers to roam in other markets, and vice versa, at least one PCS licensee in the other market must utilize the GSM standard, or the subscribers must use dual-mode handsets that would permit the subscriber to use the cellular system in the other market. Dual-mode handsets which would permit such usage are not currently available. See "-- Absence of PCS Operating History in the United States; Handset Availability."

     The Company's principal PCS competitors have committed to standards other than GSM and, as a result, without PCS handsets that can access both GSM and competing systems, there is a risk that customers of the Company's PCS services may not be able to conveniently use PCS services while roaming in certain geographic areas outside the Company's PCS markets. PrimeCo and Sprint Spectrum have publicly announced that they intend to deploy PCS systems based on a Code Division Multiple Access ("CDMA") standard. AT&T Wireless and Southwestern Bell have selected the Time Division Multiple Access ("TDMA") standard. It is anticipated that together, CDMA-based PCS providers, including competitors in several of the Company's markets, own licenses covering approximately 87% of the U.S. population (based on 1990 U.S. Census Bureau figures used by the FCC for auction purposes) and AT&T Wireless and Southwestern Bell, with their TDMA standard, own PCS licenses which contain approximately 45% of the U.S. population (based on 1990 U.S. Census Bureau figures used by the FCC for auction purposes). Licensees in the FCC's completed C Block auction and in the current D, E & F Block auction of PCS licenses may or may not select GSM technology; certain purchasers of licenses in the C Block auction have announced their intention not to utilize the GSM standard in such markets. Accordingly, certain major metropolitan areas will not be served by GSM-based PCS systems. The Company's ability to establish a PCS subscriber base and to compete successfully in the PCS business with those operators offering greater roaming capabilities may be adversely affected by the fact that the Company's PCS subscribers will only be able to roam into regions served by GSM-based PCS systems until dual-mode handsets permitting them to use the existing cellular system become available. See "Business -- PCS Operations."

ABSENCE OF PCS OPERATING HISTORY IN THE UNITED STATES; HANDSET AVAILABILITY

     PCS systems have no significant operating history in the United States and there can be no assurance that these businesses will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The inability of the Company to establish PCS services or to obtain appropriate equipment for the PCS business could have a material adverse effect on the Company.

     Handsets used for GSM-based PCS systems cannot currently be used with cellular systems, and vice versa. While the Company believes that dual-mode handsets that allow a user to access both GSM networks and analog cellular networks will be commercially available in sufficient quantities by the end of 1997, there can be no assurance that such handsets can be successfully manufactured or that the Company can obtain such handsets at competitive prices. Such dual-mode handsets are not yet commercially available and are expected to be larger and more expensive than single-mode handsets. The lack of interoperability or the comparatively higher cost of such handsets may impede the Company's ability to retain current cellular subscribers or attract potential new wireless communications subscribers. See "Business -- PCS Operations" and "-- System Equipment, Development and Expansion - PCS."

INTELLECTUAL PROPERTY AND BRANDING

     The Company currently uses the registered service mark CELLULAR ONE to market its cellular services. The Company's use of this service mark is governed by five-year contracts between the Company and Cellular One Group, the owner of the service mark. Each of these agreements may be renewed at the Company's option for three additional five-year terms. Under these agreements, the Company has agreed to meet operating and service quality standards for its cellular service areas. If these agreements were not renewed upon expiration or if the Company were to fail to meet the applicable operating or service quality standards, and therefore were no longer permitted to use the CELLULAR ONE service mark, the Company's ability to attract new subscribers and retain existing subscribers could be materially impaired. AT&T Wireless, which had been the single largest user of the CELLULAR ONE brand name, has reduced its use of the brand as a primary service mark. In addition, if for some reason beyond the Company's control the name CELLULAR ONE were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. In such circumstances or otherwise, the Company may explore development or acquisition of a new service mark.

     The Company has an application pending to obtain federal trademark registration for the name "VoiceStream" which the Company uses in all of its PCS markets. There can be no assurance that such registration will be granted or, if granted, that it will provide any meaningful benefit to the Company. Competitors of the Company possess, and others may develop over time, branding with significantly greater name recognition than that of the Company. A failure by the Company to maintain existing rights to its current cellular branding, to successfully develop value in its "VoiceStream" mark or to develop suitable alternatives thereto would have a material adverse effect on the Company's ability to market its products and services and could require the Company to invest significant additional funds to develop such alternatives. See
"Business -- Intellectual Property."

HOLDING COMPANY STRUCTURE; SUBORDINATION

     Substantially all of the Company's assets and operations are held by or conducted through subsidiaries and, to that extent, the Company is effectively a holding company. The Company relies on dividends, loan repayments and other intercompany cash flows from its subsidiaries to generate the funds necessary to meet its debt service obligations, including the payment of principal, premium, if any, and interest on the Senior Subordinated Notes. The payment of dividends and the repayment of loans and advances by the Company to its subsidiaries are subject to statutory, contractual and other restrictions, are dependent upon the earnings of such subsidiaries and are subject to various business considerations. In addition, the Notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1996, the total outstanding indebtedness of the Company's subsidiaries not eliminated in the Company's consolidated financial statements was approximately $46.5 million. Moreover, claims of creditors of the Company's subsidiaries, including tax authorities and trade creditors, will generally have a priority claim to the assets of such subsidiaries over the claims of the Company and the holders of indebtedness of the Company, including holders of the Notes. See "Description of the Notes."

PCS BUILD-OUT AND CAPITAL EXPENDITURES

     The Company currently operates PCS systems in the Honolulu, Salt Lake City, El Paso/Albuquerque and Portland MTAs, and is in the construction phase of the initial build-out of its remaining three MTA PCS systems. The Company's PCS licenses are subject to a requirement that the Company construct network facilities that offer coverage to at least one-third of the population in the relevant MTA by June 2000, five years from the grant of the license (the "Five-Year Build-out Requirement"), and to at least two-thirds of the population by June 2005, 10 years from the grant of the license (the "10-Year Build-out Requirement"). In each of the Honolulu, Salt Lake City, El Paso/Albuquerque and Portland MTAs, the Company currently has sufficient coverage to satisfy the Five-Year Build-out Requirement. The Company anticipates that its build-out in all of its MTA markets, if completed as currently planned by the end of 1998, will satisfy the 10-Year Build-out Requirement. Should the Company fail to meet these coverage requirements, it may be subject to forfeiture of the license or the imposition of fines by the FCC. See "Business -- Governmental Regulation." The PCS build-out in each MTA is subject to successful completion of the network design, site and facility acquisitions, the purchase and installation of the network equipment, network testing and satisfactory accommodation of microwave users currently using the spectrum. Delays in any of these areas could have a material adverse effect on the Company's ability to complete the build-out in a timely manner.

     The successful build-out of the Company's PCS systems will depend to a significant degree upon the Company's ability to lease or acquire appropriate sites for the location of its base station equipment. The Company has begun the site selection and acquisition process. The site selection process will require the continued successful negotiation of use agreements for or acquisitions of numerous additional sites, and may require the Company to obtain zoning variances or other governmental or local regulatory approvals, which are beyond the Company's control. Delays in the site selection process, as well as construction delays and other factors, could adversely affect the timing of the commencement of commercial service in the Company's PCS systems. See
"-- Relocation of Fixed Microwave Licensees" and "Business -- Governmental Regulation."

     The Company believes the proceeds from the Offering, in combination with the proceeds from the May 1996 Offerings and the Senior Secured Facilities, will be sufficient to fund the build-out of its PCS systems (including related operating losses), the continued growth of its cellular operations and its debt service requirements through December 31, 1998, and will enable the Company to take advantage of selected wireless acquisition opportunities (including those that may arise through current or future FCC auctions). The build-out of the Company's PCS systems will require substantial additional funds and the capital cost of completing the project in any particular MTA and overall could vary materially from such estimates. If adequate funds are not available from its existing capital resources, the Company may be required to curtail its service operations or to obtain additional funds on terms less favorable than those contained in the Company's current arrangements.

     In addition, the implementation of the PCS build-out plan is subject to the availability from suppliers of the infrastructure equipment and subscriber equipment the Company plans to use. Accordingly, there are risks associated with the completion of development, timely manufacture and successful implementation of newly developed wireless equipment in the build-out of the Company's PCS systems. The Company has entered into agreements for the supply of infrastructure equipment with NORTEL, Nokia Telecommunications Inc. and Lucent Technologies Inc. In addition, the Company has entered into an agreement with Nokia Mobile Phones, Inc. (together with its affiliate, Nokia Telecommunications Inc., "Nokia"), pursuant to which the Company has committed to purchase PCS and dual-mode handsets totaling approximately $43.7 million through October 1, 1999. See "-- Absence of PCS Operating History in the United States; Handset Availability," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Products and Services."

     The cost to the Company of PCS handsets is higher than its cost of cellular handsets. In order to compete effectively with sellers of analog cellular handsets, the Company is subsidizing the sale of its PCS handsets. There can be no assurance it will be able to sell such handsets on commercially favorable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RELOCATION OF FIXED MICROWAVE LICENSEES

     For a period of up to five years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems, which exist within each of the Company's MTAs. To secure a sufficient amount of unencumbered spectrum to operate its PCS systems efficiently, the Company may need to negotiate agreements to relocate many of these existing licensees. In such places where relocation is necessary to permit operation of the Company's PCS systems, any delay in the relocation of such licensees may adversely affect the Company's ability to commence timely commercial operation of its PCS systems. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted (i) a transition plan to relocate such microwave operators to other spectrum blocks and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefitting PCS licensees will share the costs of the relocation. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with a two-year mandatory negotiation period. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. Currently, the FCC is considering shortening the voluntary negotiation period to one year (two for public safety entities) and lengthening the mandatory negotiation period to two years (three for public safety entities) for all Blocks other than A and B. There can be no assurance that the Company will be successful in reaching timely agreements with the existing microwave licensees or that any such agreements will be on terms favorable to the Company. Further, depending on the terms of such agreements, the Company's ability to operate its PCS systems profitably may be adversely affected. The Company estimates that to complete its construction schedule through December 31, 1997 it may be required to relocate approximately 130 microwave links. Through June 30, 1996, the Company has relocated or reached agreement to relocate 110 microwave links. See "Business -- Governmental Regulation."

GOVERNMENTAL REGULATION

     The licensing, construction, operation, acquisition and sale of cellular and PCS systems, as well as the number of cellular and other wireless licensees permitted in each market, are regulated by the FCC. Changes in the regulation of such activities, such as a decision by the FCC to issue new licenses or permit more than two licenses in each market for cellular communications services, could have a material adverse effect on the Company's operations. The FCC has a proceeding in progress that could open up other frequency bands for wireless communications and PCS-like services. In addition, all cellular licenses in the United States, including the Company's licenses, were granted for an initial 10-year term and are subject to renewal. Licenses may be revoked by the FCC at any time for cause. One of the Company's cellular licenses expired on October 1, 1996, and a timely request for renewal was filed and is pending before the FCC. Four others expire on October 1, 1997. While the Company believes that each of its cellular licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have provided "substantial" service during their past license term and have substantially complied with their regulatory obligations during the initial license period, there can be no assurance that all of the Company's cellular licenses will be renewed.

     All PCS licenses are granted for a 10-year period, at the end of which period the licensee must apply for renewal. Licenses may be revoked by the FCC at any time for cause. All 30 MHz broadband PCS licenses, including those of the Company, are subject to the Five-Year Build-out Requirement and the 10-Year Build-out Requirement. While the Company believes that each of its PCS licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have provided "substantial" service during the past license term and have substantially complied with their regulatory obligations during the initial license period, there can be no assurance that all of the Company's PCS licenses will be so renewed. See "-- PCS Build-out and Capital Expenditures."

     The Company also must obtain a number of approvals, licenses and permits in the operation of its business, including licenses from the Federal Aviation Administration (the "FAA") in connection with cellular and PCS towers. Additionally, the wireless communications industry is subject to certain state and local governmental regulation. Operating costs are also affected by other governmental actions that are beyond the Company's control. There is no assurance that the various federal, state and local agencies responsible for granting such licenses, approvals and permits will do so or that, once granted, will not revoke or fail to renew them. The absence of such licenses, approvals and permits would adversely affect existing operations and could delay commencement of or prohibit certain business operations proposed by the Company. See "Business -- Governmental Regulation."

     Because the Company has controlling interests in cellular markets that overlap the Denver MTA, the Company must comply with FCC rules that limit the aggregate amount of cellular and PCS spectrum that a single entity may own or control in a given territory. Current rules would require divestiture of certain cellular or PCS holdings. However, pending rulemakings and judicial or administrative challenges may result in additional compliance options.

     The wireless communications industry also is subject to continually evolving regulation. There are a number of issues on which regulation has been or in the future may be suggested, including the effect of wireless communications equipment on medical equipment and devices, electromagnetic interference and cancer, as well as interference between types of wireless systems. As new regulations are promulgated on these subjects or other subjects, the Company may be required to modify its business plans or operations in order to comply with any such regulations. There can be no assurance that the Company will be able to do so in a cost effective manner, if at all. See "-- Radio Frequency Emission Concerns; Medical Device Interference" and
"Business -- Governmental Regulation."

RADIO FREQUENCY EMISSION CONCERNS; MEDICAL DEVICE INTERFERENCE

     Media reports have suggested that certain radio frequency ("RF") emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over RF emissions may have the effect of discouraging the use of wireless handsets, which could have an adverse effect upon the Company's business. On August 1, 1996, the FCC updated the guidelines and methods it uses for evaluating RF emissions from radio equipment, including wireless handsets. While the update imposes more restrictive standards on RF emissions from lower power devices such as wireless handsets, it is believed that all wireless handsets currently marketed by the Company and in use by the Company's subscribers already comply with the new proposed standards.

     Certain interest groups have requested that the FCC investigate claims that the GSM technology poses health concerns and causes interference with hearing aids and other medical devices. The Center for the Study of Electromagnetic Compatibility at the University of Oklahoma, which was founded in 1994 with funds from the wireless industry, is studying this issue and recently released its findings with respect to the first phase of its study. Such phase of the study, which was designed to examine extreme conditions, found that digital technologies cause interference with hearing aids in certain instances. In addition, the Personal Communications Industry Association ("PCIA") announced in July 1995 that it was undertaking an industry-wide study to gather information on possible PCS interference with medical devices for all PCS standards. Currently, PCIA is conducting negotiations between representatives of persons with disabilities and industry officials to decide on industry-wide standards of compatibility. There can be no assurance that the findings of such studies will not have an adverse effect on the Company's business (including its use of GSM technology) or that such findings will not lead to governmental regulations that will have an adverse effect on the Company's business. See
"Business -- Governmental Regulation."

FINALITY OF PCS AUCTIONS

     All of the MTA PCS licenses, including those of the Company, have been awarded by the FCC and the holders of the licenses are permitted to construct their PCS systems and commence operations. The Order granting the licenses is final and non-appealable. Nevertheless, there are certain unresolved actions before the FCC and in a federal court challenging the validity of certain spectrum aggregation limits which affected eligibility for the auction. As a result of the challenges, although it currently appears unlikely, the Company could lose its PCS licenses or have adverse conditions imposed on them, and in such event the loss resulting from any adverse conditions or, in the case of license revocation, from its costs and expenses in bidding for and obtaining the licenses and in beginning the site acquisition and build-out for its PCS systems could have a material adverse effect on the Company. In addition, all licenses which were the subject of the C Block auction are subject to completion of acquisition requirements and FCC grant. See "Business -- Governmental Regulation."

DEPENDENCE UPON KEY PERSONNEL

     The Company will be dependent to a large degree on the services of Mr. Stanton, as Chairman of the Board and Chief Executive Officer, and other current members of management. The Company and Mr. Stanton have entered into an employment agreement which provides that Mr. Stanton's employment may be terminated at any time by the Company, specifies base compensation of $180,000 per year with a targeted annual bonus of 100% of the base compensation, as determined by the Board of Directors. The Board of Directors may, in its discretion, increase Mr. Stanton's compensation, either permanently or for a limited period, if the Board of Directors shall deem it advisable in order to fairly compensate Mr. Stanton for the value of his services. Severance is payable under the agreement in the event Mr. Stanton's employment with the Company is involuntarily terminated for other than Cause (as defined in the agreement) in an amount equal to any accrued targeted bonus through the date of termination, 12 months base salary and 12 months annual targeted bonus. The Company will also make specified insurance benefit payments on behalf of Mr. Stanton and his dependents for 12 months following involuntary termination. In addition, in such event unvested stock options become vested in accordance with a schedule provided in the agreement; however, Mr. Stanton currently holds no stock options. In the event of a voluntary termination or a termination for Cause, no severance is payable by the Company. In addition, the agreement provides that during the term of the agreement and for one year following the termination of Mr. Stanton's employment for any reason, Mr. Stanton may not engage in a business which is substantially the same as or similar to the business of the Company; provided, that such prohibition shall not preclude Mr. Stanton's investment in other companies engaged in the wireless communications business or his ability to serve as a director of other companies in the wireless communications business, in each case subject to his fiduciary obligations as a director of the Company.

     Loss of the services of Mr. Stanton or other members of management could have a material adverse effect on the business of the Company and qualified replacements may be difficult or impossible to find or retain. An event of default under the Credit Facility would occur if Mr. Stanton (or a suitable replacement) ceases, for any reason, to be the Chairman of the Company's Board of Directors. See "Description of Indebtedness" and "Management -- Employment Agreements."

SEASONALITY

     The Company, and the wireless communications industry in general, have historically experienced significant subscriber growth during the fourth calendar quarter. Accordingly, during such quarter the Company experiences greater losses on equipment sales and increases in sales and marketing expenses. The Company has historically experienced highest usage and revenue per subscriber during the summer months. The Company expects these trends to continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

ABSENCE OF A PUBLIC MARKET FOR THE NOTES; POSSIBLE VOLATILITY OF NOTE PRICE

     The Exchange Notes are new securities for which there is currently no market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for the inclusion of the Exchange Notes in any automated quotation system. Although the Company has been advised by the Purchasers that, following completion of the Offering, the Purchasers intended to make a market in the Notes, they are not obligated to do so and any such market making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If a market for the Exchange Notes were to develop, the Exchange Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. There can be no assurance that, if a market for the Exchange Notes were to develop, such a market would not be subject to similar disruptions.

FORWARD-LOOKING STATEMENTS

     Statements contained in this Prospectus that are not based on historical fact, including without limitation statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the regions in which the Company operates; technology changes; competition; changes in business strategy or development plans; the high leverage of the Company; the ability to attract and retain qualified personnel; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; liability and other claims asserted against the Company; and other factors referenced in this

Prospectus, including without limitation under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the Registration Rights Agreement.

     The Original Notes were originally issued and sold on October 24, 1996 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of, and Rule 144A and Regulation S under, the Securities Act. In connection with the sale of the Original Notes, the Company agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which another series of senior subordinated notes of the Company covered by such registration statement and containing the same terms as the Original Notes, except as set forth in this Prospectus, would be offered in exchange for Original Notes tendered at the option of the holders thereof.

TERMS OF THE EXCHANGE

     The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Registration Statement of which this Prospectus is a part (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of Original Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the Exchange Notes will generally be freely transferable by holders thereof and (ii) the holders of the Exchange Notes will not be entitled to registration rights under the Registration Rights Agreement. See "Description of the Notes -- Registration Covenant; Exchange Offer." The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange.

     Based on their view of interpretations set forth in no-action letters issued to third parties by the Staff (the "Staff") of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company, (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer who receives Exchange Notes pursuant to the Exchange Offer in exchange for Original Notes acquired for its own account as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of marketing making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of the 90th day after the Exchange Offer has been completed or such time as such broker-dealers no longer own any Registrable Securities (as defined in the Registration Rights Agreement). Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tendering holders of Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer.

     The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer will expire on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on           , 1996 unless the
Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to Harris Trust Company of California (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Original Notes on the Exchange Date.

     If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Original Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

HOW TO TENDER

     The tender to the Company of Original Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     General Procedures. A holder of a Original Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate of certificates representing the Original Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Original Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Original Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Original Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Original Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact such holder promptly and instruct such holder to tender Original Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Original Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purpose of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Original Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Original Notes being tendered, the names in which the Original Notes are registered and, if possible, the certificate numbers of the Original Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Original Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Original Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Notes (or a timely Book-Entry Confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Original Notes for exchange (the "Transferor") exchanges, assigns and transfers the Original Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Original Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The Transferor further agrees that acceptance of any tendered Original Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Original Notes and executing the Letter of Transmittal, the Transferor certifies that it is not an Affiliate of the Company within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Original Notes acquired directly from the Company or any Affiliate of the Company, it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes.

WITHDRAWAL RIGHTS

     Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Notes to be withdrawn, the certificate numbers of Original Notes to be withdrawn, the principal amount of Original Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Original Notes exchanged, and the name of the registered holder of such Original Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Original Notes being withdrawn. The Exchange Agent will return the properly withdrawn Original Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Original Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving Exchange Notes from the Company and causing the Original Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Original Notes will be made by the Exchange Agent promptly after acceptance of the tendered Original Notes. Original Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at their option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the sole judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in their sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Original Notes tendered and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the Exchange Offer Registration Statement of which this Prospectus constitutes a part, or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

     Harris Trust Company of California has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $200,000.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

FEDERAL INCOME TAX CONSEQUENCES

     Based upon the opinion of Preston Gates & Ellis, counsel to the Company, the material federal income tax consequences of participating in the Exchange Offer are that the exchange for Exchange Notes by holders of Original Notes will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income as a result of such exchange. Such opinion is based on Treasury Regulation Section 1.1001-3.

OTHER

     Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept the Exchange Offer and tender their Original Notes. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Registration Rights Agreement. Holders of the Original Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and subject to all the limitations applicable thereto, under the Indenture, such holders will have no further rights to registration of Original Notes under the Registration Rights Agreement. See "Description of the Notes -- Registration Covenant; Exchange Offer." All untendered Original Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

     The Company may in the future seek to acquire untendered Original Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Original Notes which are not tendered in the Exchange Offer.

                                  THE COMPANY

     Western Wireless provides wireless communications services in the western United States. The Company owns an aggregate of 80 cellular and PCS licenses for a geographic area covering approximately 25.5 million pops and 41% of the continental United States. In its cellular and PCS markets, the Company served 270,600 subscribers at June 30, 1996.

     The Company owns and operates cellular communications systems in 57 RSAs and 16 MSAs with an aggregate population of approximately 6.0 million persons. In its cellular markets, the Company uses the CELLULAR ONE brand name. The Company holds broadband PCS licenses for seven MTAs covering 19.5 million persons -- Honolulu, Salt Lake City, El Paso/Albuquerque, Portland, Oklahoma City, Des Moines/Quad Cities and Denver. The Company's PCS markets are operated under the Company's proprietary VoiceStream brand name. In February 1996, the Company's PCS system in the Honolulu MTA became the first auction-awarded PCS system to commence commercial operations in the United States. Four of the Company's PCS systems are currently operational utilizing internationally-proven GSM technology as the network standard. See "Business -- Introduction,"
"-- Markets and Systems" and "-- PCS Operations."

     The wireless communications industry is in a period of tremendous growth in the United States. Since its introduction in 1983, commercial cellular telephone service has grown dramatically and now dominates the wireless communications market. The Company has experienced rapid growth of its cellular operations, having increased its cellular subscriber base to 264,200 at June 30, 1996 from 13,700 at January 1, 1993. Service revenues grew to $135.1 million in 1995 from $18.4 million in 1993. The Company believes the wireless communications market will continue to grow due to enhanced service offerings, the emergence of PCS systems, increased awareness of the productivity, convenience and security benefits associated with wireless communications services and anticipated declines in pricing for its services. The Company believes it is well positioned to take advantage of these growth opportunities as a result of its existing operations and systems infrastructure, wide geographic coverage area and the experience and expertise of its management team. See "Business" and "Management."

     The Company is a Washington corporation which is the successor to a Delaware corporation incorporated in January 1994. The Company's principal executive offices are located at 2001 N.W. Sammamish Road, Issaquah, Washington 98027, and its telephone number is (206) 313-5200.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the Exchange Offer.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996, and as adjusted to give effect to the Offering of the Original Notes on October 24, 1996 as if the Offering had occurred on June 30, 1996 and the application of the net proceeds therefrom.

                                                                          JUNE 30, 1996
                                                                    -------------------------
                                                                     ACTUAL       AS ADJUSTED
                                                                    ---------     -----------
                                                                    (DOLLARS IN THOUSANDS)
Cash and cash equivalents.........................................  $  90,729     $   284,988
                                                                    =========       =========
Long-term debt:
  Credit Facility:
     Revolver.....................................................
     Term.........................................................  $ 200,000     $   200,000
  NORTEL Facility.................................................     43,800          43,800
  10 1/2% Senior Subordinated Notes Due 2006......................    200,000         200,000
  10 1/2% Senior Subordinated Notes Due 2007......................                    200,000
  Other...........................................................      2,671           2,671
                                                                    ---------       ---------
     Total long-term debt.........................................    446,471         646,471
                                                                    ---------       ---------
Shareholders' equity(1):
  Preferred Stock, no par value, 50,000,000 shares authorized; no shares issued and outstanding................................
  Common Stock, no par value, 300,000,000 shares authorized
     Class A, 12,734,190 shares issued and outstanding and as
      adjusted and Class B, 56,661,721 shares issued and
      outstanding and as adjusted.................................    568,624         568,624
  Deferred compensation...........................................     (1,104)         (1,104)
  Deficit.........................................................   (124,294)       (124,294)
                                                                    ---------       ---------
     Total shareholders' equity...................................    443,226         443,226
                                                                    ---------       ---------
Total capitalization..............................................  $ 889,697     $ 1,089,697
                                                                    =========       =========

---------------
(1) Does not include (i) 3,630,260 shares of Class B Common Stock and 42,500 shares of Class A Common Stock issuable upon exercise of outstanding options, (ii) 2,178,478 shares of Class A Common Stock reserved for issuance pursuant to future option grants under the Company's stock option plan,
    (iii) up to 372,441 shares of Class B Common Stock issuable upon exercise of exchange rights exercisable no sooner than 2001 issued to the Company's partners in Cook Inlet PCS or (iv) 8,860 shares of Class A Common Stock (based on the fair market value of the stock of Western Wireless International Corporation on the date hereof) issuable under the Horwitz Agreement (as defined in "Certain Transactions"). See "Certain Transactions" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain selected consolidated financial and operating data for the Company as of and for each of the three years in the period ended December 31, 1995, which was derived from the Company's consolidated financial statements and notes thereto that have been audited by Arthur Andersen LLP, independent public accountants. The table also sets forth certain unaudited selected consolidated financial and operating data for the Company as of June 30, 1996 and for the six months ended June 30, 1996 and 1995, as of and for the nine months ended December 31, 1992, as of and for the three months ended March 31, 1992 and as of and for the year ended December 31, 1991. The information as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 is unaudited but in the opinion of the Company reflects all adjustments necessary for the fair presentation of the Company's financial position and results of operations for such periods, and may not be indicative of the results of operations for a full year. MCLP, a predecessor of the Company, was not formed until October 1992. In March 1992, GCC reorganized under Chapter 11 of the U.S. Bankruptcy Code and, as part of the reorganization, GCC adopted fresh-start reporting in conformity with procedures specified by the American Institute of Certified Public Accountants Statement of Position 90-7. Accordingly, the financial data of the Company prepared as of March 31, 1992 and for subsequent periods are stated on a basis different from, and are not comparable to, financial data for prior dates and periods. All financial data relating to the Company herein with respect to periods after the date of the Business Combination reflect the combined operations of GCC and MCLP and all such data with respect to prior periods reflect only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. Accordingly, the financial data of the Company for periods subsequent to the Business Combination are not comparable to financial data for prior periods. All the data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto. See Note 12 to the Company's consolidated financial statements for pro forma information presenting the results of operations of the Company as if the Business Combination occurred on January 1, 1993, and see the consolidated financial statements of MCLP included herein for financial information of MCLP prior to the Business Combination.

                                  SIX MONTHS                                                    NINE        THREE
                                     ENDED                                                     MONTHS      MONTHS        YEAR
                                   JUNE 30,                  YEAR ENDED DECEMBER 31,           ENDED        ENDED       ENDED
                            -----------------------     ----------------------------------  DECEMBER 31,  MARCH 31,  DECEMBER 31,
                              1996          1995          1995         1994         1993        1992        1992         1991
                            ---------     ---------     --------     --------     --------  ------------  ---------  ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues:
  Subscriber revenues.....  $ 79,151      $ 43,551      $105,430     $ 38,838     $ 11,105    $  4,861     $ 1,072     $  3,392
  Roamer revenues.........    15,871        11,967        29,660       16,746        7,285       4,468         881        2,760
  Equipment sales and
    other revenue.........     9,582         5,179        11,465        7,524        2,344       1,208         262          883
                            --------      --------      --------     --------     --------     -------     -------     --------
    Total revenues........   104,604        60,697       146,555       63,108       20,734      10,537       2,215        7,035
                            --------      --------      --------     --------     --------     -------     -------     --------
Operating expenses:
  Cost of service.........    19,554        12,132        27,686       13,303        4,310       2,730         655        2,840
  Cost of equipment
    sales.................    14,792         8,890        20,705       11,446        3,533       1,818         400        1,113
  General and
    administrative........    28,409        13,153        31,253       15,226        6,253       5,048       1,156        5,226
  Sales and marketing.....    32,078        16,411        41,390       18,553        6,101       3,074         812        2,948
  Depreciation and
    amortization..........    33,434        21,900        49,456       25,670        5,399       3,746       2,787       12,276
  Provision for
    restructuring costs...                                              2,478                                             3,137
                            --------      --------      --------     --------     --------     -------     -------     --------
    Total operating
      expenses............   128,267        72,486       170,490       86,676       25,596      16,416       5,810       27,540
                            --------      --------      --------     --------     --------     -------     -------     --------
Operating loss............   (23,663 )     (11,789 )     (23,935)     (23,568)      (4,862)     (5,879)     (3,595)     (20,505)
                            --------      --------      --------     --------     --------     -------     -------     --------
Other income (expense):
  Interest and financing
    expense, net..........   (17,014 )     (11,329 )     (25,428)     (10,659)      (2,242)     (1,666)       (169)      (8,273)
  Gain (loss) on
    dispositions, net.....      (255 )          (8 )        (573)       6,202       10,102       1,876       4,024      (14,404)
  Other, net..............       762           518           627        2,065          331         130        (189)      (1,116)
                            --------      --------      --------     --------     --------     -------     -------     --------
Income (loss) before
  extraordinary items.....   (40,170 )     (22,608 )     (49,309)     (25,960)       3,329      (5,539)         71      (44,298)
Extraordinary items.......                  (6,645 )      (6,645)                                           63,569
                            --------      --------      --------     --------     --------     -------     -------     --------
    Net income (loss).....  $(40,170 )    $(29,253 )    $(55,954)    $(25,960)    $  3,329    $ (5,539)    $63,640     $(44,298)
                            ========      ========      ========     ========     ========     =======     =======     ========

                           SIX MONTHS                                                           NINE        THREE
                              ENDED                                                            MONTHS      MONTHS        YEAR
                            JUNE 30,                      YEAR ENDED DECEMBER 31,              ENDED        ENDED       ENDED
                    -------------------------     ----------------------------------------  DECEMBER 31,  MARCH 31,  DECEMBER 31,
                       1996           1995           1995           1994           1993         1992        1992         1991
                    ----------     ----------     ----------     ----------     ----------  ------------  ---------  ------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Share data:
  Income (loss)
    per common
    share before
    extraordinary
    item..........  $    (0.66)    $    (0.43)    $    (0.87)    $    (0.59)    $     0.10   $    (0.22)         *            *
  Per common share
    effect of
    extraordinary
    item..........                      (0.12)         (0.12)                                                    *            *
                      --------       --------       --------       --------       --------      -------    -------     --------
    Net income
      (loss) per
      common
      share.......  $    (0.66)    $    (0.55)    $    (0.99)    $    (0.59)    $     0.10   $    (0.22)         *            *
                      ========       ========       ========       ========       ========      =======    =======     ========
  Weighted average
    common shares
    and common
    equivalent
    shares
    outstanding...  60,925,000     53,574,000     56,470,000     43,949,000     32,253,000   25,665,000          *            *
                      ========       ========       ========       ========       ========      =======    =======     ========

---------------
 * Not meaningful

                                                                     DECEMBER 31,
                                      JUNE 30,    ---------------------------------------------------   MARCH 31,    DECEMBER 31,
                                        1996         1995         1994         1993          1992          1992          1991
                                     ----------   ----------   ----------   ----------   ------------   ----------   ------------
                                                                        (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE
  SHEETS DATA:
Current assets.....................  $  138,197   $   37,508   $   36,769   $   14,686    $    8,098    $    4,685    $    2,469
Property and equipment, net........     296,769      193,692      120,648       48,591        27,528        20,984        23,076
Licensing costs and other
  intangible assets, net...........     538,816      417,971      211,309       86,270        43,873        41,941        11,945
Other assets.......................       6,182        9,857        1,468        6,219         5,522         2,083         8,133
                                       --------     --------     --------     --------      --------     ---------      --------
    Total assets...................  $  979,964   $  659,028   $  370,194   $  155,766    $   85,021    $   69,693    $   45,623
                                       ========     ========     ========     ========      ========     =========      ========
Current liabilities................  $   90,267   $   55,936   $   39,214   $   16,447    $    5,806    $    5,373    $   19,580
Long-term debt, net of current
  portion..........................     446,471      362,487      200,587       53,430        14,893        20,086        85,460
Minority interests in equity of
  consolidated subsidiary..........                                 3,376
Shareholders' equity
  (deficiency).....................     443,226      240,605      127,017       85,889        64,322        44,234       (59,417)
                                       --------     --------     --------     --------      --------     ---------      --------
    Total liabilities and
      shareholders' equity.........  $  979,964   $  659,028   $  370,194   $  155,766    $   85,021    $   69,693    $   45,623
                                       ========     ========     ========     ========      ========     =========      ========
OTHER DATA:
Cellular pops(1)...................   6,041,172    5,764,152    5,240,702    2,190,104     1,749,999     1,579,051     1,712,519
Ending cellular subscribers........     264,200      209,500      112,800       30,000        13,700         8,300         7,700
EBITDA(2)..........................  $    9,771   $   25,521   $    2,102   $      537    $   (2,133)   $     (808)   $   (8,229)
Ratio of earnings to fixed
  charges(3).......................           *            *            *         2.22             *          1.33             *
CASH FLOWS PROVIDED BY (USED IN):
  Operating activities.............  $  (20,551)  $     (745)  $     (988)  $     (255)   $   (1,490)   $   (2,376)   $  (11,284)
  Investing activities.............  $ (203,295)  $ (293,579)  $  (70,190)  $  (32,535)   $  (13,159)   $   12,953    $   (7,412)
  Financing activities.............  $  306,003   $  295,109   $   70,777   $   36,212    $   16,552    $   (8,131)   $   18,397

---------------
 *  Not meaningful
(1) Based upon 1995 estimates by Equifax for 1995. For periods between 1990 and 1995, the Company has evenly applied Equifax's growth factors from 1990 to 1995 to the 1990 U.S. Census Bureau population figures. See
    "Business -- Markets and Systems."
(2) EBITDA represents operating income (loss) from operations before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the industry but is not prepared in accordance with GAAP and should not be considered as a measurement of net cash flows from operating activities. In 1994 and 1991, the Company recorded provisions for restructuring costs of $2.5 million and $3.1 million, respectively. EBITDA before such provisions for restructuring costs would have been $4.6 million and $5.1 million in 1994 and 1991, respectively.
(3) The ratio of earnings to fixed charges is determined by dividing the sum of earnings (loss) before extraordinary items, interest and financing expense, amortization of deferred financing costs and the portion of rents representative of the interest factor by fixed charges. Fixed charges consist of the sum of interest and financing expense, amortization of deferred financing costs, capitalized interest and the portion of rents representative of the interest factor. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the periods indicated above, earnings were inadequate to cover fixed charges and the deficiency of earnings to fixed charges was $42.6 million for the six months ended June 30, 1996 and $49.7 million and $26.0 million for the years ended December 31, 1995 and 1994, respectively, and $5.5 million for the nine months ended December 31, 1992 and $44.3 million for the year ended December 31, 1991. See "Risk Factors -- High Leverage; Debt Service; Restrictive Covenants."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto and other financial information included elsewhere in this Prospectus.

OVERVIEW

     The Company provides wireless communications services in the western United States through the ownership and operation of cellular communications systems in 73 RSAs and MSAs. The Company has acquired broadband PCS licenses in seven MTAs. During 1996, the Company commenced commercial operations in four of its PCS MTAs. A partnership in which the Company holds a 49.9% limited partnership interest has acquired broadband PCS licenses in 14 BTAs.

     Western Wireless Corporation was formed in July 1994 as the result of the Business Combination among various companies, including MCLP and GCC. GCC commenced operations in 1989 and MCLP was formed in 1992. As a result of the Business Combination and a series of related transactions, Western Wireless Corporation became the owner of all of the issued and outstanding shares of common stock of GCC and the owner of all of the assets of MCLP. The Business Combination constituted an acquisition of MCLP by GCC for accounting purposes. As a result, all financial data relating to the Company herein with respect to periods after the date of the Business Combination reflects the combined operations of GCC and MCLP and all such data with respect to prior periods reflects only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. Accordingly, the financial data of the Company for periods subsequent to the Business Combination are not comparable to financial data for prior periods. See Note 12 to the Company's consolidated financial statements for pro forma information presenting the results of operations of the Company as if the Business Combination occurred on January 1, 1993, and see the consolidated financial statements of MCLP included herein for financial information of MCLP prior to the Business Combination.

     The Company has operated the cellular systems in its markets, on average, for over three years and has experienced rapid growth during such periods. The Company's cellular subscribers and penetration were 264,200 and 4.4%, respectively, at June 30, 1996 compared to 13,700 and 0.8%, respectively, at January 1, 1993. The Company intends to continue to increase its total number of subscribers in its cellular markets, but expects the rate of growth in subscriber penetration to slow.

     The Company's revenues primarily consist of subscriber revenues (including access charges and usage charges), roamer revenues (fees charged for providing services to subscribers of other cellular communications systems when such subscribers, or "roamers," place or receive a phone call within one of the Company's service areas) and equipment sales. The majority of the Company's revenues are derived from subscriber revenues. The Company had no revenues from its paging or PCS systems prior to February 1, 1996 and February 29, 1996, respectively. Revenues from paging systems, which are included in other revenue, are expected to account for less than 3% of the Company's total revenues in 1996. The Company expects to continue to sell cellular and PCS handsets below cost and regards these losses as a cost of building its subscriber base.

     Average monthly subscriber revenue per subscriber from its cellular operations increased to $57.25 in 1995 compared to $49.72 in 1993. The Company believes its generally favorable average monthly subscriber revenue per subscriber reflects its efforts to expand its geographic coverage and focus subscribers on higher-end rate plans, and reflects the positive characteristics for wireless communications in RSAs and small MSAs. The Company expects that the average monthly subscriber revenue per subscriber from its cellular operations may decline due to a number of factors, including the addition of new subscribers which may have lower usage rates, potential price decreases and increased competition.

     Cost of service consists of the cost of providing wireless service to subscribers, primarily including costs to access local exchange and long distance carrier facilities and maintain the Company's wireless network. General and administrative expenses include the costs associated with billing a subscriber and the administrative cost associated with maintaining subscribers, including customer service, accounting and other centralized functions. General and administrative expenses also include provisions for unbillable fraudulent roaming charges and subscriber bad debt. Sales and marketing costs include costs associated with acquiring a subscriber, including direct and indirect sales commissions, salaries, all costs of sales offices and retail locations, advertising and promotional expenses. Depreciation and amortization includes primarily depreciation expense associated with the Company's property and equipment in service and amortization associated with its wireless licenses for operational markets. The Company amortizes licensing costs associated with PCS systems once they become operational.

     Certain headquarter costs, including customer service, accounting and other centralized functions, are incurred on behalf of all of the Company's operations. These costs are allocated to those operations in a manner which reflects management's judgment as to the nature of the activity causing those costs to be incurred.

     Cellular EBITDA was $28.9 million in 1995 compared to $0.5 million in 1993. However, the Company expects a decline in consolidated EBITDA as it develops, constructs and operates its PCS systems and seeks aggressively to build its PCS subscriber base. To the extent that the time to complete the PCS build-out is faster or the costs are greater than expected, operating losses will increase and consolidated EBITDA may be negative for some periods. The Company has experienced rapid growth in its revenues and assets during the periods set forth below, which rates of growth will not necessarily continue over the next few years. The Company has made and expects to make substantial capital expenditures in connection with the expansion of its wireless communications systems. The Company's results of operations for the periods described herein will not be indicative of future performance.

     EBITDA represents operating income (loss) from operations before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the industry but is not prepared in accordance with GAAP and should not be considered as a measurement of net cash flows from operating activities. Cellular EBITDA represents EBITDA from the Company's cellular operations.

     In the comparisons that follow, the Company has separately set forth certain information relating to cellular operations (including paging) and PCS operations. The Company believes that this is appropriate because its cellular systems have been operating for a number of years while its PCS systems had not commenced commercial operations until 1996, although the Company incurred start-up costs beginning in the third quarter of 1995 in connection with such operations.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     The Company had 264,200 cellular subscribers at June 30, 1996. The 26.1% increase in subscribers during the six months ended June 30, 1996 results primarily from a net increase of 50,000 subscribers generated through the Company's distribution channels. At June 30, 1995, the Company had 154,000 cellular subscribers representing a net increase of 35,500 or 31.4% from December 31, 1994. The Company had 6,400 PCS subscribers at June 30, 1996.

  REVENUES

                                                                 SIX MONTHS ENDED JUNE 30,
                                                              -------------------------------
                                                                     1996              1995
                                                              -------------------     -------
                                                              CELLULAR      PCS       CELLULAR
                                                              --------     ------     -------
                                                                      (IN THOUSANDS)
Subscriber revenues.........................................  $ 78,297     $  854     $43,551
Roamer revenues.............................................    15,871                 11,967
Equipment sales.............................................     5,999      1,633       5,179
Other revenues(1)...........................................     1,950
                                                              --------     ------     -------
          Total revenues....................................  $102,117     $2,487     $60,697
                                                              =========    ======     ========

---------------
(1) Primarily revenues from paging services.

     Cellular subscriber revenues increased to $78.3 million for the six months ended June 30, 1996, from $43.6 million for the six months ended June 30, 1995. This $34.7 million or 79.8% increase is primarily due to continued growth in the number of subscribers added through the Company's distribution channels during the twelve months ended June 30, 1996. Average monthly cellular subscriber revenue per subscriber was $54.60 for the six months ended June 30, 1996, compared to $55.63 for the six months ended June 30, 1995. Whereas the Company has experienced relatively stable average monthly cellular subscriber revenue per subscriber, the industry in general has experienced consistent declines for a number of years. The 1.9% decline during the six month period ended June 30, 1996 may reflect the beginning of a downward trend in the Company's average monthly cellular subscriber revenue per subscriber.

     PCS subscriber revenues for the six months ended June 30, 1996, were $0.9 million. Average monthly PCS subscriber revenue per subscriber was $61.00 for the six months ended June 30, 1996. As the Company's PCS operations only began generating revenue during 1996, these results are not necessarily representative of future operations.

     Roamer revenues were $15.9 million for the six months ended June 30, 1996, compared to $12.0 million for the six months ended June 30, 1995, an increase of $3.9 million or 32.6%. Growth in the Company's roamer revenue generally reflects increases in the Company's geographic coverage and the general subscriber growth in the industry. Roamer revenues as a percentage of total cellular revenues declined to 15.5% for the six months ended June 30, 1996, from 19.7% for the six months ended June 30, 1995, as a result of the 79.8% growth in subscriber revenues, which exceeded the 32.6% increase in roamer revenues. While the Company expects total roamer revenues to continue to increase, it expects its roamer revenues as a percentage of total revenues to continue to decline. This trend should continue based upon the above mentioned factors and from the effects of the decline in reciprocal per minute roamer rates charged by carriers in the industry.

  OPERATING EXPENSES

                                                                SIX MONTHS ENDED JUNE 30,
                                                             --------------------------------
                                                                     1996              1995
                                                             --------------------     -------
                                                             CELLULAR(1)    PCS       CELLULAR
                                                             --------     -------     -------
                                                                      (IN THOUSANDS)
Cost of service............................................  $ 17,977     $ 1,577     $12,132
Cost of equipment sales....................................    11,552       3,240       8,890
General and administrative.................................    20,802       7,607      13,153
Sales and marketing........................................    23,817       8,261      16,411
Depreciation and amortization..............................    31,549       1,885      21,900
                                                             --------     -------     -------
          Total operating expenses.........................  $105,697     $22,570     $72,486
                                                             =========    ========    ========

---------------
(1) Includes expenses attributable to paging services.

     The comparisons below only relate to the Company's cellular operations (which include paging operations for 1996).

     Cost of service increased to $18.0 million for the six months ended June 30, 1996, from $12.1 million for the six months ended June 30, 1995. This increase is primarily attributable to the increased number of subscribers which resulted in increased costs to access local exchange and long distance carrier facilities and maintain the Company's expanding wireless network. While cost of service increased $5.9 million or 48.2%, it decreased as a percentage of service revenues to 18.7% for the six months ended June 30, 1996, from 21.9% for the six months ended June 30, 1995, which is due primarily to efficiencies gained from the growing subscriber base. Service revenues include subscriber, roamer and other revenues.

     General and administrative costs increased to $20.8 million, which includes a one-time charge of $0.5 million for deferred compensation expense, for the six months ended June 30, 1996 from $13.2 million for the six months ended June 30, 1995, an increase of $7.6 million or 58.2%. This increase is primarily attributable to the increase in costs associated with supporting the increased subscriber base. The increase in general and administrative costs exclusive of the one-time charge was $7.2 million or 54.7% over the six months ended June 30, 1995. Exclusive of the one-time charge, these costs continue to decline as a percentage of service revenues to 21.2% for the six months ended June 30, 1996, from 23.7% for the six months ended June 30, 1995, primarily due to improved efficiency and as a result of continuing economies of scale.

     Sales and marketing costs increased to $23.8 million for the six months ended June 30, 1996, from $16.4 million for the six months ended June 30, 1995, primarily due to net subscriber additions. Sales and marketing costs per net subscriber added increased to $476 for the six months ended June 30, 1996, from $460 for the six months ended June 30, 1995. Including the losses on equipment sales, the costs per net subscriber added increased to $587 for the six months ended June 30, 1996, from $564 for the six months ended June 30, 1995.

     Depreciation expense increased to $19.8 million for the six months ended June 30, 1996, from $13.7 million for the six months ended June 30, 1995. This increase of $6.1 million or 44.5%, is attributable to the continuing expansion of the Company's cellular systems. Amortization expense increased to $11.7 million for the six months ended June 30, 1996, from $8.2 million for the six months ended June 30, 1995. This $3.5 million or 42.7%, increase is primarily attributable to an increase in gross cellular licensing costs and other intangible assets.

     The majority of the PCS operating expenses of $22.6 million for the six months ended June 30, 1996 consist of start-up costs in the non-operating PCS MTAs of the Company. Accordingly, the operating expenses for PCS are not representative of future operations.

  OPERATING LOSS

                                                                SIX MONTHS ENDED JUNE 30,
                                                          -------------------------------------
                                                                    1996                 1995
                                                          ------------------------     --------
                                                          CELLULAR(1)       PCS        CELLULAR
                                                          -----------     --------     --------
                                                                     (IN THOUSANDS)
Operating loss..........................................    $(3,580)      $(20,083)    $(11,789)
                                                          =========       =========    =========

---------------
(1) Includes paging operations.

     Total operating loss increased to $23.7 million for the six months ended June 30, 1996, from $11.8 million for the six months ended June 30, 1995, primarily as a result of the $20.1 million operating loss attributable to PCS operations. Cellular operating loss improved to $3.6 million for six months ended June 30, 1996, from $11.8 million for the six months ended June 30, 1995, due to increased revenues, which exceeded increases in operating expenses.

  OTHER INCOME (EXPENSE)

     Interest and financing expense increased to $17.0 million for the six months ended June 30, 1996, from $11.3 million for the six months ended June 30, 1995. The increase of $5.7 million or 50.2%, is primarily attributable to an increase in long-term debt, which increased to $446.5 million at June 30, 1996, from $287.8 million at June 30, 1995, to fund the Company's expansion, partially offset by a decrease in the weighted average interest rate to 8.5% for the six months ended June 30, 1996, from 9.2% for the six months ended June 30, 1995. The Company anticipates interest and financing expense to continue to increase due to the issuance of its 2006 Notes which were only outstanding for one month during the six months ended June 30, 1996 and the Senior Subordinated Notes offered hereby.

  EBITDA

                                                                  SIX MONTHS ENDED JUNE 30,
                                                            -------------------------------------
                                                                      1996                 1995
                                                            ------------------------     --------
                                                            CELLULAR(1)       PCS        CELLULAR
                                                            -----------     --------     --------
                                                                       (IN THOUSANDS)
EBITDA....................................................    $27,969       $(18,198)    $ 10,111
                                                            =========       =========    ========

---------------
(1) Includes paging operations.

     Total EBITDA decreased to $9.8 million for the six months ended June 30, 1996, from $10.1 million for the six months ended June 30, 1995, as a result of increased cellular EBITDA offset by the $(18.2) million EBITDA attributable to PCS operations. Cellular EBITDA increased 177% to $28.0 million for the six months ended June 30, 1996, from $10.1 million for the six months ended June 30, 1995, primarily as a result of increased revenues due to the increased subscriber base and the related cost efficiencies. As a result, cellular operating margin (cellular EBITDA as a percentage of cellular service revenues) increased to 29.1% for the six months ended June 30, 1996, from 18.2% for the six months ended June 30, 1995. EBITDA is a measure commonly used in the industry but is not prepared in accordance with GAAP and should not be considered as a measurement of net cash flows from operating activities.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     The Company had 209,500 cellular subscribers at December 31, 1995, an increase of 96,700 or 85.7% during 1995. At December 31, 1994, the Company had 112,800 cellular subscribers, an increase of 82,800 or 276% during 1994. In 1995 and 1994, the net number of subscribers added through system acquisitions was approximately 3,300 and 37,500 (including 29,000 through the acquisition of MCLP), respectively. Excluding such acquired subscribers, the percentage of such net subscriber additions through independent agents and retailers was 35% in 1995, which reflects the Company's efforts to further expand distribution channels.

     REVENUES

     All revenues below are from cellular operations. The Company commenced paging operations and PCS commercial operations in February 1996 and therefore had no PCS or paging revenues in prior years.

                                                                    YEAR ENDED DECEMBER 31,
                                                                  ---------------------------
                                                                    1995               1994
                                                                  --------           --------
                                                                        (IN THOUSANDS)
Subscriber revenues.............................................  $105,430           $ 38,838
Roamer revenues.................................................    29,660             16,746
Equipment sales.................................................    11,465              7,524
                                                                  --------           --------
  Total revenues................................................  $146,555           $ 63,108
                                                                  =========          ========

     Subscriber revenues increased to $105.4 million in 1995 from $38.8 million in 1994. This $66.6 million or 172% increase is due primarily to the 85.7% growth in the number of subscribers (including as a result of the Business Combination). Average monthly cellular subscriber revenue per subscriber was $57.25 in 1995, compared to $54.35 in 1994. This $2.90 or 5.3% increase is a result of the Company's efforts to expand its geographical coverage and focus subscribers on higher-end rate plans, and reflects the positive characteristics for wireless communications services in RSAs and small MSAs.

     Roamer revenues were $29.7 million in 1995 compared to $16.7 million in 1994, an increase of $13.0 million or 77.8%. Growth in the Company's roamer revenues generally reflects increases in the Company's geographical coverage (including as a result of the Business Combination) and market penetration levels in adjacent markets and the cellular industry as a whole. Roamer revenues as a percentage of total revenues declined to 20.3% in 1995 from 26.5% in 1994, as a result of the 172% increase in subscriber revenues which exceeded the 77.8% increase in roamer revenues.

     Equipment sales, which consist primarily of handset sales, increased to $11.5 million in 1995 from $7.5 million in 1994. This $4.0 million or 53.3% increase is primarily due to the increase in net subscriber additions (including as a result of the Business Combination), partially offset by a decrease in the average handset sales price. The Company anticipates continued growth in equipment sales as a result of increases in net cellular subscriber additions and the commencement of commercial operations of its PCS systems.

     OPERATING EXPENSES

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                                    1995               1994
                                                             -------------------     --------
                                                             CELLULAR      PCS       CELLULAR
                                                             --------     ------     --------
                                                                      (IN THOUSANDS)
Cost of service............................................  $ 27,686                $ 13,303
Cost of equipment sales....................................    20,705                  11,446
General and administrative.................................    28,184     $3,069       15,226
Sales and marketing........................................    41,051        339       18,553
Depreciation and amortization..............................    49,187        269       25,670
Provision for restructuring costs..........................                             2,478
                                                             --------     ------     --------
  Total operating expenses.................................  $166,813     $3,677     $ 86,676
                                                             ========     ======     ========

     Operating expenses in 1995 include $3.7 million of costs relating to the start-up of PCS commercial operations.

     The comparisons below refer only to the Company's cellular operations.

     Cost of service increased to $27.7 million in 1995 from $13.3 million in 1994, primarily as a result of the 85.7% increase in the number of subscribers (including as a result of the Business Combination), which resulted in increased costs to access local exchange and long distance carrier facilities and to maintain the Company's wireless network. While this represents a $14.4 million or 108% increase for the year, it represents a decrease as a percentage of service revenues to 20.5% in 1995 from 23.9% in 1994, which is primarily due to efficiencies gained from the growing subscriber base.

     General and administrative costs increased to $28.2 million in 1995 from $15.2 million in 1994, an increase of $13.0 million or 85.5%, which is primarily attributable to the increase in the costs associated with supporting the increased subscriber base (including as a result of the Business Combination). However, these costs continued to decline as a percentage of service revenues to 20.9% in 1995 from 27.3% in 1994, primarily attributable to improved efficiency. While the Company has not incurred material fraud or bad debt expenses to date and continues to develop and invest in measures to minimize such expenses, there can be no assurance that such expenses will not increase in the future in the aggregate or as a percentage of total revenues.

     Sales and marketing costs increased to $41.1 million in 1995 from $18.6 million in 1994 primarily due to net subscriber additions (including as a result of the Business Combination), an increase in the Company's use of indirect sales channels and an increase in churn (subscriber base attrition). For these reasons, sales and marketing costs per net subscriber added increased to $446 in 1995 from $411 in 1994. Including the losses on equipment sales, the costs per net subscriber added increased to $546 in 1995 from $497 in 1994.

     Depreciation expense was $30.1 million in 1995 compared to $17.0 million in 1994. This $13.1 million or 77.1% increase is attributable to the expansion of the Company's cellular systems (including as a result of the Business Combination). Amortization expense increased to $19.1 million in 1995 from $8.7 million in 1994. This $10.4 million or 120% increase is attributable to an increase in gross cellular licensing costs and other intangible assets to $300.5 million at December 31, 1995 from $223.0 million at December 31, 1994.

     Provision for restructuring costs of $2.5 million in 1994 consists of costs relating to the Business Combination, which primarily relates to the elimination of duplicative headquarters and other facilities.

     OPERATING LOSS

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                                 1995                 1994
                                                         --------------------     ------------
                                                         CELLULAR       PCS         CELLULAR
                                                         --------     -------     ------------
                                                                    (IN THOUSANDS)
Operating loss.........................................  $(20,258)    $(3,677)      $(23,568)

     Total operating loss increased to $23.9 million in 1995 from $23.6 million in 1994 as a result of the $3.7 million operating loss attributable to PCS operations offset by the improved cellular operating loss. Cellular operating loss decreased to $20.3 million in 1995 from $23.6 million in 1994. Cellular operating loss in 1994 included a one-time provision for restructuring costs of $2.5 million.

     OTHER INCOME (EXPENSE); EXTRAORDINARY LOSS; NET OPERATING LOSS
CARRYFORWARDS

     Interest and financing expense increased to $25.4 million in 1995 from $10.7 million in 1994. The $14.7 million or 137% increase is primarily attributable to an increase in borrowings to $362.5 million at December 31, 1995 from $211.5 million at December 31, 1994, to fund the Company's expansion and capital expenditures. The weighted average interest rate was 9.2% in 1995 and 1994.

     The $6.2 million gain in 1994 on dispositions represents gains associated with the exchange or sale of certain cellular systems. Such gains are nonrecurring.

     Extraordinary loss on early extinguishment of debt of $6.6 million in 1995 represents the charge for the unamortized portion of financing costs incurred in connection with the refinancing of the Company's then outstanding credit facility.

     The Company had available at December 31, 1995 net operating loss carryforwards ("NOLs") of approximately $94 million which will expire in the years 2002 through 2010. The Company may be limited in its ability to use these carryforwards in any one year due to ownership changes that preceded the Business Combination. Approximately $17 million of such NOLs are subject to such limitations, which under current rules will result in an annual limit of $2.8 million. Any amount of NOLs subject to such limitation that the Company is not able to use in any one year may be used in subsequent years prior to the expiration thereof. There is currently no limitation on the remaining $77 million. Therefore, in the opinion of management, all NOLs will be utilized prior to their expiration. See Note 10 of notes to the Company's consolidated financial statements.

     EBITDA

                                                                    YEAR ENDED DECEMBER 31,
                                                               ---------------------------------
                                                                       1995               1994
                                                               --------------------     --------
                                                               CELLULAR       PCS       CELLULAR
                                                               --------     -------     --------
                                                                        (IN THOUSANDS)
EBITDA.......................................................  $ 28,929     $(3,408)     $ 2,102

     EBITDA improved to $25.5 million for the year ended December 31, 1995 from $2.1 million for the year end December 31, 1994, as a result of increased cellular EBITDA offset by the negative $3.4 million EBITDA attributable to PCS operations. Cellular EBITDA increased to $28.9 million in 1995 from $2.1 million in 1994, primarily as a result of the increased subscriber base and the related cost efficiencies (including as a result of the Business Combination). As a result, cellular operating margin (cellular EBITDA as a percentage of cellular service revenues) increased to 21.4% in 1995 from 3.8% in 1994. EBITDA is a measure commonly used in the industry but is not prepared in accordance with GAAP and should not be considered as a measurement of net cash flows from operating activities. In 1994, the Company recorded a provision for restructuring costs of $2.5 million. EBITDA before provision for restructuring costs would have been $4.6 million in 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     The Company had 112,800 cellular subscribers at December 31, 1994 an increase of 82,800 or 276% during 1994. At December 31, 1993, the Company had 30,000 subscribers, an increase of 16,300 or 119% during 1993. In 1994 and 1993, the number of net subscribers added through system acquisitions was approximately 37,500 (including 29,000 through the acquisition of MCLP) and 2,600, respectively.

     REVENUES

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                     1994               1993
                                                                  ----------         ----------
                                                                         (IN THOUSANDS)
Subscriber revenues.............................................   $ 38,838           $ 11,105
Roamer revenues.................................................     16,746              7,285
Equipment sales.................................................      7,524              2,344
                                                                    -------            -------
          Total revenues........................................   $ 63,108           $ 20,734
                                                                    =======            =======

     Subscriber revenues increased to $38.8 million in 1994 from $11.1 million in 1993. This $27.7 million or 250% increase is primarily due to the 276% growth in the number of subscribers (including as a result of the Business Combination). Average monthly cellular subscriber revenue per subscriber was $54.35 in 1994, compared to $49.72 in 1993. This $4.63 or 9.3% increase is a result of the Company's efforts to expand its geographical coverage and focus subscribers on higher-end rate plans, and reflects the positive characteristics for wireless communications services in RSAs and MSAs.

     Roamer revenues were $16.7 million in 1994 compared to $7.3 million in 1993, an increase of $9.4 million or 129%. Growth in the Company's roamer revenues generally reflects increases in the Company's geographical coverage (including as a result of the Business Combination) and market penetration levels in adjacent markets and the cellular industry as a whole. Roamer revenues as a percentage of total revenues declined to 26.5% in 1994 from 35.3% in 1993 as a result of the 250% increase in subscriber revenues, which exceeded the 129% increase in roamer revenues.

     Equipment sales revenues increased to $7.5 million in 1994 from $2.3 million in 1993. This $5.2 million or 226% increase is primarily due to the increase in net subscriber additions (including as a result of the Business Combination).

     OPERATING EXPENSES

                                                                    YEAR ENDED DECEMBER 31,
                                                                   -------------------------
                                                                    1994              1993
                                                                   -------           -------
                                                                        (IN THOUSANDS)
Cost of service..................................................  $13,303           $ 4,310
Cost of equipment sales..........................................   11,446             3,533
General and administrative.......................................   15,226             6,253
Sales and marketing..............................................   18,553             6,101
Depreciation and amortization....................................   25,670             5,399
Provision for restructuring costs................................    2,478
                                                                   -------           -------
          Total operating expenses...............................  $86,676           $25,596
                                                                   =======           =======

     Cost of service increased to $13.3 million in 1994 from $4.3 million in 1993 primarily as a result of the 276% increase in the number of subscribers (including as a result of the Business Combination), which resulted in increased costs to access local exchange and long distance carrier facilities and to maintain the Company's wireless network. This represents a $9.0 million or 209% increase for the year, and 23.9% and 23.4% of service revenues for 1994 and 1993, respectively.

     General and administrative costs increased to $15.2 million in 1994 from $6.3 million in 1993, an increase of $8.9 million or 141%, which is primarily attributable to the increase in the costs associated with supporting the increased subscriber base (including as a result of the Business Combination). However, these costs declined as a percentage of service revenues to 27.3% in 1994 from 34.2% in 1993, primarily attributable to improved efficiency.

     Sales and marketing costs increased to $18.6 million in 1994 from $6.1 million in 1993 primarily due to net subscriber additions (including as a result of the Business Combination). Sales and marketing costs per net subscriber added were $411 in 1994 and $445 in 1993. Including the losses on equipment sales, the costs per net subscriber added were $497 in 1994 and $533 in 1993. The decrease in costs per net subscriber added from 1993 to 1994 is a result of the efficiencies gained during 1994 from the ability to spread certain fixed costs associated with the Company's retail stores and advertising over a larger number of net subscriber additions.

     Depreciation expense increased to $17.0 million in 1994 from $4.1 million in 1993. This $12.9 million or 315% increase is attributable to the expansion of the Company's cellular systems (including as a result of the Business Combination). Amortization expense increased to $8.7 million in 1994 from $1.3 million in 1993. This $7.4 million or 569% increase is attributable to an increase in gross cellular licensing costs and other intangible assets (including as a result of the Business Combination) to $223.0 million at December 31, 1994 from $88.2 million at December 31, 1993.

     Provision for restructuring costs of $2.5 million in 1994 consists of costs relating to the Business Combination, which primarily relates to the elimination of duplicative headquarters and other facilities.

     OPERATING LOSS

                                                                   YEAR ENDED DECEMBER 31,
                                                                  --------------------------
                                                                    1994              1993
                                                                  --------           -------
                                                                        (IN THOUSANDS)
Operating loss..................................................  $(23,568)          $(4,862)

     Operating loss increased to $23.6 million in 1994 from $4.9 million in 1993. Operating loss in 1994 included a one-time provision for restructuring costs of $2.5 million.

     OTHER INCOME (EXPENSE)

     Interest and financing expense increased to $10.7 million in 1994 from $2.2 million in 1993. This $8.5 million or 386% increase is primarily attributable to an increase in borrowings to $211.5 million at December 31, 1994 from $60.8 million at December 31, 1993 to fund the Company's expansion and capital expenditures, partially offset by a decrease in the weighted average interest rate to 9.2% in 1994 from 9.4% in 1993.

     The $6.2 million gain in 1994 on dispositions represents gains associated with the exchange or sale of certain cellular systems. The $10.1 million gain in 1993 is attributable to the sale of certain cellular systems and minority interests. Such gains are nonrecurring.

  EBITDA

                                                                        YEAR ENDED DECEMBER
                                                                                31,
                                                                       ---------------------
                                                                        1994            1993
                                                                       ------           ----
                                                                          (IN THOUSANDS)
EBITDA...............................................................  $2,102           $537

     EBITDA increased to $2.1 million in 1994 from $0.5 million in 1993, primarily as a result of increased subscriber base and the related cost efficiencies. EBITDA is a measure commonly used in the industry but is not prepared in accordance with GAAP and should not be considered as a measurement of net cash flows from operating activities. In 1994, the Company recorded a provision for restructuring costs of $2.5 million. EBITDA before such provision for restructuring costs would have been $4.6 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company believes the proceeds from the Offering of $200 million principal amount Original Notes completed on October 24, 1996, in combination with the proceeds from the May 1996 Offerings and the Senior Secured Facilities, will be sufficient to fund the build-out of its PCS systems (including related operating losses), the continued growth of its cellular operations and its debt service requirements through December 31, 1998, and will enable the Company to take advantage of selected wireless acquisition opportunities (including those that may arise through current or future FCC auctions). The Company currently anticipates that it will require approximately $425 million to finance the build-out of its PCS systems from June 30, 1996 through the end of 1998. The Company will also expend additional funds to expand its cellular operations, fund operating losses, service debt and finance acquisition opportunities. To the extent that the build-out of the PCS systems is faster than expected, the costs are greater than anticipated or the Company takes advantage of acquisition opportunities, the Company may require additional funding to implement its business strategy. See "Risk Factors -- High Leverage; Debt Service; Restrictive Covenants," and "-- PCS Build-out and Capital Expenditures."

     The amount of the Company's outstanding long-term debt increased to $446.5 million at June 30, 1996 from $53.4 million at December 31, 1993. In addition to the $200.0 million principal amount of the 2006 Notes, at June 30, 1996 $200 million and $43.8 million were outstanding under the Credit Facility and the NORTEL Facility, respectively, and the amounts available for borrowing under the Credit Facility and the NORTEL Facility were $185 million and $33 million, respectively. Indebtedness under the Credit Facility and the NORTEL Facility matures on March 31, 2005 and

December 31, 2003, respectively, and bears interest at variable rates. Substantially all the assets of the Company are pledged as security for such indebtedness. See "Description of Indebtedness."

     The Company uses various financial instruments as part of its overall strategy to manage the Company's exposure to market risks associated with interest rate fluctuations. The Company has only limited involvement with these financial instruments, and does not use them for trading purposes. Interest rate swaps allow the Company to raise long-term borrowings at variable rates and swap them into fixed rates for shorter durations. This enables the Company to separate interest rate management from debt funding decisions. Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on borrowings based upon variable interest rates. These transactions do not subject the Company to risk of loss because gains and losses on these contracts are offset against losses and gains on the underlying liabilities. No collateral is held in relation to the Company's financial instruments.

     At June 30, 1996, the Company had entered into interest rate caps and swaps with a total notional amount of $205 million. Such caps and swaps expire between August 1997 and March 1999. The amount of net unrealized loss attributable to changing interest rates at June 30, 1996 was immaterial.

     The NORTEL Facility finances the purchase of PCS switching and transmission system equipment pursuant to a PCS Project and Supply Agreement that commits the Company to purchase $200 million in equipment prior to June 30, 2000. Also as part of its capital expenditure plan and in order to ensure adequate supply of certain inventory requirements, the Company has entered into two agreements with Nokia under which the Company has committed to purchase (i) a minimum number of PCS and dual-mode handsets totaling approximately $43.7 million through October 1, 1999 and (ii) a minimum of $50 million of wireless communications equipment and services for the Company's PCS systems prior to December 31, 1998. Additionally, the Company has entered into an agreement with Lucent Technologies Inc. to purchase at least $50 million of cellular products and services prior to December 31, 2000, of which at least $17 million must be purchased by December 31, 1996.

     Net cash used in operating activities was $20.6 million for the six months ended June 30, 1996. Adjustments to the $40.2 million net loss for such period to reconcile to net cash used in operating activities consisted primarily of $34.0 million of depreciation and amortization. Other adjustments included changes in operating assets and liabilities, net of effects from consolidating acquired interests, consisting primarily of a $4.9 million increase in accounts receivable primarily as a result of the increased subscriber base, an increase of $11.0 million in inventories primarily as a result of the purchase of PCS handsets for sale in the Honolulu, Salt Lake City, El Paso/Albuquerque and Portland MTAs, and an increase of $3.2 million in prepaid expenses and other current assets primarily as a result of prepaid costs for the Honolulu MTA. Net cash used in operating activities was $0.7 million in 1995. Adjustments to the $56.0 million net loss for 1995 to reconcile to net cash used in operating activities consisted primarily of $49.5 million of depreciation and amortization and $6.6 million with respect to the extraordinary loss on early extinguishment of debt. Other adjustments included changes in operating assets and liabilities, net of effects from consolidating acquired interests, consisting primarily of an increase of $5.7 million in accounts receivable primarily as a result of the increase in the subscriber base, and a $6.4 million increase in accrued liabilities primarily as a result of accrued payroll and interest. Net cash used in operating activities was $1.0 million and $0.3 million in 1994 and 1993, respectively.

     Net cash used in investing activities was $203.3 million for the six months ended June 30, 1996. Investing activities for such period consisted primarily of cellular capital expenditures, which used cash of $30.7 million, PCS capital expenditures, which used cash of $59.1 million, the purchase of wireless licenses, which used cash of $77.3 million, and the acquisition of wireless properties, which used cash of $40.1 million. Net cash used in investing activities was $293.6 million in 1995, consisting primarily of cellular capital expenditures, which used cash of $62.6 million, PCS capital expenditures, which used cash of $16.9 million, the purchase of PCS wireless licenses, which used cash of $137.8 million, and the acquisition of wireless properties, which used cash of $60.7 million. Net cash used in investing activities was $70.2 million and $32.5 million in 1994 and 1993, respectively.

     Net cash provided by financing activities was $306.0 million for the six months ended June 30, 1996. Financing activities for such period consisted primarily of additions to long-term debt (including the issuance of $200 million aggregate principal amount of the 2006 Notes), which provided cash of $71.1 million net of $465.0 million in repayments and $12.7 million in fees, and proceeds from the issuance of Common Stock which provided cash of $234.9 million, net of expenses. Net cash provided by financing activities was $295.1 million in 1995, consisting primarily of proceeds from issuance of Common Stock, which provided cash of $143.1 million, and additions to long-term debt, net of $277.0 million in repayments and fees, which provided cash of $148.2 million. Net cash provided by financing activities was $70.8 million and $36.2 million in 1994 and 1993, respectively.

     The Company anticipates that it will expend approximately $50 million during the remainder of 1996 for cellular system and capacity expansion, new market build-out and centralized infrastructure improvements. In addition, the development, construction and operation of the Company's PCS systems will require substantial capital expenditures over the next several years, which the Company expects will result in significant operating losses in both its PCS and consolidated operations. The Company currently anticipates that the funds required to complete the build-out of its seven PCS MTAs from June 30, 1996 through December 31, 1998 will total approximately $425 million. The build-out costs include microwave relocation, site acquisition and transmission and switching equipment. The build-outs are designed to cover approximately 80% of the population within the Company's seven PCS MTAs, which satisfies the 10-Year Build-out Requirement. The Company may be required to make expenditures sooner than anticipated or in greater amounts than expected based on a number of variables, including increased subscriber growth, increased losses resulting from equipment sales and increased construction costs associated with expanding coverage areas. In addition, delays in network design, site and facility acquisitions, construction or the purchase and installation of network equipment and other factors may increase the total cost of such expenditures. See "Risk Factors -- PCS Build-out and Capital Expenditures."

     The Company holds a 49.9% limited partnership interest in Cook Inlet PCS, an entity which is the licensee for 13 BTAs won in the C Block auction and is the high bidder for an additional BTA in the C Block reauction. As a result of the successful bids of Cook Inlet PCS in the C Block auction, the Company was obligated to fund up to approximately $4.0 million of the license acquisition costs of Cook Inlet PCS. Cook Inlet PCS is subject to the Five Year Build-out Requirement and will therefore require significant additional amounts to complete the build-out of its PCS systems. The potential sources of such additional amounts include vendor loans, loans or capital contributions by the partners of Cook Inlet PCS or other third party financing. There are no current agreements or plans with respect thereto. In the ordinary course of its business, the Company continuously reviews potential acquisition opportunities and has entered into various joint development agreements with respect to international interests. Any such prospective acquisition would be financed with proceeds from the Offering, borrowings under the Senior Secured Facilities or additional financings.

SEASONALITY

     The Company, and the wireless communications industry in general, have historically experienced significant subscriber growth during the fourth calendar quarter. Accordingly, during such quarter the Company experiences greater losses on equipment sales and increases in sales and marketing expenses. The Company has historically experienced highest usage and revenue per subscriber during the summer months. The Company expects these trends to continue.

                                    BUSINESS

INTRODUCTION

     Western Wireless provides wireless communications services in the western United States. The Company owns an aggregate of 80 cellular and PCS licenses for a geographic area covering approximately 25.5 million pops and 41% of the continental United States. In its cellular and PCS markets, the Company served 270,600 subscribers at June 30,1996.

     The Company owns and operates cellular communications systems in 57 Rural Service Areas and 16 Metropolitan Statistical Areas with an aggregate population of approximately 6.0 million persons. In its cellular markets, the Company uses the CELLULAR ONE brand name. The Company holds broadband personal communications services licenses for seven Major Trading Areas covering 19.5 million persons-- Honolulu, Salt Lake City, El Paso/Albuquerque, Portland, Oklahoma City, Des Moines/Quad Cities and Denver. The Company's PCS markets are operated under the Company's proprietary VoiceStream brand name. In February 1996, the Company's PCS system in the Honolulu MTA became the first auction-awarded PCS system to commence commercial operations. Four of the Company's PCS systems are currently operational utilizing internationally-proven GSM technology as the network standard. See "Business -- Introduction," "-- Markets and Systems" and "-- PCS Operations."

     In addition, the Company is engaged in activities complementary to its principal wireless communications business. In 1995, the Company began pursuing licenses for wireless services in markets outside the United States. The Company has joined partnerships which have made wireless license applications in foreign countries. The Company is a partner in a partnership that has an interest in a joint venture which has obtained the GSM cellular license in Latvia. In addition, since their acquisition in February 1996, the Company has operated paging systems in eight states and currently serves approximately 27,000 customers. The Company has reached reciprocal development or reseller agreements for paging services with AT&T Wireless, AirTouch Paging, Paging Network Inc. ("PageNet"), MobileMedia Corporation ("MobileMedia") and others.

     Western Wireless Corporation was formed in July 1994 as the result of the Business Combination among various companies, including MCLP and GCC. GCC commenced operations in 1989 and MCLP was formed in 1992. As a result of the Business Combination and a series of related transactions, Western Wireless Corporation became the owner of all of the issued and outstanding shares of common stock of GCC and the owner of all of the assets of MCLP. The Business Combination constituted an acquisition of MCLP by GCC for accounting purposes. As a result, all financial data relating to the Company herein with respect to periods after the date of the Business Combination reflect the combined operations of GCC and MCLP and all such data with respect to prior periods reflect only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. Since the Business Combination, Western Wireless Corporation has successfully integrated the management and operations of GCC and MCLP and raised significant equity capital to acquire PCS licenses in additional territories in the western United States and thereby extend its coverage area for the provision of wireless communications services.

THE WIRELESS COMMUNICATIONS INDUSTRY

     OVERVIEW

     Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone, PCS and ESMR networks. Historically, each application has been licensed and operates in a distinct radio frequency block.

     Since its introduction in 1983, cellular service has grown dramatically and now dominates the wireless communications market. As of June 30, 1996, according to CTIA there were over 38.2 million cellular subscribers in the United States, representing a penetration rate of 14.5% and a growth rate of 35.4% from June 30, 1995. The following chart illustrates the annual growth in United States cellular subscribers through December 31, 1995.

                           U.S. CELLULAR SUBSCRIBERS

YEAR                             MILLIONS OF SUBSCRIBERS
1984                                        .5
1985                                         1
1986                                       1.5
1987                                         2
1988                                       2.5
1989                                       4.5
1990                                         6
1991                                       7.5
1992                                      12.5
1993                                        17
1994                                        25
1995                                      33.8

         Source: Cellular Telecommunications Industry Association ("CTIA")

     The following table sets forth certain domestic cellular industry statistics derived from the Data Survey Results published semi-annually by CTIA:

                                                          YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------
                                              1991       1992       1993       1994       1995
                                             ------     ------     ------     ------     ------
CELLULAR INDUSTRY STATISTICS
Total Service Revenues
  (in billions)..........................    $ 5.8      $ 7.8      $10.9      $14.2      $19.0
Ending Cellular Subscribers
  (in millions)..........................      7.6       11.0       16.0       24.1       33.8
Subscriber Growth........................     43.0%      46.0%      45.1%      50.8%      40.0%
Average Monthly Service Revenue per
  Subscriber.............................    $74.10     $70.13     $67.13     $59.08     $54.90
Average Monthly Subscriber Revenue per
  Subscriber.............................    $64.96     $61.40     $58.74     $51.48     $47.59
Ending Penetration.......................      3.0%       4.4%       6.2%       9.4%      13.0%

     These statistics represent results for the industry as a whole. Average Monthly Service Revenue per Subscriber reflects per subscriber revenue including roaming revenue, and Average Monthly Subscriber Revenue per Subscriber reflects per subscriber revenue excluding roaming revenue. In general, rural markets, where the Company concentrates its cellular operations, were licensed later by the FCC than urban markets and, consequently, have a shorter operating history. The Company has operated the cellular systems in its markets, on average, for approximately three years. As a result, while the Company's cellular subscriber base is growing more rapidly than the industry average, the Company's level of penetration is lower than the overall industry average.

     In the wireless communications industry, there are two principal services licensed by the FCC for transmitting voice and data signals, "cellular services" and "personal communications services." Cellular service is the predominant form of wireless voice communications service currently available. The FCC has made available for cellular service a portion of the radio spectrum from 830-870 MHz. Cellular service is capable of providing high quality, high capacity service to and from mobile, portable and stationary telephones. Cellular handsets are affordable and easy to use and offer important benefits to both business and residential consumers. Fully equipped, multi-cell cellular systems are capable of handling thousands of calls at any given time and thus are capable of providing service to hundreds of thousands of subscribers in a given market. See "-- Products and Services."

     Cellular systems are primarily analog based systems, although digital technology has been introduced in certain markets. Analog technology currently has several limitations, including lack of privacy and limited capacity. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy, and robust data transmission features, such as "mobile office" applications (including facsimile, electronic mail and wireless connections to computer/data networks, including the Internet). See "-- Operation of Wireless Communications Systems."

     PCS is a term commonly used in the United States to describe a portion of radio spectrum (1850-1990 MHz). PCS spectrum was auctioned by the FCC beginning with the A and B Blocks, which were auctioned by the FCC in late 1994 and 1995. In late 1995 and 1996 the C Block was auctioned (and certain BTAs were reauctioned following the defaults of participants) and the FCC is currently conducting simultaneous auctions of the D, E and F Blocks. This portion of radio spectrum is to be used by PCS licensees to provide wireless communications services. PCS will initially compete directly with existing cellular telephone, paging and specialized mobile radio services. PCS will also include features which are not generally offered by cellular providers, such as data transmissions to and from portable computers, advanced paging services and facsimile services. The Company believes that PCS providers will be the first direct wireless competitors to cellular providers. In addition, PCS providers may offer mass market wireless local loop applications in competition with wired local communications services. See "-- Governmental Regulation" for a discussion of the FCC auction process and allocation of wireless licenses.

     OPERATION OF WIRELESS COMMUNICATIONS SYSTEMS

     Wireless communications system service areas, whether cellular or PCS, are divided into multiple cells. Due to the frequencies in which they operate, cellular cells generally have a wider transmission radius than PCS cells. In both cellular and PCS systems, each cell contains a transmitter, a receiver and signaling equipment (the "Cell Site"). The Cell Site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular communications system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance telephone carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system.

     Because the signal strength of a transmission between a handset and a Cell Site declines as the handset moves away from the Cell Site, the switching office and the Cell Site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another Cell Site where the signal strength is stronger. If a handset leaves the service area of a cellular or PCS system, the call is disconnected unless there is a technical connection with the adjacent system.

     Analog cellular handsets are functionally compatible with cellular systems in all markets within the United States. As a result, analog cellular handsets may be used wherever a subscriber is located, as long as a cellular system is operational in the area. Cellular system operators normally agree to provide service to subscribers from other cellular systems who are temporarily located in or traveling through their service areas. Agreements among system operators provide that the carrier that normally provides services to the roaming subscriber pays the serving carrier at rates prescribed by the serving carrier.

     While PCS and cellular systems utilize similar technologies and hardware, they operate on different frequencies and may use different technical and network standards. As a result, as discussed further below, it initially will not be possible for users of one type of system to "roam" on a different type of system outside of their service area, or to hand off calls from one type of system to another. This is also true for PCS subscribers seeking to roam in a PCS service area served by operators using different technical standards.

     PCS systems are expected to operate under one of three principal digital signal transmission technologies, or standards, that have been proposed by various operators and vendors for use in PCS systems: GSM, CDMA or TDMA. GSM and TDMA are both "time division-based" standards but are incompatible with each other and with CDMA. Accordingly, a subscriber of a system that utilizes GSM technology will be unable to use a GSM handset when traveling in an area not served by GSM-based PCS operators, unless the subscriber carries a dual-mode handset that permits the subscriber to use the analog cellular system in that area. Such dual-mode handsets are not yet commercially available and may be larger and more expensive than single-mode handsets.

     Each of the three principal PCS signaling standards has been adopted by at least two MTA licensees and offers certain advantages and disadvantages. GSM is the leading digital wireless technology in the world, with approximately 200 systems operating in 100 countries serving over 21 million subscribers. GSM-based systems also offer features and services not currently offered by cellular systems or immediately contemplated by other PCS digital standards, including private call transmission. An additional benefit associated with GSM technology is its use of an open system architecture that will allow operators to purchase network equipment from a variety of vendors that share standard interfaces for operation. This open architecture provides significant flexibility by the operator in vendor cost leveraging, and provisioning of features, products and services.

     The CDMA standard is expected to be the most widely adopted PCS technology in the United States. Proponents of CDMA claim that CDMA-based systems will require fewer Cell Sites and offer greater capacity, call quality and hand-off advantages. CDMA-based PCS systems are expected initially to offer the same features and services offered by CDMA-based cellular systems. CDMA will initially use a closed system architecture that will limit PCS operators' choices of equipment vendors.

     The TDMA-based PCS standard is an "up-banded" version of the time division-based digital cellular standard currently in limited use by cellular operators in the United States. The TDMA-based PCS standard will initially use a closed system architecture that will also limit PCS operators' choices of equipment vendors.

MARKETS AND SYSTEMS

     The Company holds or has the rights to acquire FCC licenses to provide wireless communications services in 80 separate markets. Within such markets, the Company's PCS pops total approximately 19.5 million and the Company's cellular pops total approximately 6.0 million. The Company's PCS MTAs and cellular markets are summarized in the following table:

                                                                                     OWNERSHIP      THE COMPANY'S
                           PCS MTAS(1)                             POPULATION(2)     PERCENTAGE        POPS(2)
-----------------------------------------------------------------  -------------     ----------     -------------
Honolulu.........................................................     1,215,729          100           1,215,729
Salt Lake City...................................................     2,999,636          100           2,999,636
El Paso/Albuquerque..............................................     2,387,710          100           2,387,710
Portland.........................................................     3,460,182          100           3,460,182
Oklahoma City....................................................     1,945,271          100           1,945,271
Des Moines/Quad Cities(3)........................................     3,067,795          100           3,067,795
Denver...........................................................     4,411,211          100           4,411,211
                                                                   -------------                    -------------
    PCS MTA TOTAL................................................    19,487,534                       19,487,534
                                                                   ==============                   ===============
                       CELLULAR MARKETS(4)
-----------------------------------------------------------------
California
Mono (CA-6)......................................................        29,414          100              29,414
                                                                   -------------                    -------------
    California Total.............................................        29,414                           29,414
                                                                   -------------                    -------------
Colorado
Pueblo...........................................................       126,699          100             126,699
Elbert (CO-5)....................................................        27,412          100              27,412
Saguache (CO-7)..................................................        45,783          100              45,783
Kiowa (CO-8).....................................................        44,195          100              44,195
Costilla (CO-9)..................................................        27,322          100              27,322
                                                                   -------------                    -------------
    Colorado Total...............................................       271,411                          271,411
                                                                   -------------                    -------------
Idaho
Idaho (ID-2).....................................................        71,146          100              71,146
                                                                   -------------                    -------------
    Idaho Total..................................................        71,146                           71,146
                                                                   -------------                    -------------
Iowa
Sioux City.......................................................       118,475          100             118,475
Monona (IA-8)....................................................        53,834          100              53,834
                                                                   -------------                    -------------
    Iowa Total...................................................       172,309                          172,309
                                                                   -------------                    -------------
Kansas
Jewell (KS-3)....................................................        50,801          100              50,801
Marshall (KS-4)..................................................       143,546          100             143,546
Ellsworth (KS-8).................................................       128,226          100             128,226
Morris (KS-9)....................................................        56,851          100              56,851
Franklin (KS-10).................................................       106,245          100             106,245
Reno (KS-14).....................................................       170,241          100             170,241
                                                                   -------------                    -------------
    Kansas Total.................................................       655,910                          655,910
                                                                   -------------                    -------------
Minnesota
Kittson (MN-1)...................................................        49,803          100              49,803
Lake of the Woods (MN-2-A1)......................................        25,465          100              25,465
                                                                   -------------                    -------------
    Minnesota Total..............................................        75,268                           75,268
                                                                   -------------                    -------------
Missouri
Bates (MO-9).....................................................        74,562          100              74,562
                                                                   -------------                    -------------
    Missouri Total...............................................        74,562                           74,562
                                                                   -------------                    -------------

                                                                                     OWNERSHIP      THE COMPANY'S
                       CELLULAR MARKETS(4)                         POPULATION(2)     PERCENTAGE        POPS(2)
-----------------------------------------------------------------  -------------     ----------     -------------
Montana
Billings.........................................................       129,956           97             126,409
Great Falls......................................................        81,964          100              81,964
Lincoln (MT-1)...................................................       147,957          100             147,957
Toole (MT-2).....................................................        38,721          100              38,721
Daniels (MT-4)...................................................        39,463          100              39,463
Mineral (MT-5)...................................................       191,414          100             191,414
Deer Lodge (MT-6)................................................        64,805          100              64,805
Fergus (MT-7)....................................................        28,746          100              28,746
Beaverhead (MT-8)................................................        93,272          100              93,272
Carbon (MT-9)....................................................        33,758          100              33,758
Prairie (MT-10)..................................................        20,098          100              20,098
                                                                   -------------                    -------------
    Montana Total................................................       870,154                          866,607
                                                                   -------------                    -------------
Nebraska
Lincoln..........................................................       230,041          100             230,041
Cherry (NE-2)....................................................        30,507          100              30,507
Knox (NE-3)......................................................       113,417          100             113,417
Grant (NE-4).....................................................        35,202          100              35,202
Keith (NE-6).....................................................       107,775          100             107,775
Hall (NE-7)......................................................        89,955          100              89,955
Chase (NE-8).....................................................        56,156          100              56,156
Adams (NE-9).....................................................        79,860          100              79,860
Cass (NE-10).....................................................        84,216          100              84,216
                                                                   -------------                    -------------
    Nebraska Total...............................................       827,129                          827,129
                                                                   -------------                    -------------
Nevada
Humboldt (NV-1)..................................................        44,192          100              44,192
Lander (NV-2)....................................................        56,427          100              56,427
Mineral (NV-4)...................................................        29,596          100              29,596
White Pine (NV-5)................................................        14,682          100              14,682
                                                                   -------------                    -------------
    Nevada Total.................................................       144,897                          144,897
                                                                   -------------                    -------------
New Mexico
Lincoln (NM-6)...................................................       238,401          100             238,401
                                                                   -------------                    -------------
    New Mexico Total.............................................       238,401                          238,401
                                                                   -------------                    -------------
North Dakota
Bismarck.........................................................        88,606           99              88,285
Fargo............................................................       164,624          100             164,624
Grand Forks......................................................       104,665          100             104,665
Divide (ND-1)....................................................       101,607          100             101,607
Bottineau (ND-2).................................................        58,295          100              58,295
McKenzie (ND-4)..................................................        62,449          100              62,449
Kidder (ND-5)....................................................        48,112          100              48,112
                                                                   -------------                    -------------
    North Dakota Total...........................................       628,358                          628,037
                                                                   -------------                    -------------

                                                                                     OWNERSHIP      THE COMPANY'S
                       CELLULAR MARKETS(4)                         POPULATION(2)     PERCENTAGE        POPS(2)
-----------------------------------------------------------------  -------------     ----------     -------------
South Dakota
Rapid City.......................................................       115,071          100             115,071
Sioux Falls......................................................       137,655           99             135,893
Harding (SD-1)...................................................        35,904          100              35,904
Corson (SD-2)....................................................        22,089          100              22,089
McPherson (SD-3).................................................        52,595          100              52,595
Marshall (SD-4)..................................................        65,623          100              65,623
Custer (SD-5)....................................................        24,590          100              24,590
Haakon (SD-6)....................................................        38,432          100              38,432
Sully (SD-7).....................................................        66,118          100              66,118
Kingsbury (SD-8).................................................        72,547          100              72,547
Harrison (SD-9)..................................................        92,266          100              92,266
                                                                   -------------                    -------------
    South Dakota Total...........................................       722,890                          721,128
                                                                   -------------                    -------------
Texas
Abilene..........................................................       153,207          100             153,207
Lubbock..........................................................       231,851          100             231,851
Midland..........................................................       121,145           96             115,706
Odessa...........................................................       130,339           96             125,013
San Angelo.......................................................       106,078          100             106,078
Parmer (TX-3)....................................................       148,641          100             148,641
Gaines (TX-8)....................................................       139,672          100             139,672
Hudspeth (TX-12).................................................        25,316          100              25,316
Reeves (TX-13)...................................................        31,761          100              31,761
Loving (TX-14)...................................................        48,959          100              48,959
                                                                   -------------                    -------------
    Texas Total..................................................     1,136,969                        1,126,204
                                                                   -------------                    -------------
Wyoming
Casper...........................................................        63,120          100              63,120
Sheridan (WY-2)..................................................        75,629          100              75,629
                                                                   -------------                    -------------
    Wyoming Total................................................       138,749                          138,749
                                                                   -------------                    -------------
    CELLULAR TOTAL...............................................     6,057,567                        6,041,172
                                                                   ==============                   ===============
    PCS MTA AND CELLULAR TOTAL...................................    25,545,101                       25,528,706
                                                                   ==============                   ===============

---------------
(1) See "Risk Factors -- Finality of PCS Auctions."

(2) Estimated 1996 populations are based on 1995 estimates by Equifax adjusted by the Company by a growth factor based upon Equifax's growth factors from 1990 to 1995.

(3) "Quad Cities" refers to the cities of Moline and Rock Island, Illinois, and Bettendorf and Davenport, Iowa.

(4) Excludes three markets containing a population of 369,316 in which the Company operates under an Interim Operating Authority ("IOA"). See
    "-- Products and Services."

STRATEGY

     The Company believes that its combination of cellular and PCS licenses creates a unique opportunity in the wireless communications industry. The Company has focused on the acquisition and operation of cellular communications systems in RSAs and small MSAs in the western United States, which the Company believes it has acquired at attractive prices. The Company's recent acquisition of PCS licenses enables it to significantly expand both its customer base and geographic coverage and to offer enhanced wireless communications services. The Company's initial focus with its PCS licenses has been, and will continue to be, to commence operations in the more densely populated areas within its MTAs. The Company believes that cellular is the optimum technology for rural, less densely populated areas and that PCS is the optimum technology for more densely populated urban areas where analog cellular systems are more expensive to deploy and face potential capacity constraints. The Company and, prior to the Business Combination, MCLP has entered markets at a relatively low cost, having purchased cellular licenses for an average of $45.68 per pop and MTA PCS licenses for an average of $10.81 per pop.

     The Company's operating strategy is to (i) achieve a critical time-to-market advantage by rapidly constructing and commencing operations of PCS systems in urban areas within its PCS markets; (ii) continue to expand its operations through increased subscriber growth and usage; (iii) utilize its centralized management and back office functions to support the combined needs of its cellular and PCS subscribers, thereby further improving operating efficiencies and generating greater economies of scale; and (iv) selectively acquire cellular and PCS properties primarily in contiguous markets. The Company is implementing its strategy by aggressively building its PCS systems, offering a wide range of products and services at competitive prices, continually upgrading the quality of its network, establishing strong brand recognition, creating a strong sales and marketing program tailored to local markets and providing a superior level of customer service.

     The Company believes the wireless communications industry will continue to grow due to enhanced service offerings, the emergence of PCS systems, increased awareness of the productivity, convenience and security benefits associated with wireless communications services and anticipated declines in pricing for its services. The Company believes it is well positioned to take advantage of these growth opportunities as a result of its existing operations and systems infrastructure, its wide geographic coverage and the experience and expertise of its management team.

CELLULAR OPERATIONS

     The Company operates rapidly growing high quality cellular systems in 73 RSAs and small MSAs, and generally owns 100% of each of its cellular licenses. The Company has focused on operating and expanding its cellular business in RSAs and small MSAs in the States of Texas, Montana, Nebraska, South Dakota, Kansas, North Dakota, Colorado, New Mexico, Iowa, Wyoming, Nevada, Minnesota, Missouri, Idaho and California. In these rural and small urban markets, the Company believes that its cellular systems, which cover large open geographic areas with relatively few Cell Sites, incorporate the optimum cost efficient technology.

     The Company believes, based on its observations and experience, that there are several inherent attributes of RSAs and small MSAs that make these markets attractive:

     - Less Developed Markets -- Since the rural and small urban markets were developed later than major markets, cellular penetration is presently lower and subscriber growth rates are significantly higher than in the more established markets.

     - Subscriber Base -- The small urban and rural market population base contains a high percentage of business customers with substantial needs for wireless communications, such as those employed in agriculture, mining, oil and gas, and populations accustomed to long travel times. Additionally, the Company's service areas cover over 20,000 highway miles and the popular destination areas of Yellowstone National Park, Glacier National Park and Mount Rushmore National Monument, providing attractive sources of roaming revenues.

     - Attractive Physical Characteristics -- The Company's cellular systems have the ability to cover on average a much larger geographic area per Cell Site than is possible in urban markets. Although the initial per pop capital expenditures are higher in rural markets, the incremental cost of expanding capacity is lower. By carefully managing its Cell Site placement, the Company has been able to achieve coverage of over 93% of the population in its licensed cellular markets.

     - Less Intense Competitive Environment -- Although two cellular operators exist in all markets, the Company's competitor in many of its markets tends to be smaller and less well capitalized than the large market operators.

     - Less Vulnerable to PCS Competition -- In the future, the Company believes that PCS will present less competition in small urban and rural markets than in large urban markets. The MTA licenses, which include multiple MSAs and the surrounding geographic areas, require the licensees to build one-third coverage of the population of the MTA within five years of the initial license grant and two-thirds within ten years. It is likely that licensees will initially construct in the more densely populated urban areas, providing service to the surrounding population later, if at all. In addition, in rural markets, PCS requires more closely located Cell Sites to broadcast over extended geographic areas and will be less efficient and more expensive to deploy than cellular service, making it likely that PCS competitors will delay or avoid entry into such markets.

     The Company has experienced rapid growth in subscribers and revenues in its cellular markets. In addition, monthly subscriber revenue per subscriber in 1995 averaged $57.25 versus a CTIA average of $47.59, reflecting the attractiveness of the Company's markets and the success of its marketing strategy.

     The Company's cellular strategy is to expand its subscriber base through increased market penetration with an emphasis on retail sales, continue to introduce competitive wireless service as new technologies and products enter its cellular markets, continue to provide superior customer service and product features tailored to its customers' needs at competitive prices and reduce costs through improved efficiency. See "-- Products and Services" and "-- Marketing, Sales and Customer Service."

PCS OPERATIONS

     The Company has completed initial construction and commenced commercial operations of its PCS systems in the Honolulu, Salt Lake City, El Paso/Albuquerque and Portland MTAs and is constructing the initial phase of its PCS systems in the Oklahoma City, Des Moines/Quad Cities and Denver MTAs. The Company presently intends to have commenced commercial operations in each of its MTAs by the end of the first quarter of 1997. When completed, the Company's PCS systems will cover a substantial geographic area in the western United States complementary to the Company's cellular operations. After the initial build-out, the Company expects to extend its PCS systems based on economic factors, customer demand and FCC licensing requirements. The Company believes its PCS service offerings are broader than those currently offered by cellular systems in the Company's PCS markets. PCS service offerings initially include all of the services typically provided by cellular systems, as well as paging, caller identification, text messaging, smart cards, voice mail, over-the-air activation and over-the-air subscriber profile management.

     The Company believes that being the first to offer PCS services in a market is a key competitive advantage. The Company's goal is to achieve significant market penetration by aggressively marketing competitively priced PCS services under its proprietary VoiceStream brand name, offering enhanced services not generally provided by cellular operators and providing superior customer service. In addition, the Company believes it can become a low-cost provider of PCS services by taking advantage of the existing business infrastructure established for its cellular operations, including centralized management, marketing, billing and customer service functions, and by focusing on efficient customer acquisition and retention. See " -- Products and Services."

     The Company believes that PCS technology is better suited to urban areas than rural areas and may have cost advantages relative to cellular technology in urban areas. PCS Cell Sites operate at a higher frequency and lower power than cellular Cell Sites and, therefore, typically have a smaller coverage area. Unlike in rural areas, wireless systems in urban areas require substantial frequency "reuse" to provide high capacity. The coverage advantage that cellular frequencies and analog technology enjoy in rural areas is not present in urban areas because analog cellular technology does not provide efficient frequency reuse. As a result, the higher frequency, lower power, digital PCS systems are therefore likely to provide greater capacity in urban areas. In addition, individual PCS Cell Sites are less expensive than cellular Cell Sites.

     The Company has selected GSM as the digital standard for its PCS system because the Company believes it has significant advantages over the other competing digital standards, including five years of proven operability in Europe and Asia, enhanced features not presently available with other standards and an open system architecture that will allow the Company to choose from a variety of equipment options and providers. GSM is the leading digital wireless standard in the world, with approximately 200 systems serving over 21 million customers in 100 countries. The Company believes that deployment of GSM facilitates the Company's first-to-market efforts, thereby achieving a key element of its strategy. The GSM digital standard also has been chosen by six other MTA PCS licensees and several BTA PCS licensees to date. Together, these PCS licensees and Western Wireless cover PCS markets containing approximately 200 million persons, representing 75% of the population in the United States.

     The Company has entered into roaming agreements or letters of intent with all of the MTA licensees which have chosen to deploy the GSM standard in their PCS markets in the United States that will provide for roaming by the Company's PCS subscribers into these carriers' PCS markets, and vice versa, when such systems are operational. The Company also has reciprocal roaming agreements or letters of intent with 28 international carriers who have chosen to deploy the GSM standard. The Company anticipates entering into similar agreements with other domestic and international carriers who deploy the GSM standard and with other cellular carriers. See "Risk Factors -- Risks Relating to GSM Technical Standard" and "Business -- System Equipment, Development and Expansion -- PCS."

     The FCC has divided the United States and its possessions and territories into PCS markets made up of 51 MTAs and 493 BTAs. There are two MTA Blocks (A and B) which consist of 30 MHz of spectrum and four BTA Blocks, one of which consists of 30 MHz of spectrum (C) and three of which consist of 10 MHz of spectrum (D, E and F). Each MTA consists of at least two BTAs. The FCC has already completed the auction of the A and B Block licenses. The PCS license auction process also includes auctions for issuance of broadband BTA licenses, the first of which was for the C Block licenses (the "C Block auction"), which was recently concluded. Certain markets won by defaulting bidders were reauctioned (this reauction was also recently concluded), and the FCC may reauction remaining markets won by defaulting bidders. In the C Block auction, 30 MHz licenses for the 493 BTAs were sold. Such C Block licenses were reserved for "entrepreneurs." Generally, an "entrepreneur" is an applicant that has gross revenues of less than $125 million in each of the last two years and total assets of less than $500 million at the time the initial application to participate in the auction was filed. Each eligible C Block applicant may pay 90% of the purchase price of each license that it purchases in installments over ten years. The FCC has also established bidding credits and more favorable installment payment plans for applicants qualifying as "small businesses." Generally, a small business is an entity that has average annual gross revenues that are not more than $40 million for the preceding three years. In addition, there are specific preferences affecting C Block awards given to indian tribes or Alaska Regional or Village Corporations organized pursuant to the Alaska Native Claims Settlement Act, or entities controlled by such tribes or corporations. The FCC is currently conducting the broadband PCS auction for the 10 MHz D, E and F Block BTAs. Eligibility for the F Block is limited to "entrepreneurs," and the FCC has established categories of bidding credits and more favorable installment payment plans for applicants qualifying as "small businesses" and "very small businesses." Generally, a very small business is an entity that has average annual gross revenues that are not more than $15 million for the preceding three years.

     The Company holds a 49.9% limited partnership interest in Cook Inlet PCS, an entity ultimately controlled by Cook Inlet Region, Inc., an Alaska Native Regional Corporation. Cook Inlet PCS participated in the C Block auction and also qualifies for the additional benefits available to a small business. Participation in Cook Inlet PCS allows the Company to participate as a minority owner of, and technical services provider to, the PCS businesses established by Cook Inlet PCS using licenses purchased by Cook Inlet PCS in such auction. The Company's obligation was to fund approximately 5% (up to approximately $4.0 million) of the total price of any licenses purchased by Cook Inlet PCS and to provide technical services to Cook Inlet PCS with respect to constructing and operating its wireless communications businesses. Cook Inlet PCS is currently participating in the FCC's F Block auction. See "The Company," "-- Governmental Regulation - Licensing of PCS Systems" and "Certain Transactions."

     Cook Inlet PCS acquired BTA PCS licenses in the FCC's C Block auction for the following states:

                                                                         THE COMPANY'S
                                                                           OWNERSHIP       THE COMPANY'S
                          STATE(1)                     POPULATION(2)      PERCENTAGE          POPS(2)
        ---------------------------------------------  -------------     -------------     -------------
        Kansas (1 BTA)...............................       60,473           49.90              30,176
        Minnesota (1 BTA)............................       96,495           49.90              48,151
        Oklahoma (3 BTAs)............................    1,108,337           49.90             553,060
        Texas (2 BTAs)...............................      365,008           49.90             182,139
        Washington (7 BTAs)..........................    1,728,830           49.90             862,686
                                                       -------------                       -------------
                                                         3,359,143                           1,676,212
                                                       ==============                      ===============

---------------

(1) See "Risk Factors -- Finality of PCS Auctions."

(2) Estimated 1996 populations are based on 1995 estimates by Equifax adjusted by the Company by a growth factor based on Equifax's growth factors from 1990 to 1995.

     The Company is currently participating in the FCC's 10 MHz D and E Block BTA PCS auctions and Cook Inlet PCS is participating in the 10 MHz F Block BTA PCS auction.

PRODUCTS AND SERVICES

     The Company provides a variety of wireless products and services designed to match a range of needs for business and personal use.

     CELLULAR

     The Company offers its subscribers high quality cellular communications, as well as several custom calling services, such as call forwarding, call waiting, conference calling, voice message storage and retrieval and no-answer transfer. In addition, all subscribers can access local government emergency services from their cellular handsets (with no air time charge) by dialing 911. Customers also may subscribe to a voice messaging system, which allows callers to record messages for subscribers who are not available to take calls or who have left the service area. The subscriber can later retrieve the messages from any telephone, including a cellular handset. The Company will continue to evaluate new products and services that may be complementary to its wireless operations. The Company has designed several pricing options to meet the varied needs of its customer base. Most options consist of a fixed monthly charge (with varying allotments of included minutes, in some cases), plus additional variable charges per minute of use. A high volume caller might find an option with a higher monthly access charge and low per-minute charges to be most advantageous. Lower volume users might choose a different package, featuring a lower access fee and higher per-minute charges. In addition, in most cases the Company separately charges for its custom calling features.

     The Company provides extended regional and national service to cellular subscribers in its markets, thereby allowing them to make and receive calls while in other cellular service areas without dialing special access codes, through its membership in NACN and other regional networking arrangements. This service distinguishes the Company's service and call delivery features from those of some of its competitors. NACN is the largest wireless telephone network system in the world, linking non-wireline cellular operators throughout the United States, Canada, Puerto Rico and the Virgin Islands. See "-- Governmental Regulation." NACN connects key areas across North America so that customers can use their cellular handsets to place and receive calls in these areas as easily as they do in their home areas. Through NACN, customers receive calls automatically as they roam in more than 2,200 cities. By dialing subscribers' cellular numbers, the caller can reach subscribers without knowing their location or having to dial additional roaming access numbers. In addition, special services such as call forwarding and call waiting automatically follow the subscribers as they travel. The Company also has special roaming arrangements with certain cellular carriers in areas adjacent to the Company's markets that provide the Company's customers attractive rates when roaming in these surrounding areas.

     In addition to service in its cellular markets, the Company offers cellular service under Interim Operating Authorities ("IOAs") from the FCC in three markets containing 369,316 persons which are contiguous to the Company's existing markets. The holder of an IOA is designated to provide service to a market in which the FCC has not granted a cellular license due to pending litigation. The Company currently is seeking to acquire the cellular licenses in those markets in which it offers cellular services under an IOA. While it is unclear how long the Company will be able to provide such service under its IOAs, the Company has been able to provide such service at a low cost and believes that its existing cellular customers benefit from the additional market coverage.

     The Company provides replacement wireless services for rural customers in sparsely populated areas where the cost of providing wired telephone services is relatively high. In addition, fixed cellular service can be particularly useful for providing temporary service to locations that cannot rapidly be wired for service through the landline areas. Fixed cellular applications are also currently being used to replace existing landline facilities for remote monitoring of various alarm devices.

     PCS

     The Company is currently operating PCS systems in the Honolulu, Salt Lake City, El Paso/Albuquerque and Portland MTAs and will offer PCS services in its three other MTAs using the GSM standard. The Company currently offers several distinct services and features in its operational MTAs, including:

     - Enhanced Features -- The Company's PCS systems offer caller identification, call hold, voice mail, numeric paging, as well as custom calling features such as call waiting, conference calling and call forwarding.

     - Messaging and Wireless Data Transmission -- Digital networks offer voice and data communications, including text messaging, through a single handset. The Company believes that, as data transmission services develop, a number of uses for such services will emerge, including short message or alphanumeric paging service, mobile office applications (e.g., facsimile, electronic mail and connecting notebook computers with computer/data networks), access to stock quote services, transmission of text, connections of wireless point-of-sale terminals to host computers, monitoring of alarm systems, automation of meter reading and monitoring of status and inventory levels of vending machines.

     - Call Security and Privacy -- Sophisticated encryption algorithms provide increased call security, encouraging users to make private, business and personal calls with significantly lower risk of eavesdropping than on analog-based systems.

     - Smart Card -- "Smart" cards, programmed with the user's billing information and a specified service package, allow subscribers to obtain PCS connectivity automatically, simply by inserting their smart cards into compatible PCS handsets. With roaming agreements between the local providers and the Company in place, smart cards also enable subscribers to roam wherever GSM is deployed by using their smart cards with handsets compatible with the system.

     - Over-the-Air Activation and Over-the Air Subscriber Profile
       Management -- The Company is able to transmit changes in the subscriber's feature package, including mobile number assignment and personal directory numbers, directly to the subscriber's handset. This eliminates the need to manually program the handset and simplifies the activation process for both the sales agent and the subscriber.

     - Extended Battery Performance -- Digital handsets are capable of entering into a "sleep" mode when not in use, significantly extending the handset's battery performance. In addition, because the Company's PCS systems utilize tightly spaced, low power transmitters, less power is required to transmit calls, thereby further extending battery performance.

     The Company currently offers a number of rate plans in its MTA PCS markets which vary the level of the monthly fixed fee for a certain amount of usage and the cost of incremental usage. The Company's PCS offerings include additional features beyond those generally offered by cellular competitors that the Company believes, when combined with its rate plans, should create significant customer appeal for its PCS systems.

     The Company believes that its subscribers will be able to roam in substantial portions of the United States, either on other GSM-based PCS systems operated by current licensees or licensees that acquire PCS licenses in FCC auctions or by using dual-mode handsets that, when available, also can be used on existing cellular systems. The Company believes that dual-mode handsets will be commercially available in sufficient quantities by the end of 1997 and has entered into an agreement with Nokia to acquire dual-mode handsets. The Company's ability to establish a PCS subscriber base and to compete successfully in the PCS business with those operators offering greater roaming capabilities may be adversely affected by the fact that the Company's PCS subscribers will only be able to roam into regions served by GSM-based PCS systems until dual-mode handsets permitting them to use the existing cellular system become available. See "Risk Factors -- Risks Relating to GSM Technical Standard" and "-- Absence of PCS Operating History in the United States; Handset Availability."

     OTHER PRODUCTS AND SERVICES

     Paging. Since the acquisition of its paging business in February 1996, the Company has provided paging services in Washington, Oregon, Idaho, Montana, Nebraska, South Dakota, North Dakota and Wyoming, and currently serves approximately 27,000 customers. The Company markets paging services as a package with its voice services. Revenues from paging are expected to account for less than 3% of the Company's total revenues in 1996. The Company has construction permits from the FCC to expand its paging services in states in which the Company currently operates and has applications pending before the FCC to expand its paging services into Nevada. The Company has reached reciprocal development or reseller agreements for paging services with AT&T Wireless, AirTouch Paging, PageNet, MobileMedia and others. See "Certain Transactions."

     International. In 1995, the Company began pursuing licenses for wireless services in markets outside the United States. The Company has joined partnerships which have made wireless license applications. The Company is a partner in a partnership that has an interest in a joint venture which has obtained the GSM cellular license in Latvia and is a partner in a limited liability corporation that has an interest in an entity which has obtained the GSM cellular license in the country of Georgia. Generally, the Company intends to work with experienced international operators and local companies and individuals and own a minority interest in the venture. The Company currently has joint development agreements or letters of intent with an affiliate of Metromedia International Group Inc. in Eastern Europe and Matrix Telecommunications Limited in Indonesia. The Company may commit capital and other resources to such ventures from time to time as it deems appropriate and as permitted by the Senior Secured Facilities, the 10 1/2% Notes Indenture and the Indenture. See "Description of Indebtedness."

MARKETING, SALES AND CUSTOMER SERVICE

     The Company's sales and marketing strategy is to generate continued net subscriber growth and increased subscriber revenues. In addition, the Company targets a customer base which it believes is likely to generate higher monthly service revenues, while attempting to achieve a low cost of adding new subscribers. The Company markets its services under nationally recognized and proprietary brand names, and sells its products and services through a combination of direct and indirect distribution channels with a well-trained Company sales force.

     MARKETING

     The Company markets its cellular products and services in all markets principally under the name CELLULAR ONE. CELLULAR ONE, the first national brand name in the cellular industry, is currently utilized by a national coalition of 507 cellular licensees in the 50 states with a combined estimated population of over 183 million. The national advertising campaign conducted by the Cellular One Group enhances the Company's advertising exposure at a fraction of the cost of what could be achieved by the Company alone. The Company also obtains substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside the Company's service areas and with potential new subscribers moving into the Company's markets. If the name CELLULAR ONE were to suffer diminished marketing appeal, the Company, in such circumstances or otherwise, may explore development or acquisition of a new service mark. AT&T Wireless, which has been the single largest user of the CELLULAR ONE brand name, has reduced its use of the brand name as a primary service mark. See "Risk Factors -- Intellectual Property and Branding."

     The Company markets its PCS products and services under its proprietary VoiceStream brand name. The Company commenced offering its PCS products and services in its MTA PCS market with newspaper, radio and television advertisements. The Company's objective is to develop brand recognition of VoiceStream through substantial advertising and direct marketing in each of its PCS markets.

     In marketing its PCS services, the Company intends to emphasize the enhanced features, privacy and competitive pricing of such services. Initially, the Company intends to concentrate its PCS marketing efforts primarily on large communications-intensive corporate and trade accounts, which would benefit from integrated mobile voice, messaging and wireless data transmission capabilities, and subscribers with substantial needs for wireless communications who would benefit from enhanced features and services.

     SALES

     The Company sells its products and services through a combination of direct and indirect channels. The Company operates 137 local sales offices (which also serve as retail sales locations) and utilizes a direct sales force of over 750 persons based out of these offices, who are trained to educate new customers on the features of its products. The Company's training programs provide its sales employees with an in-depth understanding of the Company's system, products and services so that they, in turn, can provide extensive information to prospective customers. Sales commissions generally are linked both to subscriber revenue and subscriber retention, as well as activation levels.

     The Company believes that its local sales offices provide the physical presence in local markets necessary to position the Company as a quality local service provider, and give the Company greater control over both its costs and the sales process. The Company also utilizes indirect sales through an extensive network of national and local merchant and specialty retailers, including Wal-Mart, Best Buy and Radio Shack. The Company uses both product discounts and commissions as a means of compensating its independent sales agents. The Company intends to continue to use a combination of direct and indirect sales channels, with the mix depending on the demographics of each particular market.

     In addition, the Company acts as a retail distributor of handsets and maintains inventories of handsets. Although subscribers generally are responsible for purchasing or otherwise obtaining their own handsets, the Company offers discounts on the price of handsets to its subscribers. The Company operates 137 local sales offices in the U.S., including 96 under the CELLULAR ONE brand name, 14 under the Phones-To-Go brand name and 27 under the VoiceStream brand name. The Company negotiates volume discounts for the purchase of handsets. To respond to competition and in accordance with general industry practice, the Company has historically sold handsets below cost. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     CUSTOMER SERVICE

     Excellent customer service is an essential element of the Company's operating philosophy. The Company is committed to attracting and retaining subscribers by providing consistently superior customer service. At its headquarters in Issaquah, Washington, the Company maintains a highly sophisticated monitoring and control system, a staff of customer service personnel and a well-trained technical staff to handle both routine and complex questions as they arise, 24 hours a day, 365 days a year.

     The Company implements credit check procedures at the time of sale and continuously monitors customer churn. The Company believes that it helps manage its churn rate through an outreach program implemented through its sales force and customer service personnel. This program not only enhances subscriber loyalty, but also increases add-on sales and customer referrals. The outreach program allows the sales staff to check customer satisfaction, as well as to offer additional calling features, such as voice mail, call waiting and call forwarding.

     To ensure superior service, the Company engages a third-party marketing research firm to perform customer satisfaction surveys.

SYSTEM EQUIPMENT, DEVELOPMENT AND EXPANSION

     CELLULAR

     The Company selects equipment that it believes provides reliable and high quality performance characteristics. The Company generally employs Cell Site and switching equipment manufactured by Lucent Technologies Inc. ("Lucent") and NORTEL. The system design incorporates the use of carefully selected sites to maximize the system coverage in rural areas. Because it operates clusters of contiguous markets, the Company has designed systems using higher-power sites. This type of system design requires fewer Cell Sites and therefore lower capital expenditures, maintenance costs and operating expenses. In many of its MSAs, the Company employs lower power, lower elevation sites. In a few densely populated areas, the Company sectorizes and directionalizes its Cell Sites to provide additional capacity. Most Lucent and NORTEL Cell Sites operated by the Company have been built to accommodate digital equipment.

     The Company develops or builds out its cellular service areas by adding channels to existing Cell Sites and by building new Cell Sites for the purpose of increasing capacity and improving coverage in direct response to actual or projected subscriber demand. Projections involve a traffic analysis of usage by existing subscribers and an estimation of the number of additional subscribers in each such area. The Company has historically met such demand through a combination of augmenting channel capacity in existing Cell Sites and building new Cell Sites. The Company's cellular systems cover over 93% of the population in its markets and its systems are not currently capacity constrained. Cell Site expansion to increase geographic coverage is expected to enable the Company to continue to add subscribers, enhance use of its systems by existing subscribers, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall efficiency of the network. The Company believes that such increased cellular coverage will have a positive impact on market penetration and subscriber usage.

     The Company employs a large staff of technicians who are experienced and trained in operating cellular systems and who will be trained to handle the PCS systems. Currently, technicians are responsible for installing system equipment and performing preventative maintenance and repairs. Standards for preventative maintenance are determined and reviewed centrally by the engineering operations staff. All Company systems are designed with built-in redundancy on critical parts, thereby reducing the risk of service interruptions. Back-up battery systems, and in some cases generators, exist at all Cell Sites and switching locations. In addition, sites have fire, power and intrusion alarm systems which have call-out systems and are monitored centrally. Through the use of sophisticated monitoring equipment, technicians at the Company's service center are able to remotely monitor the technical performance of all of the Company's service areas.

     PCS

     The Company has selected the GSM standard for use in its PCS markets, and has entered into supply agreements with NORTEL and Nokia to provide system equipment and PCS and dual-mode handsets. See "Risk Factors -- Risks Relating to GSM Technical Standard" and "-- Products and Services." The Company's system design incorporates the use of lower power, lower elevation sites in densely populated areas.

     In order for the Company's subscribers to roam into other PCS markets (and vice versa), at least one PCS licensee in the other market must utilize the same digital standard. As of the date hereof, six other MTA PCS licensees and a number of BTA PCS licensees have announced that they intend to deploy GSM-based PCS systems. Together, these PCS licensees and the Company hold licenses for markets containing approximately 200 million persons, representing approximately 75% of the U.S. population. PCS operators in several markets adjacent to the Company's PCS markets, including California, Minnesota, Nevada and Missouri, have announced publicly that they intend to use the GSM standard. PrimeCo and Sprint Spectrum have publicly announced that they intend to deploy PCS systems based on a CDMA standard. AT&T Wireless and Southwestern Bell have selected a TDMA standard. It is anticipated that together, CDMA-based PCS providers, including competitors in several of the Company's markets, will own licenses covering approximately 87% of the U.S. population (based on 1990 U.S. Census Bureau figures used by the FCC for auction purposes) and AT&T Wireless and Southwestern Bell, with their TDMA standard, own PCS licenses which cover approximately 45% of the U.S. population (based on 1990 U.S. Census Bureau figures used by the FCC for auction purposes). In order for the Company's PCS subscribers to roam in other markets, and vice versa, at least one PCS licensee in the other market must utilize the GSM standard, or the subscribers must use dual-mode handsets that would permit the subscriber to use the cellular system in the other market. See "Risk Factors -- Risks Relating to GSM Technical Standard."

     The successful implementation of the PCS systems will be dependent, to a significant degree, upon the Company's ability to lease or acquire sites for the location of its base station equipment. The site selection process will require the negotiation of lease or acquisition agreements for hundreds of sites for the entire PCS systems, and will likely require the Company to obtain zoning variances or other governmental approvals or permits. The Company has leased over 730 sites in its seven MTAs. A complete engineering analysis as to the usability of all of these sites has not been conducted. The Company expects that the site acquisition process will continue throughout the build-out of the PCS systems. See "Risk Factors -- PCS Build-out and Capital Expenditures." In addition to site selection, the implementation of the Company's PCS systems will involve construction, base station and equipment installation and systems testing and may require that the Company relocate existing licensees operating fixed microwave systems. See "Risk Factors -- Relocation of Fixed Microwave Licensees."

     The Company believes that its PCS systems will not experience any spectrum capacity constraints in the foreseeable future and that it will not be necessary to expand the system's capacity until after the build-out has been completed. System capacity can be expanded by installing additional transmitters at the existing sites and by adding additional base stations. Additional capacity typically will be added in increments that parallel demand and at substantially less than the proportionate cost of the initial system. The Company believes the cost of this additional capacity will be highly competitive with the cellular industry's cost of adding capacity for additional subscribers.

COMPETITION

     The competition in the wireless communications industry is intense. Competition for subscribers among wireless licensees is based principally upon the services and features offered, the technical quality of the wireless system, customer service, system coverage, capacity and price. Such competition may increase to the extent that licenses are transferred from smaller, stand-alone operators to large, better capitalized and more experienced wireless communications operators who may be able to offer subscribers certain network advantages similar to those offered by the Company.

     The Company has one cellular competitor in each of its cellular markets including CommNet, Lincoln Telecommunications Company, Kansas Cellular, Southwestern Bell and U S WEST, and there will be up to six PCS licensees in each of its markets. The Company's principal competitors in its PCS business are PrimeCo, Sprint Spectrum and AT&T Wireless, as well as the two existing cellular providers in its PCS markets. The Company also competes with paging, dispatch and conventional mobile telephone companies, resellers and landline telephone service providers. Potential users of cellular systems may, however, find their communications needs satisfied by other current and developing technologies. One- or two-way paging or beeper services that feature voice messaging and data display as well as tone only service may be adequate for potential subscribers who do not need to speak to the caller. In the future, cellular service may also compete more directly with traditional landline telephone service providers. See "Risk Factors -- Competition."

     The Company's PCS business will directly compete in each market with up to five other PCS providers, including Sprint Spectrum, AT&T Wireless and PrimeCo. The Company will also compete with existing cellular service providers in its PCS markets, many of which have been operational for a number of years and have significantly greater financial and technical resources than those available to the Company and who may upgrade their systems to provide comparable services in competition with the Company's PCS systems. These cellular competitors include AT&T Wireless, U S WEST and U.S. Cellular.

     The FCC requires all cellular, broadband PCS and certain SMR system operators to provide service to "resellers." However, with respect to broadband PCS licensees, the resale rule sunsets five years after the last group of initial licenses for currently alloted PCS spectrum is awarded. A reseller provides wireless service to customers but does not hold an FCC license or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that licensee. Several small resellers currently operate in competition with the Company's systems.

     The cost to the Company of PCS handsets initially will be higher than its cost of cellular handsets. In order to compete effectively with sellers of analog cellular handsets, the Company subsidizes the sale of its PCS handsets to a greater extent than cellular handsets.

     In the future, in its cellular and PCS markets the Company expects to face increased competition from entities providing other communications technologies and services. While some of these technologies and services are currently operational, others are being developed or may be developed in the future. See "Risk Factors -- Competition."

     The FCC has licensed SMR dispatch system operators to construct digital mobile communications systems on existing SMR frequencies, referred to as ESMR, in many areas throughout the United States, including most of the areas in which the Company operates. When constructed,

ESMR systems could be competitive with the Company's wireless service. As a result of advances in digital technology, ESMR operators have begun to design and deploy digital mobile networks that increase the frequency capacity of ESMR systems to a level that may be competitive with that of wireless systems. A limited number of ESMR operators have recently begun offering short messaging, data services and interconnected voice telephony services on a limited basis. Several ESMR licensees have recently announced their intention to merge into one company and plan to build and operate digital mobile networks in most major United States markets.

     The FCC has also allocated radio channels to a satellite system in which transmissions from mobile units to satellites may augment or replace transmissions to cellular or PCS cell sites. Several companies have announced plans to design, construct, deploy and operate satellite-based telecommunications systems worldwide. American Mobile Satellite Corporation has designed a geosynchronous earth orbit satellite system for communications services. That satellite has recently begun providing voice services. Several low earth orbit ("LEO") satellite systems have been proposed that would use multiple satellites to provide worldwide coverage. The first LEO system is proposed for service in 1998. In addition, others have applied to the FCC for licenses to operate satellite communications and video transmission systems in the 28 GHz Ka band. The Company does not currently view such systems as direct competitors.

     Continuing technological advances in communications and FCC policies that encourage the development of new spectrum-based technologies may result in new technologies that compete with cellular and PCS systems. In addition, the Omnibus Budget Reconciliation Act of 1993 requires, among other things, the allocation to commercial use of a portion of 200 MHz of the spectrum currently reserved for government use. It is possible that some portion of the spectrum that is reallocated will be used to create new land-mobile services or to expand existing land-mobile services.

GOVERNMENTAL REGULATION

     The FCC regulates the licensing, construction, operation, acquisition and sale of cellular and PCS systems in the United States pursuant to the Communications Act of 1934, as amended from time to time, and the rules, regulations and policies promulgated by the FCC thereunder (the "Communications Act").

     LICENSING OF CELLULAR COMMUNICATIONS SYSTEMS

     A cellular communications system operates under a protected geographic service area license granted by the FCC for a particular market on one of two frequency blocks allocated for cellular service. One license for each market was initially awarded to a company or group that was affiliated with a local landline telephone carrier in such market and is called the wireline or "B" band license and the other license is called the non-wireline or "A" band license. Following notice of completion of construction, a cellular operator obtains initial operating authority. Cellular authorizations are issued generally for a 10-year term beginning on the date of the grant of the initial construction permit. Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the Cellular Geographic Service Area or CGSA. A cellular licensee has the exclusive right to serve the entire area that falls within the licensee's MSA or RSA for a period of five years after grant of the licensee's construction permit. At the end of the five-year period, however, the licensee's exclusive CGSA rights become limited to the area actually served by the licensee as of that time, as determined pursuant to a formula adopted by the FCC. After the five-year period any entity may apply to serve portions of the MSA or RSA not being served by the licensee. The five-year exclusivity period has expired for most licensees and parties have filed unserved area applications, including some in the Company's markets.

     Near the conclusion of the 10-year license term, licensees must file applications for renewal of licenses to obtain authority to renew their license. The FCC has adopted specific standards to apply to cellular renewals, under which standard the FCC will award a renewal expectancy to a cellular licensee that (i) has provided substantial service during its past license term and (ii) has substantially complied with applicable FCC rules and policies and the Communications Act. Violations of the Communications Act or the FCC's rules could result in license revocations, forfeitures or fines.

     Cellular radio service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid electrical interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. The FCC has also provided guidelines respecting cellular service resale practices and the terms under which certain ancillary services may be provided through cellular facilities.

     Cellular and PCS systems are subject to certain FAA regulations respecting the location, lighting and construction of transmitter towers and antennae and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. State or local zoning and land use regulations also apply to the Company's activities. The Company uses common carrier point to point microwave facilities to connect Cell Sites and to link them to the main switching office. These facilities are separately licensed by the FCC and are subject to regulation as to technical parameters and service.

     The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of commercial mobile radio service ("CMRS") or any private mobile radio service ("PMRS"), which includes cellular (and PCS) service. Notwithstanding such preemption, a state may petition the FCC for authority to regulate the rates for any CMRS, and California, Hawaii and Wyoming, where the Company provides service, have done so. However, the State of Wyoming withdrew its petition on its own motion, and the FCC denied the California and Hawaii petitions, as well as a California petition for reconsideration.

     TRANSFERS AND ASSIGNMENTS OF CELLULAR LICENSES

     The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a construction permit or license for a cellular system. Subject to FCC approval, a license or permit may be transferred from a nonwireline entity to a wireline entity, or vice versa. Non-controlling interests in an entity that holds a cellular license or cellular system generally may be bought or sold without prior FCC approval. Any acquisition or sale by the Company of cellular interests may also require the prior approval of the Federal Trade Commission and the Department of Justice, if over a certain size, as well as any state or local regulatory authorities having competent jurisdiction.

     In addition, the FCC's rules prohibit the alienation of any ownership interest in an RSA application, or an entity holding such an application, prior to the grant of a construction permit. For unserved cellular areas, no change of control may take place until after the FCC has granted both a construction permit and a license and the licensee has provided service to the public for at least one year. These restrictions affect the ability of prospective purchasers, including the Company, to enter into agreements for RSA and unserved area acquisitions prior to the lapse of the applicable transfer restriction periods. The restriction on sale of interests in RSA and unserved area applications and on agreements for such sales should not have a greater effect on the Company than on any other prospective buyer.

     LICENSING OF PCS SYSTEMS

     In order to increase competition in wireless communications, promote improved quality and service and make available the widest possible range of wireless services, federal legislation was enacted directing the FCC to allocate radio frequency spectrum for PCS by competitive bidding. A

PCS system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband PCS service. The FCC has divided the United States and its possessions and territories into PCS markets made up of 493 BTAs and 51 MTAs. Each MTA consists of at least two BTAs. As many as six licensees will compete in each PCS service area. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, each of which is allocated to serve either MTAs or BTAs. The spectrum allocation includes two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs. A PCS license will be awarded for each MTA or BTA in every block, for a total of more than 2,000 licenses.

     Under the FCC's current rules specifying spectrum aggregation limits affecting broadband PCS licensees, no entity may hold licenses for more than 45 MHz of PCS, cellular and SMR services regulated as CMRS where there is significant overlap in any geographic area (significant overlap will occur when at least ten percent of the population of the PCS licensed service area is within the CGSA(s) and/or SMR service area(s)).

     The Company owns cellular licenses serving markets that are wholly or partially within the Denver MTA, resulting in the Company exceeding the FCC's current 45 MHz CMRS cross-ownership restriction described above. The Company has a period of time after acquisition of the Denver MTA in which to comply with this ownership restriction. In the event that this restriction is imposed, the Company will be obligated to divest sufficient portions of its PCS market or its cellular holdings to come into compliance with the rules. The Company does not believe such restriction or any actions the Company is required to take to comply therewith will have a material adverse effect on the Company.

     When mutually exclusive applications (i.e., two or more applications competing for the same service in the same geographic area) are filed for the same MTA or BTA, those licenses will be awarded pursuant to auctions. The FCC has adopted comprehensive rules that outline the bidding process, describe the bidding application and payment process, establish penalties for certain bid withdrawals, default or disqualification, establish regulatory safeguards, reserve two of the six frequency blocks (the C and F Blocks) for "entrepreneurs" and small businesses and in the case of one of the blocks (the F Block) provide certain additional preferences for very small businesses. Winning C Block bidders may pay 90% of the purchase price of their licenses in installments over ten years, and winning F Block bidders may pay 80% of the purchase price of their licenses in installments over ten years.

     The FCC has already completed the auction of the A and B Block licenses, and the winning bidders' licenses were granted on June 23, 1995. All of the MTA PCS licenses, including those of the Company, have been awarded by the FCC, and the licensees are permitted to construct and operate their PCS systems. Furthermore, no appeals of the FCC Order granting these licenses are pending, and, accordingly, the Order granting the licenses is final and non-appealable. Nevertheless, there are certain unresolved actions before the FCC and in federal court challenging certain FCC rules that applied to the A and B Block auction. Specifically, on November 9, 1995, the United States Court of Appeals for the Sixth Circuit rendered its decision in Cincinnati Bell Telephone Company, Inc.
v. FCC, 69 F.3d 752, holding that the FCC's cellular eligibility restriction and the twenty percent bright line cellular attribution standard were arbitrary and remanding the rules to the FCC for further proceedings. In response to the Court's order, the FCC issued a Report and Order on June 24, 1996 eliminating the cellular/PCS cross-ownership rule and the PCS spectrum cap rule but maintaining the 45 MHz cap on CMRS spectrum (including cellular, broadband PCS and included SMR). Appeals challenging this Report and Order are currently being held in abeyance by the U.S. Court of Appeals for the Sixth Circuit pending resolution of two outstanding petitions for reconsideration of the Report and Order by the FCC. These developments raise a possibility that all of the broadband PCS auctions conducted to date could be invalidated, including the A and B Block auction. As a result of the challenges, although it currently appears unlikely, the Company could lose its PCS licenses or have adverse conditions imposed on them, and in such event the loss resulting from any adverse conditions or, in the case of license revocation, from its costs and expenses in bidding for and obtaining the licenses and in beginning the site acquisition and build-out for its PCS systems could have a material adverse effect on the Company. See "Risk Factors -- Facility of PCS Auctions."

     The auction of C Block licenses commenced on December 18, 1995 and was completed on May 6, 1996. The winning bidders' licenses were granted on September 17, 1996, subject to petitions to deny or reconsideration by the FCC on its own motion, with the exception of those licenses of winning bidders who failed to submit the required first installment of their down payments. The FCC conducted a reauction of those licenses, which was recently concluded. Cook Inlet PCS, in which the Company holds a 49.9% non-controlling interest, has received the initial grant of its licenses for 13 BTAs from the C Block auction, and was the high bidder for a 14th BTA in the C Block reauction. Additionally, nine companies defaulted in their payment of the required second installment of their down payments for C Block licenses, and the FCC may reauction those licenses. As described above, on November 9, 1995, the U.S. Court of Appeals for the Sixth Circuit held that the FCC had not adequately justified certain FCC rules relating to the eligibility of cellular licensees and investors to hold, or invest in the holders of, PCS licenses, which rules applied in the C Block auction and reauction as well as the A and B Block auction. Ensuing court and administrative challenges were made to the FCC's June 24, 1996 Report and Order reexamining the cellular eligibility rules and certain other PCS rules. The Company cannot predict the outcome of these proceedings or their impact on the C Block auction or the PCS licensing and regulatory scheme generally.

     All PCS licenses will be granted for a 10-year period, at the end of which they must be renewed. The FCC has adopted specific standards to apply to PCS renewals, under which the FCC will award a renewal expectancy to a PCS licensee that (i) has provided substantial service during its past license term and (ii) has substantially complied with applicable FCC rules and policies and the Communications Act. All 30 MHz broadband PCS licensees, including the Company, must construct facilities that offer coverage to one-third of the population of their service area within five years of their initial license grants and to two-thirds of the population within ten years. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license. FCC rules restrict the voluntary assignments or transfers of control of C and F Block licenses. During the first five years of the license term, assignments or transfers affecting control are permitted only to assignees or transferees that meet the eligibility criteria for participation in the entrepreneur block auction at the time the application for assignment or transfer of control is filed, or if the proposed assignee or transferee holds other licenses for C and F Blocks and, at the time of receipt of such licenses, met the same eligibility criteria. Any transfers or assignments during the entire 10 year initial license term are subject to unjust enrichment penalties, i.e., forfeiture of any bidding credits and acceleration of any installment payment plans should the assignee or transferee not qualify for the same benefits. In the case of the C and F Blocks, the FCC will conduct random audits to ensure that licensees are in compliance with the FCC's eligibility rules. Violations of the Communications Act or the FCC's rules could result in license revocations, forfeitures or fines.

     For a period of up to five years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate its PCS systems efficiently and with adequate population coverage, the Company will need to relocate many of these incumbent licensees. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted (i) a transition plan to relocate such microwave operators to other spectrum blocks and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefitting PCS licensees will share the cost of the relocation. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two year mandatory negotiation period. The FCC is considering shortening the voluntary negotiation period by one year and lengthening the mandatory negotiation period by one year for PCS licensees in the C, D, E and F Blocks. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. The Company has already reached agreements with some of the microwave incumbents affecting the Company's PCS systems; however, there can be no assurance that the Company will be successful in reaching timely agreements with the remaining existing microwave licensees needed to construct and operate its PCS systems or that any such agreements will be on terms favorable to the Company. The Company may also be required to contribute to the costs of relocation under agreements reached by other PCS licensees if such relocation benefits the Company's license areas. See "Risk Factors -- Relocation of Fixed Microwave Licensees" and "-- Finality of PCS Auctions."

     TRANSFERS AND ASSIGNMENTS OF PCS LICENSES

     The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a PCS system. In addition, the FCC has established transfer disclosure requirements that require licensees who transfer control of or assign a PCS license within the first three years of their license term to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds a PCS license or PCS system generally may be bought or sold without FCC approval. Any acquisition or sale by the Company of PCS interests may also require the prior approval of the Federal Trade Commission and the Department of Justice if over a certain size, as well as state or local regulatory authorities having competent jurisdiction.

     FOREIGN OWNERSHIP

     Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Because the Company itself does not hold any FCC license but instead controls other companies which themselves hold the licenses (which is the current and intended structure), up to 25% of the Company's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Alien ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. If foreign ownership of the Company were to exceed the 25% level, the FCC could revoke the Company's FCC licenses, although the Company could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce the Company's foreign ownership percentage in order to avoid the loss of its licenses. The Company has no knowledge of any present foreign ownership in violation of these restrictions.

     TELECOMMUNICATIONS ACT OF 1996 AND OTHER RECENT DEVELOPMENTS

     On February 8, 1996, the Telecommunications Act of 1996 (the "Telecommunications Act") was signed into law, substantially revising the regulation of communications. The goal of the Telecommunications Act is to enhance competition and remove barriers to market entry, while deregulating the communications industry to the greatest extent possible. To this end, local and long-distance communications providers will, for the first time, be able to compete in the other's market, and telephone and cable companies will likewise be able to compete. To facilitate the entry of new carriers into existing markets, the Telecommunications Act imposes certain interconnection and equal access requirements on incumbent carriers. Additionally, all communications carriers providing interstate communications services must contribute to the federal universal service support mechanisms that the FCC will establish. The Company cannot predict the outcome of the FCC's rulemaking proceedings to promulgate regulations to implement the new law or the effect of the new regulations on cellular service or PCS, and there can be no assurance that such regulations will not adversely affect the Company's business or financial condition. A discussion of some recent administrative developments follows.

     At present, cellular providers, other than the regional Bell operating companies, have the option of using only one designated long distance carrier. The Telecommunications Act codifies the policy that CMRS providers will not be required to provide equal access to long distance carriers. The FCC, however, may require CMRS carriers to offer unblocked access (i.e., implemented by the subscriber's use of a carrier identification code or other mechanisms at the time of placing a call) to the long distance provider of a subscriber's choice. The FCC has terminated its inquiry into the imposition of equal access requirements on CMRS providers.

     On July 26, 1996, the FCC released a Report and Order establishing timetables for making emergency 911 services available by cellular, PCS and other mobile service providers, including "enhanced 911" services that provide the caller's telephone number, location and other useful information. By late 1997, cellular and PCS providers must be able to process and transmit 911 calls (without call validation), including those from callers with speech or hearing disabilities. Assuming a cost recovery mechanism is in place, by mid-1998 such providers must have completed actions enabling them to relay a caller's automatic number identification and cell site, and by 2001 they must be able to identify the location of a 911 caller within 125 meters in 67% of all cases. State actions incompatible with the FCC rules are subject to preemption.

     On August 1, 1996, the FCC released a Report and Order expanding the flexibility of cellular, PCS and other CMRS providers to provide fixed as well as mobile services. Such fixed services include, but need not be limited to, "wireless local loop" services, e.g., to apartment and office buildings, and wireless backup to PBXs and local area networks, to be used in the event of interruptions due to weather or other emergencies. The FCC has not yet decided whether such fixed services should be subjected to universal service obligations, or how they should be regulated, but it has proposed a presumption that they be regulated as CMRS services.

     On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act of 1996. The FCC's decision is lengthy and complex and is subject to petitions for reconsideration and judicial review (as described below), and its precise impact is difficult to predict with certainty. However, the FCC's order concludes that CMRS providers are entitled to reciprocal compensation arrangements with local exchange carriers ("LECs") and prohibits LECs from charging CMRS providers for terminating LEC-originated traffic. The FCC's decision gives it broad authority to regulate on the intrastate level, but states may impose additional procompetitive rules beyond the minimum federal guidelines. Under these guidelines, states must set arbitrated rates for interconnection and access to unbundled elements based upon the LECs' long run incremental costs, plus a reasonable share of forward-looking joint and common costs. In lieu of such cost-based rates, the FCC has also established for use by states a benchmark range of 0.2-0.4 cents per minute for end office termination pending further cost-based studies, and subject to a possible "true-up" payment later. The FCC has also permitted states to impose "bill and keep" arrangements, under which CMRS providers would make no payments for LEC termination of calls where LECs and CMRS providers have symmetrical termination costs and roughly balanced traffic flows. However, the FCC has found no evidence that these conditions presently exist. The relationship of these charges to the payment of access charges and universal service contributions has not yet been resolved by the FCC. LECs and state regulators filed appeals of the interconnection order, which have been consolidated in the U.S. Court of Appeals for the Eighth Circuit. The Court has stayed the effective date of certain of the rules until after the court can act on the numerous appeals challenging the FCC's order. Oral arguments are scheduled for January 1997.

     The FCC has determined that the availability of roaming for PCS networks is important to the development of a national and competitive wireless voice telecommunications system. Therefore, on August 15, 1996 the FCC released an order and a request for comments concerning "automatic" versus "manual" roaming. Currently, the FCC requires "manual" roaming, which requires cellular, PCS and certain SMR carriers to provide service to any individual roamer whose handset is technically capable of accessing their network. "Manual" roaming requires the individual, prior to each phone call, to establish a relationship with the system on which the individual wishes to carry the roaming call by giving a credit card number to the carrier providing service. "Automatic" roaming allows a subscriber to roam without taking any action other than turning on the telephone. This requires a contractual agreement between the home and "roamed-on" carriers. The Company cannot predict the outcome of the FCC's rulemaking or its effect upon the Company.

     The FCC recently adopted rules on telephone number portability which will enable subscribers to migrate their landline and cellular telephone numbers to a PCS carrier and from a PCS carrier to another service provider.

INTELLECTUAL PROPERTY

     CELLULAR ONE is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership comprised of Cellular One Marketing, Inc., a subsidiary of Southwestern Bell Mobile Systems, together with Cellular One Development, Inc., a subsidiary of AT&T and Vanguard Cellular Systems, Inc. The Company uses the CELLULAR ONE service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group. In 1995, the Company paid approximately $115,000 and $100,000, respectively, in licensing and advertising fees under these agreements. The licensing agreements require the Company to provide high-quality cellular telephone service to its customers, and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by Cellular One Group. The licensing agreements that the Company has entered into are for original five-year terms expiring on various dates. Assuming compliance by the Company with the provisions of the agreements, each of these agreements may be renewed at the Company's option for three additional five-year terms.

     Western Wireless is a service mark owned by the Company registered with the United States Patent and Trademark Office. The Company has applications pending to obtain federal trademark protection of the mark "VoiceStream," and various derivatives thereof. "Telewaves(R)," a service mark owned by one of the Company's subsidiaries, is registered with the United States Patent and Trademark Office and is the service mark under which the Company provides its paging services.

EMPLOYEES AND LABOR RELATIONS

     The Company considers its labor relations to be good and, to the Company's knowledge, none of its employees is covered by a collective bargaining agreement. As of August 31, 1996, the Company employed a total of 2,035 people in the following areas:

                                                                               NUMBER OF
                                    CATEGORY                                   EMPLOYEES
    -------------------------------------------------------------------------  ---------
    Sales and marketing......................................................    1,164
    Engineering..............................................................      301
    General and administration, including customer service...................      570

PROPERTIES

     In addition to the direct and attributable interests in cellular, PCS and paging licenses and other similar assets discussed in this Prospectus, the Company leases its principal executive offices (consisting of approximately 78,000 square feet) located in Issaquah, Washington. The Company and its subsidiaries and affiliates lease and own locations for inventory storage, microwave, cell site and switching equipment and sales and administrative offices.

LEGAL PROCEEDINGS

     There are no material, pending legal proceedings to which the Company or any of its subsidiaries or affiliates is a party or of which any of their property is subject which, if adversely decided, would have a material adverse effect on the Company. For discussion of certain legal proceedings relating to FCC license grants, see "Risk Factors -- Governmental Regulation,"
"-- Finality of PCS Auctions" and "-- Governmental Regulation."

ORGANIZATION

     The Company conducts its operations through a number of direct and indirect subsidiaries and affiliates. The Company holds its FCC licenses and conducts all operations through wholly-owned subsidiaries. Five of the Company's MSAs have minority ownership interests held by non-affiliated third parties. The total ownership of such minority interest holders in such subsidiaries and affiliates ranges from less than one percent to approximately eight percent. An indirect wholly-owned subsidiary of the Company is the 49.9% limited partner of Cook Inlet PCS. See "Risk Factors -- Holding Company Structure; Subordination,"
"-- Governmental Regulation" and "Certain Transactions."

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

     The names, ages and positions of the executive officers and directors of the Company are listed below along with their business experience during the past five years. The business address of all officers of the Company is 2001 NW Sammamish Road, Issaquah, Washington 98027. All of these individuals are citizens of the United States. The Company's Board of Directors currently consists of six directors and one board seat that is vacant. Directors are elected at the annual meeting of shareholders to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Executive officers of the Company are appointed at the Board's first meeting after each annual meeting of shareholders. No family relationships exist among any of the directors or executive officers of the Company, except for Mr. Stanton and Ms. Gillespie, who are married to each other. See "-- Board of Directors."

                       NAME                          AGE                POSITION
---------------------------------------------------  ---     -------------------------------
John W. Stanton....................................  41      Chairman, Director and Chief
                                                             Executive Officer
Donald Guthrie.....................................  41      Vice Chairman
Robert R. Stapleton................................  38      President
Mikal J. Thomsen...................................  40      Chief Operating Officer
Theresa E. Gillespie...............................  43      Chief Financial Officer
Alan R. Bender.....................................  41      Secretary, Senior Vice
                                                             President and General Counsel
Cregg B. Baumbaugh.................................  40      Senior Vice President --
                                                             Corporate Development
Timothy R. Wong....................................  41      Vice President -- Engineering
Robert P. Dotson...................................  36      Vice President -- Marketing
Bradley J. Horwitz.................................  40      Vice President -- International
Nastashia Stoneman Press...........................  35      Principal Accounting Officer
David A. Bayer.....................................  57      Director
John L. Bunce, Jr..................................  38      Director
Mitchell R. Cohen..................................  32      Director
Jonathan M. Nelson.................................  40      Director
Terence M. O'Toole.................................  38      Director

     John W. Stanton has been a director, Chairman of the Board and Chief Executive Officer of the Company since its formation in July 1994. Mr. Stanton has been Chief Executive Officer of GCC since March 1992, and was Chairman of the Board of GCC from March 1992 to December 1995. Mr. Stanton has served as Chairman of the Board and Chief Executive Officer of PN Cellular, Inc. ("PN Cellular"), the former General Partner of MCLP since its formation in October 1992. Mr. Stanton served as a director of McCaw Cellular Communications, Inc. ("McCaw") from 1986 to 1994, and as a director of LIN Broadcasting Corporation ("LIN Broadcasting") from 1990 to 1994, during which time it was a publicly traded company. From 1983 to 1991, Mr. Stanton served in various capacities with McCaw, serving as Vice-Chairman of the Board of McCaw from 1988 to September 1991 and as Chief Operating Officer of McCaw from 1985 to 1988. Mr. Stanton is also a member of the Board of Directors of each of Interpoint, Inc. and SmarTone (Hong Kong). In addition, Mr. Stanton is a trustee of Whitman College, a private college. Mr. Stanton is currently a director of the CTIA. Mr. Stanton is married to Ms. Gillespie.

     Donald Guthrie has been Vice Chairman of the Company since November 1995. From 1986 to October 1995, he served as Senior Vice President and Treasurer of McCaw and, from 1990 to October 1995, he served as Senior Vice
President -- Finance of LIN Broadcasting.

     Robert R. Stapleton has been President of the Company since its formation in July 1994, and President of GCC since November 1992. From August 1989 to November 1992, he served in various positions with GCC, including Chief Operating Officer and Vice President of Operations. From 1984 to 1989, Mr. Stapleton was employed by mobile communications subsidiaries of Pacific Telesis, Inc., which now are affiliated with AirTouch Communications.

     Mikal J. Thomsen has been Chief Operating Officer of the Company since its formation in July 1994. Mr. Thomsen was a director and Chief Operating Officer of MCLP and its predecessor from its inception in 1991 until the Company's formation in July 1994. From 1983 to 1991, Mr. Thomsen held various positions at McCaw, serving as General Manager of its International Division from 1990 to 1991 and as General Manager of its West Florida Region from 1987 to 1990.

     Theresa E. Gillespie has been Chief Financial Officer of the Company since its formation in July 1994. Ms. Gillespie was Chief Financial Officer of MCLP and its predecessor since its inception in 1991 until the Company's formation in July 1994. Ms. Gillespie has been Chief Financial Officer of certain entities controlled by Mr. Stanton and Ms. Gillespie since 1988. From 1986 to 1987, Ms. Gillespie was Senior Vice President and Controller of McCaw. From 1975 to 1986 she was employed by a national public accounting firm. Ms. Gillespie is married to Mr. Stanton.

     Alan R. Bender has been Secretary, Senior Vice President and General Counsel of the Company since its formation in July 1994. Mr. Bender joined GCC in April 1990, as Senior Counsel, and was named Secretary in June 1990, General Counsel in August 1990 and Vice President in March 1992. From 1988 to 1990, Mr. Bender was Vice President and Senior Counsel of Equitec Financial Group, Inc., a subsidiary of PacifiCorp Inc.

     Cregg B. Baumbaugh has been Senior Vice President -- Corporate Development of the Company since its formation in July 1994. From November 1989 through the present, he has served in various positions with GCC, including Vice
President -- Business Development. From 1986 to 1989, Mr. Baumbaugh was employed by The First Boston Corporation.

     Timothy R. Wong has been Vice President -- Engineering of the Company since January 1996. From 1990 to 1995, Mr. Wong held various positions at U S WEST Cellular, serving as Executive Director -- Engineering and Operations from 1994 to 1995, Director of Wireless Systems Engineering in 1993, Manager of International Wireless Engineering in 1992, and Manager -- Systems Design from 1990 to 1991.

     Robert P. Dotson has been Vice President -- Marketing of the Company since May 1996. Previously, Mr. Dotson held various marketing positions with PepsiCo's KFC restaurant group, serving as Senior Director of Concept Development from 1994 to 1996, Director of International Marketing from 1993 to 1994, Divisional Marketing Director from 1991 to 1993 and Manager of New Product Development and Base Business Marketing from 1989 through 1991.

     Bradley J. Horwitz has been Vice President -- International of the Company and President of Western Wireless International Corporation, a subsidiary of the Company, since November 1995. From 1983 to 1995, Mr. Horwitz held various positions at McCaw, serving as Vice President -- International Operations from 1992 to 1995, Director -- Business Development from 1990 to 1992 and Director of Paging Operations from 1986 to 1990.

     Nastashia Stoneman Press has been Principal Accounting Officer since December 1995. Ms. Press was Controller of the Company from its formation in July 1994 to December 1995, and Controller of MCLP from April 1992 to the Company's formation in July 1994. From 1989 to 1992, Ms. Press was Controller of Institutional Communications Company. From 1983 to 1989, she held various accounting and finance positions at MCI Communications Corporation.

     David A. Bayer has been a director of the Company since its formation in July 1994. Mr. Bayer was a director of GCC from February 1993 to December 1995. Since November 1991, Mr. Bayer has been the President and owner of dbX Corporation. Mr. Bayer currently is a director of MobileMedia Corporation ("MobileMedia").

     John L. Bunce, Jr. has been a director of the Company since its formation in July 1994. Mr. Bunce was a director of GCC from March 1992 to December 1995. Mr. Bunce is a general partner of Hellman & Friedman, a private investment firm, having joined Hellman & Friedman as an associate in 1988. Mr. Bunce currently is a director of MobileMedia.

     Mitchell R. Cohen has been a director of the Company since its formation in July 1994. Mr. Cohen was a director of GCC from March 1992 to December 1995. Mr. Cohen is a general partner of Hellman & Friedman, having joined Hellman & Friedman as an associate in July 1989. From 1986 to 1989, Mr. Cohen was employed by Shearson Lehman Hutton, Inc. Mr. Cohen currently is a director of MobileMedia and Matrix Telecommunications Limited.

     Jonathan M. Nelson has been a director of the Company since its formation in July 1994. Mr. Nelson is a managing general partner of Providence Ventures, L.P., the general partner of the general partner of Providence Media Partners L.P. ("Providence"), a private equity fund. Since 1986, Mr. Nelson has been a managing director of Narragansett Capital, Inc., a private management company for three separate equity investment funds. Mr. Nelson is currently a director of Wellman, Inc., Brooks Fiber Properties Inc. and CellNet Data Systems.

     Terence M. O'Toole has been a director of the Company since its formation in July 1994. Mr. O'Toole joined Goldman, Sachs & Co. ("Goldman Sachs") in 1983 and became a Vice President in April 1988 and a general partner in November 1992. He is currently a director of Insilco Corporation, a diversified industrial holding company.

     GCC filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in October 1991 and, pursuant to a pre-packaged plan, emerged from bankruptcy in March 1992 under the controlling ownership of the Hellman & Friedman Entities. Mr. Stapleton and Mr. Bender at the time of the filing of the voluntary petition were executive officers of GCC, continue to be executive officers of GCC and now concurrently serve as executive officers of the Company.

BOARD OF DIRECTORS

     Each member of the Board of Directors has been elected pursuant to a stockholders agreement among certain of the Company's principal shareholders entered into in connection with the Business Combination (the "Stockholders Agreement"). Under the terms of the Stockholders Agreement, the current Board of Directors consists of the Company's Chief Executive Officer (John W. Stanton), three designees of Hellman & Friedman (John L. Bunce, Jr., Mitchell R. Cohen and David A. Bayer), one designee of Goldman Sachs (Terence M. O'Toole), one designee of Providence (Jonathan M. Nelson) and one designee selected by Providence and Mr. Stanton (which position is currently vacant). The provisions of the Stockholders Agreement, other than provisions providing for registration rights, terminated on the closing of the May Offerings. Certain of such shareholders are parties to a new Shareholders Agreement relating to the election of directors. See "Certain Transactions."

     The Executive Committee is currently comprised of Messrs. Stanton, Bunce and O'Toole, and the Compensation Committee is currently comprised of Messrs. Cohen, Nelson and Bayer. The Audit Committee is currently comprised of Messrs. Cohen, Nelson and Bayer and is responsible for recommending to the Board of Directors the engagement of the independent public accountants of the Company and reviewing with the independent public accountants the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent public accountants.

     The Washington Business Corporation Act (the "Washington Business Act") provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Articles of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with each of its directors and officers to effectuate these provisions, and has purchased director's and officer's liability insurance. The effect of such provisions is to indemnify the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company, to the fullest extent permitted by law.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid in 1995 to the Company's Chief Executive Officer and the Company's five other most highly compensated executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                  ------------
                                                                     AWARDS
                                                                  ------------
                                        ANNUAL COMPENSATION        SECURITIES
                                      -----------------------      UNDERLYING         ALL OTHER
                                                      BONUS       OPTIONS/SARs       COMPENSATION(1)
    NAME AND PRINCIPAL POSITION       SALARY ($)       ($)            (#)                ($)
------------------------------------  ----------     --------     ------------     ---------------
John W. Stanton.....................    $120,000     $180,000              0           $ 4,500
  Chairman & Chief Executive Officer
Robert R. Stapleton.................     139,461      100,000        139,500             4,500
  President
Mikal J. Thomsen....................     134,375       65,000        124,000             4,500
  Chief Operating Officer
Theresa E. Gillespie................     119,167       80,000        100,750             4,500
  Chief Financial Officer
Alan R. Bender......................     124,000       72,000         77,500             4,500
  Secretary, Senior Vice President
  and General Counsel
Cregg B. Baumbaugh..................     124,000       72,000         77,500             4,500
  Senior Vice President -- Corporate
  Development

---------------
(1) Company paid matching contributions to the Company's 401(k) Profit Sharing Plan and Trust.

     The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1995 to the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL
                                                                                              REALIZABLE
                                                                                               VALUE AT
                                               INDIVIDUAL GRANTS                                ASSUMED
                          ------------------------------------------------------------       ANNUAL RATES
                            NUMBER OF     PERCENT OF TOTAL                                  OF STOCK PRICE
                          SECURITIES OF     OPTIONS/SARs                                   APPRECIATION FOR
                           UNDERLYING        GRANTED TO      EXERCISE OR                    OPTION TERM(2)
                          OPTIONS/SARs      EMPLOYEES IN      BASE PRICE    EXPIRATION   ---------------------
          NAME            GRANTED(#)(1)     FISCAL YEAR       ($/SHARE)      DATE(1)        5%         10%
------------------------  -------------   ----------------   ------------   ----------   --------   ----------
John W. Stanton.........           0              0%            $    0              0    $      0   $        0
Robert R. Stapleton.....     139,500             10              11.29        7/29/05     992,250    2,504,250
Mikal J. Thomsen........     124,000              9              11.29        7/29/05     882,000    2,226,000
Theresa E. Gillespie....     100,750              7              11.29        7/29/05     716,625    1,808,625
Alan R. Bender..........      77,500              5              11.29        7/29/05     551,250    1,391,250
Cregg B. Baumbaugh......      77,500              5              11.29        7/29/05     551,250    1,391,250

---------------
(1) These options have terms of ten years from the date of grant, July 29, 1995, and become exercisable as to 25% of the shares on the first anniversary and an additional 25% every year thereafter until such options are fully exercisable, provided that such officer remains continuously employed by the Company.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to expiration of their terms assuming the specified compounded rates of appreciation on the base price (5% and 10%) of the Common Stock over the terms of the options. The 5% and 10% numbers are calculated based on rules required by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in these columns can be achieved or that the amounts reflected will be received by the individuals.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to each of the Named Executive Officers concerning the exercise of stock options and unexercised stock options held at December 31, 1995.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                         NUMBER OF                        OPTIONS/SARs AT          IN-THE-MONEY OPTIONS/SARs
                          SHARES                        FISCAL YEAR-END (#)          AT FISCAL YEAR-END($)
                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
         NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------- -----------   -----------   -----------   -------------   -----------   -------------
John W. Stanton........      0             0                0              0      $         0    $         0
Robert R. Stapleton....      0             0          470,168        211,833        8,938,825      2,491,321
Mikal J. Thomsen.......      0             0           36,168        196,333          463,782      2,317,553
Theresa E. Gillespie...      0             0           28,933        158,618          371,008      1,871,436
Alan R. Bender.........      0             0          182,900        120,900        3,420,277      1,425,293
Cregg B. Baumbaugh.....      0             0          181,868        118,833        3,407,051      1,398,788

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Stanton, Stapleton, Thomsen, Bender and Baumbaugh and Ms. Gillespie, pursuant to which such persons serve as executive officers of the Company. Each agreement provides that such person's employment by the Company may be terminated by the Company at any time, with or without cause (as such term is defined in the agreements). The agreements provide for initial annual base compensation of $180,000, $150,000, $140,000, $130,000, $130,000 and $130,000, respectively, and provide each executive officer an opportunity to earn an annual bonus, as determined by the Board of Directors of the Company, targeted at 100%, 70%, 60%, 60%, 60% and 60%, respectively, of such person's base compensation. Each such agreement provides that, in the event of an involuntary termination (as defined therein) for other than cause (1) such executive officer will be entitled to receive a severance payment in an amount equal to any accrued but unpaid existing annual targeted incentive bonus through the date of termination, 12 months of such executive's then base compensation, and an amount equal to 12 months of such executive's existing annual targeted incentive bonus, (2) the Company will, at its expense, make all specified insurance payment benefits on behalf of such executive officer and his or her dependents for 12 months following such involuntary termination and (3) with respect to any stock options previously granted to each executive officer which remain unvested at the time of involuntary termination, there shall be immediate vesting of that portion of each such grant of any unvested stock options equal to the product of the total number of such unvested options under such grant multiplied by a fraction, the numerator of which is the sum of the number of days from the date on which the last vesting of options under such grant occurred to and including the date of termination plus 365, and the denominator of which is the number of days remaining from the date on which the last vesting of options under such grant occurred to and including the date on which the final vesting under such grant would have occurred absent the termination. Mr. Stapleton's agreement provides for an immediate vesting of all options upon his involuntary termination for other than cause. Among other things, an executive officer's death or permanent disability will be deemed an involuntary termination for other than cause. In addition, each agreement provides for full vesting of all stock options granted upon a change of control (as such term is defined in the stock option agreements with the executive officer) of the Company.

     Each such employment agreement further provides that the Company has entered or will enter into an indemnification agreement with such executive officer pursuant to which the Company will agree to indemnify the executive officer against certain liabilities arising by reason of the executive officer's affiliation with the Company. Pursuant to the terms of each employment agreement, each executive officer agrees that during such executive officer's employment with the Company and for one year following the termination of such executive officer's employment with the Company for any reason, such executive officer will not engage in a business which is substantially the same as or similar to the business of the Company and which competes within the applicable commercial mobile radio services markets serviced by the Company. Mr. Stanton's agreement provides that such prohibition shall not preclude Mr. Stanton's investment in other companies engaged in the wireless communications business or his ability to serve as a director of other companies engaged in the wireless communications business, in each case subject to his fiduciary duties as a director of the Company. See "Risk Factors -- Dependence Upon Key Personnel."

     All key employees of the Company have executed a non-compete agreement containing provisions substantially similar to those set forth in the employment agreements described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board was formed in July 1994. None of the members was at any time during the fiscal year ended December 31, 1995, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

     Directors of the Company currently receive no compensation for serving on the Board. Directors are not reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to serving on, the Board of Directors and any committees thereof. The Board of Directors may consider alternative compensation arrangements for the directors from time to time.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 30, 1996, by (i) each person who is known by the Company to own beneficially 5% or more of either class of Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer of the Company; and (iv) all directors and officers as a group. Unless otherwise indicated, all persons listed have sole voting power and investment power with respect to such shares, subject to community property laws, where applicable, and the information contained in the notes to the table.

                                                                                PERCENTAGE
                                   SHARES BENEFICIALLY OWNED(1)             BENEFICIALLY OWNED
                                -----------------------------------     ---------------------------
       NAME AND ADDRESS         A SHARES     B SHARES      TOTAL        A SHARES   B SHARES   TOTAL
------------------------------  ---------   ----------   ----------     --------   --------   -----
Hellman & Friedman(2)(5)......              25,163,997   25,163,997                  44.6 %   36.2 %
  One Maritime Plaza, 12th
  Floor
  San Francisco, CA 94111
The Goldman Sachs Group, L.P.
  and related investors(3)(5)..             12,099,029   12,099,029                  21.4     17.4
  85 Broad Street, 19th Floor
  New York, NY 10004
John W. Stanton and Theresa E.
  Gillespie(4)(5)(6)..........     10,000    6,290,544    6,300,544        *         11.1      9.1
  2001 NW Sammamish Road
  Issaquah, WA 98027
Providence Media Partners
  L.P.(5).....................               3,886,591    3,886,591                   6.9      5.6
  c/o Providence Ventures,
  Inc.
  900 Fleet Center
  50 Kennedy Plaza
  Providence, RI 02903
Putnam Investments, Inc.......  1,287,500                 1,287,500        9.9 %               1.9
  One Post Office Square
  Boston, MA 02109
Robert A. Stapleton(6)........                 551,396      551,396                   1.0      *
Mikal J. Thomsen(6)(7)........                 478,307      478,307                   *        *
Alan R. Bender(6).............                 247,492      247,492                   *        *
Cregg B. Baumbaugh(6).........                 240,199      240,199                   *        *
David A. Bayer(8).............                 818,159      818,159                   1.5      1.2
John L. Bunce, Jr.(9).........              25,163,997   25,163,997                  44.5     36.2
Mitchell R. Cohen(9)..........              25,163,997   25,163,997                  44.5     36.2
Terence M. O'Toole(10)........              12,099,029   12,099,029                  21.4     17.4
Jonathan M. Nelson(11)........      6,000    3,886,591    3,892,591        *          6.9      5.6
All directors and executive
  officers as a group (13
  persons)(6).................     16,500   49,790,970   49,807,470        *         86.2     71.7

---------------

  *  Less than 1% of the outstanding shares of Common Stock.

 (1) Computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

 (2) Consists of shares held by Hellman & Friedman Capital Partners II, L.P. ("HFCP"), H&F Orchard Partners, L.P. ("HFOP") and H&F International Partners, L.P. ("HFIP"), which are in turn beneficially owned by their respective general partners and Warren Hellman, individually and as a trustee of The Hellman Family Revocable Trust dated December 17, 1984 (the "Hellman Trust" and with HFCP, HFOP and HFIP, the "Hellman Entities"), and Tully M.

     Friedman, individually and as the trustee of The Tully M. Friedman Revocable Trust UAD January 3, 1980 (the "Friedman Trust" and with Hellman Entities, the "Hellman & Friedman Entities"). HFCP owns of record 22,727,539 shares of Class B Common Stock, HFOP owns of record 2,033,024 shares of Common Stock and HFIP owns of record 403,434 shares of Class B Common Stock. HFCP, HFOP and HFIP are California limited partnerships, the sole general partners of which are entities indirectly controlled by the Hellman Trust and the Friedman Trust. The principal business of each of such partnerships is to make strategic investments in a variety of special situations, including restructurings, recapitalizations and buyouts. Hellman is a trustee of the Hellman Trust and Friedman is a trustee of the Friedman Trust. Each of Hellman and Friedman is a citizen of the United States. Hellman and Friedman, individually and as trustees of the respective trusts, share voting and investment power with respect to the shares of Class B Common Stock held by the Hellman & Friedman Entities.

 (3) Consists of (i) 11,096,078 shares of Class B Common Stock held of record by GS Capital Partners, L.P. ("GS Capital"), (ii) 580,813 shares of Class B Common Stock held of record by Stone Street Fund 1992, L.P. ("Stone Street"), (iii) 337,163 shares of Class B Common Stock held of record by Bridge Street Fund 1992, L.P. ("Bridge Street") and (iv) 84,975 shares of Class B Common stock held of record by The Goldman Sachs Group, L.P. ("GS Group"). Each of GS Capital, Stone Street and Bridge Street is an investment limited partnership, the general partner, the managing general partner or the managing partner of which is an affiliate of GS Group. GS Group disclaims beneficial ownership of shares held by such investment partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group and its affiliates.

 (4) Consists of (i) 1,686,069 shares of Class B Common Stock held of record by PN Cellular, which is 78% owned and controlled by Mr. Stanton and Ms. Gillespie, (ii) 1,274,520 shares of Class B Common Stock held of record by Stanton Communications Corporation ("SCC"), which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, (iii) 3,087,464 shares of Class B Common Stock held by Mr. Stanton and Ms. Gillespie, as tenants in common, and (iv) 159,437 shares of Class B Common Stock held of record by The Stanton Family Trust. Mr. Stanton and Ms. Gillespie are married and share voting and investment power with respect to the shares jointly owned by them, as well as the shares held of record of PN Cellular, SCC and The Stanton Family Trust.

 (5) Parties or affiliates of parties to the Shareholders Agreement, which provides that the parties thereto will vote their shares of Common Stock in favor of the election as directors of the Company, the Chief Executive Officer of the Company, one person designated by Stanton and Providence, one person designated by Goldman Sachs, two persons designated by the Hellman & Friedman Entities and one person selected by a majority of such designated persons, subject to the ownership requirements set forth therein. See "Certain Transactions."

 (6) Includes aggregate exercisable options to purchase Class B Common Stock; does not include unexercisable options. May include stock jointly or separately owned with or by spouse.

 (7) Mr. Thomsen jointly holds voting and investment power with respect to all of such shares with Lynn C. Thomsen, his wife, except for shares issued or issuable upon the exercise of stock options. Includes 172,484 shares of Class B Common Stock beneficially owned by Mr. Thomsen through his ownership of approximately 10.2% of PN Cellular. Mr. Thomsen does not have voting control over such shares.

 (8) All of such shares are owned by Bayer Investment Group. The David A. Bayer Trust, of which Mr. Bayer is the trustee, is the managing general partner of Bayer Investment Group. As a result, Mr. Bayer could be deemed to own beneficially 100% of the 818,859 shares of Class B Common Stock held by Bayer Investment Group. Mr. Bayer disclaims beneficial ownership as to 205,447 of such shares of Class B Common Stock.

 (9) Mr. Bunce and Mr. Cohen may each be deemed to be the owner of the 25,163,997 shares of Class B Common Stock owned by the Hellman & Friedman Entities as they are general partners of Hellman & Friedman. Each of Mr. Bunce and Mr. Cohen disclaim beneficial ownership of shares held by the Hellman & Friedman Entities to the extent interests in such entities are held by persons other than such individual.

(10) Mr. O'Toole may be deemed to be the owner of the 12,099,029 shares of Class B Common Stock owned by affiliates of Goldman Sachs, an investment banking firm of which he is a general partner. Mr. O'Toole disclaims beneficial ownership of shares held by affiliates of Goldman Sachs to the extent interests in such entities are held by persons other than Mr. O'Toole.

(11) Mr. Nelson may be deemed to be the owner of the 3,886,591 shares of Class B Common Stock owned by Providence, as he is a managing general partner of Providence Ventures, L.P., the general partner of the general partner of Providence. Mr. Nelson disclaims beneficial ownership of shares held by Providence to the extent interests in Providence are held by persons other than Mr. Nelson.

                              CERTAIN TRANSACTIONS

     In November 1993, the Hellman & Friedman Entities, Mr. Bayer, Mr. Stanton and Ms. Gillespie each exercised rights to purchase shares of common stock of GCC (the "GCC Stock"), which subsequently were exchanged for Class B Common Stock. See "Principal Shareholders."

     In 1993, prior to the Business Combination, GCC and MCLP exchanged certain cellular systems owned by each of them.

     Western Wireless Corporation was formed in July 1994 as part of the Business Combination involving GCC, MCLP, Mr. Stanton and Ms. Gillespie and PN Cellular. Immediately prior to the Business Combination, MCLP owned directly and indirectly 2.5% of the outstanding shares of GCC Stock and a subsidiary of GCC owned a 9.7% limited partnership interest in MCLP and 10% of the general partner of MCLP. Pursuant to the Business Combination, Western Wireless Corporation acquired approximately 95% of the outstanding shares of GCC Stock from certain GCC stockholders in exchange for Class B Common Stock (the "GCC Exchange"). Of the 45,042,681 shares of Class B Common Stock issued in the Business Combination, 51.9% were issued to GCC stockholders, 46.2% were issued to the partners of MCLP and 1.9% were issued in connection with interest acquired from Mr. Stanton and Ms. Gillespie and their affiliates. Simultaneously with the GCC Exchange, Western Wireless Corporation acquired all of the general and limited partnership interests of MCLP in exchange for Class B Common Stock. As part of the Business Combination, Western Wireless Corporation also acquired the remaining ownership interests in a corporation controlled by Mr. Stanton and Ms. Gillespie in which MCLP had a minority interest and in other partnerships controlled by MCLP, Mr. Stanton and Ms. Gillespie in exchange for Class B Common Stock. As a result of the Business Combination and a series of related transactions, Western Wireless Corporation holds indirectly all of the assets formerly held by MCLP, and GCC is a wholly-owned subsidiary of Western Wireless Corporation.

     In connection with the Business Combination, certain holders of GCC Stock and certain holders of limited partnership interests in MCLP entered into the Stockholders Agreement. The parties to the Stockholders Agreement beneficially own approximately 68.3% of the Company's outstanding Common Stock. The provisions of the Stockholders Agreement, other than the provisions relating to registration rights, terminated at the closing of the May 1996 Offerings. See "Management -- Board of Directors."

     Concurrently with the execution of the Stockholders Agreement, the Hellman & Friedman Entities, Mr. Stanton, Ms. Gillespie, PN Cellular, The Stanton Family Trust and SCC (collectively, the "Stanton Entities"), GS Capital, Stone Street, Bridge Street and GS Group (collectively, the "Goldman Sachs Entities") and certain other shareholders entered into a Voting Agreement, which was to be effective only upon the consummation of an initial public offering. The Voting Agreement, which was superseded by the Shareholders Agreement, provided generally that each of the Hellman & Friedman Entities, the Stanton Entities and the Goldman Sachs Entities would vote their shares of Common Stock for one member of the Board of Directors designated by each of the others so long as each of the others beneficially owns at least 7 1/2% of the outstanding shares of Common Stock of the Company. In connection with the May 1996 Offerings, the Hellman & Friedman Entities, the Stanton Entities, the Goldman Sachs Entities and Providence entered into the Shareholders Agreement, which superseded the Voting Agreement and, with respect to election of directors of the Company, provides that each of the Hellman & Friedman Entities, the Stanton Entities, the Goldman Sachs Entities and Providence shall vote their shares of Common Stock to elect a Board of Directors which will include (but not necessarily be limited to) the following six members: (i) the Chief Executive Officer of the Company,
(ii) so long as the Hellman & Friedman Entities beneficially own at least (A) 15% of the total voting power (as defined in the Shareholders Agreement) of the Company, two persons designated by the Hellman & Friedman Entities or (B) 7 1/2% of the total voting power of the Company, one person designated by the Hellman & Friedman Entities, (iii) so long as the Goldman Sachs Entities beneficially own at least 7 1/2% of the total voting power of the Company, one person designated by the Goldman Sachs Entities, (iv) so long as the Stanton Entities and Providence collectively beneficially own at least 7 1/2% of the total voting power of the Company, one person designated by majority vote of the Stanton Entities and Providence (such designee being in addition to Mr. Stanton if he is then serving on the Board of Directors by reason of being the Chief Executive Officer of the Company); the Stanton Entities agreed that so long as Mr. Stanton is serving as Chief Executive Officer and Providence owns at least 75% of the shares of Common Stock it beneficially owns at the date of execution of the Shareholders Agreement, the Stanton Entities shall vote their shares of Common Stock for one member of the Board of Directors designated by Providence; and (v) one member of the Board of Directors of the Company selected by a majority of the persons selected as described above. The Shareholders Agreement further provides that so long as the Hellman & Friedman Entities hold shares of Common Stock having voting power (as defined in the Shareholders Agreement) in excess of 49.9% of the total voting power, then for so long as the Hellman & Friedman Entities shall hold shares of Common Stock having voting power in excess of the aforesaid percentage, it shall abstain from voting that number of shares of Common Stock which gives it more votes than the aforesaid percentage. Such agreement has a term of 10 years. The Goldman Sachs Entities are also limited in their voting power pursuant to provisions of the Company's Articles of Incorporation. See "Description of Capital Stock -- Certain Articles of Incorporation, Bylaws and Statutory Provisions Affecting
Shareholders - Regulated Shareholders."

     In the second quarter of 1995, in order to finance the acquisition of broadband MTA PCS licenses through auctions conducted by the FCC, a number of the Company's current shareholders and their affiliates purchased shares of non-voting, convertible Series A Preferred Stock (the "PCS Preferred Stock") of Western PCS Corporation, a wholly-owned subsidiary of the Company ("Western PCS"), all the outstanding common stock of which was held by the Company, for a total purchase price of $149,499,980. The PCS Preferred Stock was exchangeable into shares of Class B Common Stock. The purchasers of the PCS Preferred Stock were the Hellman & Friedman Entities, Goldman Sachs Entities, Mr. Stanton and Ms. Gillespie, Providence, Bayer Investment Group and Toronto Dominion Investments, Inc. To secure their purchase commitments prior to the purchase, the subscribers agreed to pledge shares of the Company's stock or provide loans to the Company. Loans aggregating approximately $13,850,000 were made to the Company by subscribers. At the time of the purchase, the pledged shares were released and the loans (including accrued interest in the amount of $226,000) converted to equity in partial satisfaction of the purchase price. On June 26, 1995, the Company caused the exchange of the PCS Preferred Stock into Class B Common Stock, leaving Western PCS as a wholly-owned subsidiary of the Company and resulting in the issuance of 13,241,443 shares of Class B Common Stock to the purchasers in exchange for the PCS Preferred Stock.

     In July 1995, in connection with a private offering by the Company to all GCC stockholders who were accredited investors to exchange their GCC Stock for Class B Common Stock, Mr. Stapleton, Mr. Bender and Mr. Baumbaugh exchanged 30, 73 and 56 shares of GCC Stock for 9,300, 22,630 and 17,360 shares of Class B Common Stock, respectively.

     In November 1995, a wholly-owned subsidiary of the Company and Cook Inlet PV/SS PCS Partners, L.P. (the "General Partner") formed a limited partnership, Cook Inlet PCS, to participate in PCS C Block auction. Providence is a limited partner of the General Partner of Cook Inlet PCS. The General Partner is not otherwise affiliated with the Company. In connection with the formation of Cook Inlet PCS, the Company granted to each partner of the General Partner the right, during a specified period, to exchange its partnership interest in the General Partner for shares of Class B Common Stock, the number of shares to be based on the partners' capital contributions to the General Partner. Providence has the right to exchange its partnership interest in the General Partner for up to 122,140 shares of Class B Common Stock.

     In December 1995, GS Capital Partners Media Holding I, L.P., an affiliate of the Goldman Sachs Entities, terminated and distributed the 3,842,531 shares of Class B Common Stock registered in its name to its partners, GS Capital and GS Capital Partners Media Holding I, Inc., both of which are affiliates of the Goldman Sachs Entities. Following such distribution, GS Capital Partners Media Holding I, Inc. merged with and into the Company and the shares of Class B Common Stock owned by GS Capital Partners Media Holding I, Inc. were canceled and a like number of shares of Class B Common Stock were issued to GS Capital. GS Capital reimbursed the Company for all of the out-of-pocket expenses incurred by it in connection with this transaction.

     In February 1996, the Company acquired, through mergers intended to be tax-free reorganizations, Palouse Paging, Inc. ("Palouse") and Sawtooth Paging, Inc. ("Sawtooth"), paging system operators that provide services in some markets in which the Company operates its cellular systems. Prior to the acquisitions, Mr. Stanton and Ms. Gillespie had a significant ownership interest in each of Palouse and Sawtooth. The acquisitions, each of which was approved by the Company's Board of Directors in September 1995, contemplated a per share value of the Common Stock of $11.29 for purposes of the exchange. The value of each of Palouse and Sawtooth was determined by the disinterested directors of the Company's Board of Directors. Mr. Stanton and Ms. Gillespie together had independent legal representation in connection with the acquisitions and Mr. Stanton did not participate in either the Board of Directors' decision as to whether to complete the transaction or its determination of the value to be assigned to the interests acquired. Prior to the acquisition of Palouse, Mr. Stanton and Ms. Gillespie jointly owned approximately 99% of the issued and outstanding shares of common stock of Palouse. In consideration for the acquisition, the shares of stock of Palouse were exchanged for 515,561 shares of Class B Common Stock. In connection with the acquisition, Palouse repaid Mr. Stanton and Ms. Gillespie loans in the amount of $355,000. Prior to the acquisition of Sawtooth, Mr. Stanton and Ms. Gillespie, the Company and another individual, who now is an employee of the Company, owned approximately 47%, 47% and 6%, respectively, of the issued and outstanding shares of common stock of Sawtooth. In consideration for the acquisition of Sawtooth, the issued and outstanding shares of common stock of Sawtooth owned by Mr. Stanton and Ms. Gillespie and the other individual shareholder were exchanged for 79,748 shares of Class B Common Stock. In connection with the acquisition, Sawtooth repaid Mr. Stanton and Ms. Gillespie loans in the amount of $288,000.

     Pursuant to an agreement reached in September 1995, Donald Guthrie, the Company's Vice Chairman, purchased 88,567 shares of Class B Common Stock in February 1996 for $999,950, which represents a per share price of $11.29 and he was granted options to purchase 85,250 shares of Class B Common Stock at an exercise price of $1.13 per share.

     The Company and Western Wireless International Corporation ("International") have entered into an agreement (the "Horwitz Agreement") with Bradley J. Horwitz, a Vice President of the Company and President of International, pursuant to which Horwitz acquired 10% of the outstanding capital stock of International for $100,000. The Company owns the balance of the outstanding capital stock of International. Under the terms of the Horwitz Agreement, under certain circumstances (including, among others, a change of control of the Company and a sale of substantially all of the assets of International) or after December 31, 1996, the Company shall have the right, and/or Mr. Horwitz shall have the right to cause the Company, to exchange shares of Class A Common Stock for all the shares of International capital stock owned by Mr. Horwitz. The number of shares of Class A Common Stock to be delivered to Mr. Horwitz is calculated in accordance with formulas (which formulas differ depending upon the circumstances causing the exchange and which number depends upon, among other things, the fair market value of the shares of International stock at the time of the exchange) and would equal 8,860 shares of Class A Common Stock based on the value of International stock on the date hereof. In addition, if the Company proposes to sell its shares of International capital stock, under certain circumstances as described in the Horwitz Agreement, the Company can require Mr. Horwitz to sell, or must obtain for Mr. Horwitz the right to sell, his shares of International capital stock at the same per share price and on the same terms as the proposed sale by the Company.

     An affiliate of the Goldman Sachs Entities is a member of the syndicate of lenders pursuant to the Credit Facility and has committed to lend to the Company up to the aggregate principal amount of $18.5 million.

     Goldman Sachs served as a managing underwriter in the Company's May 1996 equity and debt public offering and as a Purchaser in its October 1996 private debt offering, receiving customary fees therefor.

     The Company believes that the foregoing transactions were on terms as fair to the Company as those which would have been available in arm's-length negotiations. The Senior Secured Facilities, the Washington Business Act (as hereinafter defined) and the Indenture contain provisions which limit the terms on which the Company may enter into transactions with its affiliates.

                            DESCRIPTION OF THE NOTES

     The Exchange Notes, like the Original Notes, are to be issued under the Indenture, dated as of October 24, 1996, by and between the Company and Harris Trust Company of California, as Trustee (the "Trustee"). The following summary of the material terms and provisions of the Notes and the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture, copies of which are available for inspection at the Corporate Trust Office of the Trustee in Los Angeles, California and which may also be obtained from the Company. Definitions relating to certain capitalized terms are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference. As used in this section, the "Company" refers to Western Wireless Corporation, unless the context otherwise requires.

GENERAL

     The Original Notes are, and the Exchange Notes will be, unsecured obligations of the Company, limited in aggregate principal amount to $200,000,000. The Original Notes are, and the Exchange Notes will be senior subordinated obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company, including amounts outstanding under the Credit Facility and senior in right of payment to any future subordinated indebtedness of the Company. The Exchange Notes, like the Original Notes, will rank pari passu with $200.0 million aggregate principal amount of the 2006 Notes. Unless otherwise noted, the following descriptions as to the Notes are true for both the Original Notes and the Exchange Notes.

     The Company has agreed to file and cause to become effective a registration statement of which this Prospectus is a part, relating to an exchange offer for the Original Notes, or, in lieu hereof, to file and cause to become effective a resale shelf registration statement for the Original Notes. If such exchange offer or shelf registration statement is not filed or is not declared effective, or if such exchange offer is not consummated, within the time periods set forth herein, Special Interest (as defined below) will accrue and be payable on the Original Notes either temporarily or permanently. See "-- Registration Covenant; Exchange Offer" below.

MATURITY, INTEREST AND PRINCIPAL

     The Notes will mature on February 1, 2007. Interest on the Notes will accrue at a rate of 10 1/2% per annum and will be payable semiannually on each February 1 and August 1, commencing on February 1, 1997, to the Holders of record on the immediately preceding January 15 and July 15. Interest will be computed on the basis of a 360-day year of twelve 30-day months; provided, however, that any Special Interest on the Notes will be computed on the basis of a 365- or 366-day year, as the case may be, and the number of days actually elapsed. The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

     All moneys paid by the Company to a paying agent for the payment of principal of (and premium, if any) and any interest on any Notes which remain unclaimed for two years after such principal (or premium, if any) or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Notes may look only to the Company for payment thereof.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURE AND TRANSFER

     The Exchange Notes will be issued only in fully registered form, without interest coupons, in denomination of $1,000 and integral multiples thereof, in the form of a permanent global certificate in fully registered form (the "Global Note") and deposited with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Notes in certificated from except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes."

     Depository Procedures. DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     The Company expects that, pursuant to procedures established by DTC, (i) upon issuance of the Global Note, DTC will credit the respective principal amount of Exchange Notes of the individual beneficial interests represented by such Global Note to the accounts of Participants and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "-- Exchange of Book-Entry Notes for Certificated Notes."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of (and premium, if any) and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the Trustee nor any agent or the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Note as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

     Interests in the Global Note will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject to all cases to the rules and procedures of DTC and is participants.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. If a Holder requires physical delivery of a Certificated Note for any reason, including to sell Exchange Notes to Persons in states which require physical delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear of CEDEL participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions of Euroclear to CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Exchange Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Note for Exchange Notes in certificated form, and to distribute such Exchange Notes to its Participants.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Notes among participants in DTC, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Exchange of Book-Entry Notes for Certificated Notes. A Global Note is exchangeable for definitive Exchange Notes in registered certificated form if
(i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depository for the Global Note and the Company thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company at its option, notifies the Trustee in writing that it elects to cause the issuance of the Exchange Notes in certificated form of (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated Exchange Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated Exchange Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

SUBORDINATION

     The payment of the principal of and premium, if any, and interest on the Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit or creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any Notes Payment.

     In the event that any Senior Payment Default shall have occurred and be continuing, then no Notes Payment shall be made unless and until such Senior Payment Default shall have been cured or waived.

     In the event that any Senior Nonmonetary Default shall have occurred and be continuing, then, upon the receipt by the Company and the Trustee of written notice of such Senior Nonmonetary Default from a Person designated as an administrative agent for the Designated Senior Indebtedness or, if there is no outstanding Designated Senior Indebtedness, any holder of Senior Indebtedness, no Notes Payment shall be made during the period (the "Payment Blockage Period") commencing on the date of such receipt of such written notice and ending on the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or shall have ceased to exist and any acceleration of Senior Indebtedness shall have been rescinded or annulled or the Senior Indebtedness to which such Senior Nonmonetary Default relates shall have been discharged or (ii) the 179th day after the date of such receipt of such written notice. No more than one Payment Blockage Period may be commenced with respect to the Notes during any 360-day period and there shall be a period of at least 181 consecutive days in each 360-day period in which no Payment Blockage Period is in effect. No Payment Blockage Period shall be in effect if there is no payment blockage period in effect with respect to any outstanding 2006 Notes. For all purposes of this paragraph, no Senior Nonmonetary Default that was known to the holders of Senior Indebtedness to exist or be continuing on the date of commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by an administrative agent for the Designated Senior Indebtedness unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days.

     By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness, the 2006 Notes or the Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Senior Subordinated Notes.

     At June 30, 1996, Senior Indebtedness aggregated approximately $243.8 million. The Company expects from time to time to Incur additional Indebtedness constituting Senior Indebtedness. See "Capitalization." The Indenture will not prohibit or limit the Incurrence of additional Senior Indebtedness. In addition, all existing and future indebtedness and other liabilities of the Company's Subsidiaries will be effectively senior in right of payment to the Notes. At June 30, 1996, the total outstanding Indebtedness of the Company's Subsidiaries not eliminated in the Company's consolidated financial statements was approximately $46.5 million.

OPTIONAL REDEMPTION

     Prior to February 1, 2002, the Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes to be redeemed together with accrued interest thereon to but excluding the date fixed for redemption and (ii) the Make-Whole Amount, if any, with respect to the Notes or portion thereof being redeemed.

     On or after February 1, 2002, the Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), in each case together with accrued interest to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning February 1 of each of the years indicated below:

                                                                   REDEMPTION
                                      YEAR                           PRICE
                -------------------------------------------------  ----------
                2002.............................................    105.25%
                2003.............................................    103.50%
                2004.............................................    101.75%
                2005 and thereafter..............................    100.00%

     Notwithstanding the previous two paragraphs, on or before February 1, 1999, the Company may at its option, apply Qualified Capital Stock Proceeds and Affiliate and Related Person Proceeds to redeem up to $66 million in aggregate principal amount of Notes at 110.50% (expressed as a percentage of the stated principal amount thereof), together with accrued interest to but excluding the date fixed for redemption.

     Notice of any optional redemption of any Notes (or portion thereof) will be given to Holders at their addresses appearing in the Security Register, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption shall state the redemption date, the redemption price, if less than all the outstanding Senior Subordinated Notes are to be redeemed, principal amounts of the particular Notes to be redeemed, that on the redemption date the redemption price will become due and payable upon each Note to be redeemed and the place or places where such Notes are to be surrendered for payment of the redemption price.

     No sinking fund is provided for the Notes.

REGISTRATION COVENANT; EXCHANGE OFFER

     The Company has entered into an Exchange and Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which the Company agreed, for the benefit of the Holders of the Original Notes, (i) to file with the Commission, within 30 days following the Closing, a registration statement (the "Exchange Offer Registration Statement") under the Securities Act relating to an Exchange Offer pursuant to which notes substantially identical to the Original Notes (except that such notes will not contain terms with respect to the Special Interest payments described below or transfer restrictions) (the "Exchange Notes") would be offered in exchange for the then outstanding Original Notes tendered at the option of the Holders and (ii) to use their best efforts to cause the Exchange Offer Registration Statement to become effective as soon as practicable thereafter. The registration statement of which this Prospectus is a part has been filed to satisfy such obligation. The Company has further agreed to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold such offer open for at least 30 days, and issue Exchange Notes for all Original Notes validly tendered and not withdrawn before the expiration of such offer.

     Under existing Commission interpretations, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resale of those Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of any unsold allotment from the original sale of the Senior Subordinated Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes. The Exchange Offer Registration Statement will be kept effective for a period of up to 90 days after the Exchange Offer has been consummated in order to permit resales of Exchange Notes acquired by broker-dealers in after-market transactions. Each Holder of the Original Notes (other than certain specified Holders) who wishes to exchange such Original Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an Affiliate of the Company.

     However, if on or before the date of consummation of the Exchange Offer the existing Commission interpretations are changed such that the Exchange Notes would not in general be freely transferable on such date, the Company will, in lieu of effecting registration of Exchange Notes, file a registration statement under the Securities Act relating to a shelf registration of the Original Notes for resale by Holders (the "Resale Registration") to become effective and to remain effective (except for one period not to exceed 30 consecutive days in any twelve month period) for a period of up to three years after the Closing. In addition, in the event the Purchasers shall not have resold all of the Original Notes purchased by them pursuant to the Purchase Agreement (defined below) prior to the expiration of the Exchange Offer and are not entitled to rely on the interpretation of the Commission Staff to receive freely transferable Exchange Notes, the Company will file a Resale Registration; provided that the expenses related to such Resale Registration shall be paid by the Purchasers after nine months from the date of effectiveness of such Resale Registration. The Company will, in the event of the Resale Registration, provide to the Holders of the Original Notes copies of the prospectus that is a part of the registration statement filed in connection with the Resale Registration, notify such Holders when the Resale Registration for the Original Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes. A Holder of Original Notes that sells such Original Notes pursuant to the Resale Registration generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

     In the event that (i) the Company has not filed the registration statement relating to the Exchange Offer (or, if applicable, the Resale Registration) within 30 days following the Closing, (ii) such registration statement (or, if applicable, the Resale Registration) has not become effective within 75 days following the Closing, (iii) the expiration of the Exchange Offer has not occurred within 45 business days after the effective date of the Exchange Offer Registration Statement or (iv) any registration statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (i) through (iv), a "Registration Default"; provided that no more than one Registration Default shall be deemed to be in effect at any one time), then interest will accrue (in addition to the stated interest on the Original Notes) at the rate of 0.5% per annum on the principal amount of the Original Notes, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect. Such additional interest (the "Special Interest") will be payable in cash semiannually in arrears on each February 1 and August 1. For each 90-day period that the Registration Default continues, the per annum rate of such Special Interest will increase by an additional 0.5%, provided that such rate shall in no event exceed 2.0% per annum in the aggregate. Special Interest, if any, will be computed on the basis of a 365 or 366 day year, as the case may be, and the number of days actually elapsed.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

     The Original Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase, and for purposes of this Description of the Notes (except under this caption
"-- Registration Covenant; Exchange Offer") all references herein to "Original Notes" or "Notes" shall be deemed to refer collectively to the Original Notes and any Exchange Notes, unless the context otherwise requires.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of a Note shall have the right to have such Note repurchased by the Company on the terms and conditions set forth in the Indenture. The Company shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, mail an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of their aggregate principal amount plus accrued interest to but excluding the Purchase Date. The Credit Facility precludes the Company from making such an Offer to Purchase, and the Company will be required to obtain written consents or waivers from the lenders under the Credit Facility or repay Indebtedness under the Credit Facility in order to be able to make the Offer to Purchase.

     "Change of Control" means (i) directly or indirectly a sale, transfer or other conveyance of all or substantially all the assets of the Company, on a consolidated basis, to any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), excluding transfers or conveyances to or among the Company's Wholly Owned Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that any Person or group of Persons that, as of the date of the Indenture, are not Initial Investors or Affiliates of the Initial Investors own more than 50% of the total Voting Power entitled to vote in the election of directors, managers or trustees of the transferee entity immediately after such transaction, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Initial Investors (or any Person or group of Persons that, at the date of the Indenture, are Affiliates of the Initial Investors), is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Power of the Company or (iii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-l thereunder, in connection with any Offer to Purchase.

COVENANTS

     LIMITATION ON CONSOLIDATED INDEBTEDNESS

     The Indenture will prohibit the Company and any of its Restricted Subsidiaries from Incurring any Indebtedness unless the Company's Indebtedness to EBITDA Ratio at the end of the fiscal quarter immediately preceding the Incurrence of such Indebtedness, after giving pro forma effect thereto, is less than:

                                FOR THE PERIOD                       RATIO
                ----------------------------------------------   -------------
                Prior to June 30, 2000........................   9 to 1; and
                Thereafter....................................   7 to 1

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may Incur the following Indebtedness without regard to the foregoing limitations:

          (i) Indebtedness evidenced by the Notes or otherwise arising under the Indenture;

          (ii) Indebtedness of the Company or any Restricted Subsidiary, as the case may be, that is outstanding or committed at the date of the Indenture under the Credit Facility (including any letters of credit issued thereunder) and the NORTEL Facility and any renewal, extension, refinancing or refunding thereof in an amount which, together with any amount remaining outstanding or committed under the Credit Facility and the NORTEL Facility, does not exceed $950 million outstanding; provided that this clause (ii) shall not prohibit the Company from incurring additional Indebtedness under the Credit Facility or the NORTEL Facility otherwise permitted pursuant to this covenant;

          (iii) Indebtedness of the Company or any Restricted Subsidiary that is outstanding or committed prior to February 1, 2000 for the acquisition, construction or improvement by the Company or any Restricted Subsidiary of assets in the Wireless Communications Business; provided that the amount of such Indebtedness at any time outstanding does not exceed 100% of the Fair Market Value of such assets;

          (iv) Indebtedness of the Company or any Wholly Owned Restricted Subsidiary of the Company owing to the Company or any Wholly Owned Restricted Subsidiary of the Company;

          (v) Indebtedness of the Company or any Restricted Subsidiary to renew, extend, refinance or refund any Indebtedness of the Company or any Restricted Subsidiary outstanding or committed on the date of renewal, extension, refinancing or refunding other than Indebtedness Incurred pursuant to clause (ii) or (iv); provided, however, that such Indebtedness does not exceed the principal amount of outstanding or committed Indebtedness so renewed, extended, refinanced or refunded plus financing fees and other expenses associated therewith; provided, further, that (a) such renewing, extending, refinancing or refunding Indebtedness shall have no mandatory repayments or redemptions prior to the Indebtedness being renewed, extended, refinanced or refunded and (b) in the case of any refinancing or refunding of Indebtedness pari passu to the Notes, the refinancing or refunding Indebtedness is made pari passu or subordinated to the Notes and, in the case of any refinancing or refunding of Indebtedness subordinated to the Notes, the refinancing or refunding Indebtedness is made subordinate to the Notes to substantially the same extent as the Indebtedness refinanced or refunded;

          (vi) Indebtedness Incurred by the Company or any Restricted Subsidiary under Interest Hedge Agreements to hedge permitted Indebtedness; and

          (vii) Indebtedness of the Company or any Restricted Subsidiary that is outstanding or committed prior to February 1, 2000, other than Indebtedness permitted pursuant to clauses (i) through (vi) above, which, together with any other outstanding indebtedness incurred pursuant to this clause (vii), does not exceed $50 million at any time outstanding or committed.

     LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

     The Indenture will prohibit the Company from allowing any Restricted Subsidiary of the Company to create or issue any Preferred Stock except:

          (i) Preferred Stock outstanding on the date of the Indenture;

          (ii) Preferred Stock issued to and held by the Company or any Wholly Owned Restricted Subsidiary of the Company;

          (iii) Preferred Stock issued by any Person prior to that Person's having become a direct or indirect Restricted Subsidiary of the Company;

          (iv) Preferred Stock issued by a Restricted Subsidiary the proceeds of which are used to refinance outstanding Preferred Stock of a Restricted Subsidiary, provided that (a) the liquidation value of the refinancing Preferred Stock does not exceed the liquidation value so refinanced plus financing fees and other expenses associated with such refinancing and (b) such refinancing Preferred Stock has no mandatory redemptions prior to the Preferred Stock being refinanced; and

          (v) Preferred Stock issued by a Restricted Subsidiary with a cumulative liquidation preference in an amount which could have been Incurred at the time of such issuance as Indebtedness under the provision of the Indenture described under "-- Limitation on Consolidated Indebtedness."

     LIMITATION ON CERTAIN ASSET DISPOSITIONS

     The Indenture will prohibit the Company or any Restricted Subsidiary from making any Asset Disposition in one or more related transactions that result in aggregate net proceeds in excess of $10 million unless (i) the consideration received at the time of such Asset Disposition is at least equal to the Fair Market Value of the assets as determined by the Board of Directors of the Company (which determination will be evidenced by a Board Resolution), (ii) (A) at least 85% of the consideration received consists of cash or readily marketable cash equivalents or the assumption of Indebtedness of the Company or any Restricted Subsidiary or (B) so long as no Event of Default or event which with notice or lapse of time would become an Event of Default has occurred and is continuing, the consideration paid to the Company or such Restricted Subsidiary is substantially comparable in type to the assets being sold as determined by the Board of Directors of the Company (which determination will be evidenced by a Board Resolution) and (iii) all the Net Available Proceeds shall be applied (a) first, to the payment of Senior Indebtedness (or Indebtedness of such Restricted Subsidiary, as the case may be) then outstanding; (b) second, to make any offer to purchase required under the 2006 Notes Indenture; (c) third, to make an Offer to Purchase any outstanding Notes at par value plus accrued interest and any other offer to purchase required under the terms of Indebtedness that is pari passu to the Notes, on a pro rata basis; and (d) fourth, to the repayment of other Indebtedness of the Company or a Restricted Subsidiary. The Company will not be able to make an offer to purchase pursuant to clause (ii)(b) or (c) without obtaining written consents from or repaying the lenders under the Credit Facility.

     Notwithstanding clause (iii) of the preceding paragraph, the Indenture will not require the Company to repay Senior Indebtedness (or Indebtedness of such Restricted Subsidiary) then outstanding, to make an Offer to Purchase any outstanding Notes at par value or to repay any other Indebtedness with the proceeds of any Asset Disposition to the extent that the Net Available Proceeds from any Asset Disposition are invested within 365 days of such Asset Disposition in assets or an entity in the Wireless Communications Business or the Company or a Restricted Subsidiary shall have entered into a binding agreement to invest in such assets or entity and such investment shall have been consummated within eighteen months of such Asset Disposition.

     For purposes of the foregoing, "Net Available Proceeds" means the aggregate amount of cash (including any other consideration that is converted into cash) received by the Company or a Restricted Subsidiary in respect of such an Asset Disposition, less the sum of (i) all fees, commissions and other expenses Incurred in connection with such Asset Disposition, including the amount of income taxes required to be paid by the Company or a Restricted Subsidiary in connection therewith and (ii) the aggregate amount of cash so received which is used to retire any existing Indebtedness of the Company or a Restricted Subsidiary which is required to be repaid in connection therewith.

     LIMITATION ON RESTRICTED PAYMENTS

     The Indenture will prohibit the Company or any Restricted Subsidiary from making any Restricted Payment unless after giving effect thereto (a) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing; (b) the Company would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the provision of the Indenture described in the first paragraph under "--Limitation on Consolidated Indebtedness"; and (c) the total of all Restricted Payments made on or after the date of the Indenture does not exceed the sum of (i) Cumulative EBITDA less 1.6 times Cumulative Interest Expense and (ii) 100% of the aggregate Affiliate and Related Person Proceeds and Qualified Capital Stock Proceeds of the Company after the date of the Indenture.

     The foregoing provision shall not be violated, so long as no Event of Default or event which with notice or lapse of time or both would become an event of default has occurred and is continuing (other than in the case of clause (ii)), by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision, (ii) any refinancing of any Indebtedness otherwise permitted under the provision of the Indenture described under clause (ii) or
(v) of "--Limitation on Consolidated Indebtedness," (iii) Permitted Joint Venture Investments, (iv) the payment of scheduled dividends on, or the redemption of, Preferred Stock permitted to be created or issued pursuant to the provision of the Indenture described under "-- Limitation on Preferred Stock of Restricted Subsidiaries" or (v) Restricted Payments, in addition to Restricted Payments permitted pursuant to clauses (i) through (iv) above, not in excess of $25 million in the aggregate after the date of the Indenture.

     LIMITATIONS CONCERNING DISTRIBUTIONS AND TRANSFERS BY RESTRICTED
SUBSIDIARIES

     The Indenture will provide that the Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual restriction or prohibition on the ability of any Restricted Subsidiary to (i) pay dividends on, or make other distributions in respect of, its capital stock, or any other ownership interest or participation in, or measured by, its profits, to the Company or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary, (ii) make any loans or advances to the Company or any Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such restriction or prohibition (i) pursuant to any agreement in effect on the date of the Indenture, (ii) pursuant to an agreement entered into after the date of the Indenture relating to any Indebtedness the Incurrence of which is permitted under the Indenture, provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive in any material respect than those contained in the NORTEL Facility or are no more restrictive in any material respect than those contained in the Indenture, (iii) pursuant to an agreement relating to any Indebtedness of such Restricted Subsidiary which was outstanding or committed prior to the date on which such Restricted Subsidiary was acquired by the Company other than in anticipation of becoming a Restricted Subsidiary or (iv) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of any agreement described in clauses (i) through (iii) above, provided, however, that the provisions contained in such renewal, extension, refinancing or refunding agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof.

     LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES

     Subject to the requirements of the provision of the Indenture described under "-- Consolidation, Merger, Conveyance, Transfer or Lease," the Indenture will provide that the Company will not, and will not permit any Wholly Owned Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of such Wholly Owned Restricted Subsidiary or any other Wholly Owned Restricted Subsidiary to any Person other than the Company or a Wholly Owned Restricted Subsidiary; and shall not permit any Wholly Owned Restricted Subsidiary to issue shares of its Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of, its Capital Stock to any Person other than the Company or a Wholly Owned Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may allow any Wholly Owned Restricted Subsidiary to, transfer, convey, sell, lease or dispose of the Capital Stock of such Wholly Owned Restricted Subsidiary or of any other Wholly Owned Restricted Subsidiary or allow any Wholly Owned Restricted Subsidiary to issue Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of, its Capital Stock to any Person provided that all the Capital Stock of such Wholly Owned Restricted Subsidiary is sold or otherwise disposed of and provided that such sale or disposition is effected in accordance with the terms of the provision of the Indenture described under "--Limitation on Certain Asset Dispositions."

     LIMITATIONS ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any transaction involving aggregate consideration in excess of $1 million, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with or to any Affiliate or Related Person (other than a Restricted Subsidiary), unless a majority of the disinterested members of the Board of Directors of the Company determines (which determination will be evidenced by a Board Resolution) that (i) such transaction is in the best interests of the Company or such Restricted Subsidiary and (ii) such transaction is on terms that are no less favorable to the Company or a Restricted Subsidiary than those which might be obtained in arm's length transactions with a third party at the time.

     LIMITATION ON LIENS

     The Indenture will provide that the Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Indebtedness that is pari passu or subordinated to the Notes without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (i) equally and ratably with such Indebtedness as to such property for so long as such Indebtedness will be so secured or (ii) in the event such Indebtedness is Indebtedness of the Company which is subordinate in right of payment to the Notes, prior to such Indebtedness as to such property for so long as such Indebtedness will be so secured.

     The foregoing restrictions shall not apply to: (i) Liens existing in respect of any Indebtedness that exists on the date of the Indenture; (ii) Liens in favor of the Company or Liens in favor of a Wholly Owned Restricted Subsidiary of the Company on the assets or Capital Stock of another Wholly Owned Restricted Subsidiary of the Company; (iii) Liens to secure Indebtedness outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such Liens; provided, however, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property or any improvements on such item and
(c) the Incurrence of such Indebtedness is otherwise permitted by the Indenture;
(iv) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition); or (v) Liens to secure Indebtedness to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (i),
(iii) and (iv) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under the provision of the Indenture described under clause
(ii) or (v) of "--Limitation on Consolidated Indebtedness."

     LIMITATION ON CERTAIN DEBT

     The Indenture will provide that the Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless the Indebtedness so Incurred is either pari passu or subordinate in right of payment to the Notes.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     The Indenture will provide that the Company will not consolidate with or merge into any Person or permit any other Person to consolidate with or merge into the Company, or transfer, sell, convey or lease or otherwise dispose of all or substantially all of its assets to, any Person unless (i)(a) the Company is the surviving entity or (b) if the Company is not the surviving entity then the successor or transferee assumes all the obligations of the Company under the Notes and the Indenture, (ii) the Consolidated Net Worth of the successor or transferee immediately after the transaction is not less than 100% of the Company's Consolidated Net Worth immediately prior to the transaction, (iii) immediately after giving effect to such transaction, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the provision of the Indenture described in the first paragraph under "--Limitation on Consolidated Indebtedness," (iv) after giving effect to such transaction no Event of Default or event which with notice or lapse of time would become an Event of Default has occurred and (v) an Officers' Certificate and an Opinion of Counsel covering such conditions shall be delivered to the Trustee.

EVENTS OF DEFAULT AND REMEDIES

     The following are Events of Default under the Indenture: (i) failure to pay the principal of or premium, if any, on the Notes at Maturity; (ii) failure to pay any interest on the Notes when it becomes due and payable continued for 30 days; (iii) failure, on the applicable Purchase Date, to purchase Notes required to be purchased by the Company pursuant to an Offer to Purchase as to which an Offer has been mailed to Holders; (iv) failure to perform or comply with the provisions of the Indenture described under "--Mergers, Consolidations and Certain Sales of Assets"; (v) failure to perform any other covenant or agreement of the Company under the Indenture continued for 30 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Notes; (vi) default by the Company or any Restricted Subsidiary under the terms of any instrument evidencing or securing Indebtedness having an outstanding principal amount in excess of $5 million in the aggregate, which default results in the acceleration of the payment of such Indebtedness or constitutes the failure to pay the principal of such Indebtedness at maturity;
(vii) the rendering of a final judgment or judgments against the Company or a Restricted Subsidiary in an amount in excess of $5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right of appeal has expired; and (viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or a Restricted Subsidiary.

     If an Event of Default, other than an event described under (viii) above, shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes by notice as provided in the Indenture, may declare the principal amount of the Notes to be due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal of the Notes, have been cured or waived as provided in the Indenture. If an Event of Default described under (viii) above shall occur, the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of an Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. The Holders of a majority in aggregate principal amount of the Notes outstanding may waive any existing Default except a Default in the payment of interest or principal (including premium) on the Notes.

CERTAIN DEFINITIONS

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Affiliate and Related Person Proceeds" means any cash payment received by the Company or any Restricted Subsidiary from any Affiliate or Related Person from any transaction permitted under the provisions of the Indenture described under "--Limitations on Transactions with Affiliates and Related Persons."

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries having a Fair Market Value greater than $100,000.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Trustee.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City, the State of Washington or the State of California are authorized or obligated by law or executive order to close.

     "Capital Lease Obligation" means that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

     "Consolidated Income Tax Expense" of any Person means for any period the provision for income taxes of such Person and its Consolidated Restricted Subsidiaries for such period.

     "Consolidated Indebtedness" of any Person means at any date the Indebtedness of such Person and its Consolidated Restricted Subsidiaries at such date.

     "Consolidated Interest Expense" of any Person means for any period the interest expense included in an income statement (taking into account the effect of any Interest Hedge Agreements but without deduction of interest income) of such Person and its Consolidated Restricted Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles; (ii) the amortization of Indebtedness discounts; (iii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities; (iv) fees with respect to Interest Hedge Agreements; (v) the portion of any rental obligations in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (vi) Preferred Stock dividends declared and payable in cash.

     "Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (to the extent included and without duplication) (i) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person after the date of the Indenture in a pooling-of-interests transaction for any period prior to the date of such transaction, (ii) the net income (or loss) of any Person that is not a Consolidated Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (iii) gains or losses from sales of assets other than sales of assets acquired and held for resale in the ordinary course of business and (iv) all extraordinary gains and extraordinary losses.

     "Consolidated Net Worth" of any Person means the consolidated shareholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that, with respect to the Company, adjustments following the date of the Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person and its Subsidiaries shall not be given effect to.

     "Consolidated Restricted Subsidiary" of any Person means all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles other than Unrestricted Subsidiaries.

     "Credit Facility" means the Loan Agreement, dated as of May 6, 1996, among the Company, The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan Guaranty Trust Company of New York, as Managing Agents, and the other financial institutions named therein, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

     "Cumulative EBITDA" means EBITDA of the Company and its Consolidated Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the date of the Indenture, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

     "Cumulative Interest Expense" means the total amount of Consolidated Interest Expense of the Company and its Consolidated Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the date of the Indenture, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

     "Depositary" means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the Notes until a successor Depositary shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Depositary" shall mean such successor Depositary. The Depositary initially is DTC.

     "Designated Senior Indebtedness" means the Indebtedness under the Credit Facility.

     "EBITDA" of any Person means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person and its Consolidated Restricted Subsidiaries for such period, plus (iv) all other non-cash charges and expenses that were deducted in determining Consolidated Net Income for such period, minus (v) all non-cash revenues and gains to the extent included in Consolidated Net Income for such period.

     "Fair Market Value" means, with respect to any assets or Person, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined (i) if such Person or assets has a Fair Market Value of less than $5 million, by any officer of the Company and evidenced by an Officers' Certificate, dated within 30 days of the relevant transaction, or (ii) if such Person or assets has a Fair Market Value in excess of $5 million or more, by a majority of the Board of Directors of the Company and evidenced by a Board Resolution, dated within 30 days of the relevant transaction.

     "Holder" means a Person in whose name a Note is registered in the Security Register.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party, (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise and (ix) the liquidation value of Preferred Stock issued pursuant to the provision of the Indenture described in clause (v) of "-- Limitation on Preferred Stock of Restricted Subsidiaries."

     "Indebtedness to EBITDA Ratio" of any Person means at any date the ratio of Consolidated Indebtedness outstanding on such date to EBITDA for the four full fiscal quarters immediately preceding such date; provided, however, that, in the event such person or any of its Restricted Subsidiaries has acquired a Person during or after such period in a pooling-of-interests transaction, such computation shall be made on a pro forma basis as if the transaction had taken place on the first day of such period.

     "Initial Investors" means the Stanton Entities, the Hellman & Friedman Entities, the Goldman Sachs Entities and Providence.

     "Interest Hedge Agreements" means any interest rate swap, cap, collar, floor, caption or swaption agreements, or any similar arrangements designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between the Company or any Restricted Subsidiary, on the one hand, and any Person (other than an Affiliate of the Company or any Restricted Subsidiary), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Make-Whole Amount" on any date in respect of any Note means the excess, if any, of (i) the aggregate present value as of such date of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to such date) that would have been payable in respect of each such dollar if such redemption or payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date on which notice of redemption or payment is made) from the respective dates on which principal and interest would have been payable if such redemption or payment had not been made, over (ii) the aggregate principal amount of such Senior Subordinated Note being redeemed or paid.

     "Maturity" means, when used with respect to any Senior Subordinated Note, the date on which the principal of such Senior Subordinated Note becomes due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

     "NORTEL Facility" means the Loan Agreement, dated June 30, 1995, between Western PCS II Corporation and Northern Telecom Inc., as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

     "Notes" means, collectively, the Original Notes and the Exchange Notes, and "Note" refers to either a "Original Note" or Exchange Note, as the case may be.

     "Notes Payment" means any payment or distribution of any kind or character, whether in cash, property or securities, or account of principal of (or premium, if any) or interest on or other obligations in respect of the Original Notes or the Exchange Notes or other Indebtedness of the Company that is pari passu or subordinate in right of payment to the Notes or on account of any purchase or other acquisition of Original Notes or Exchange Notes or such other Indebtedness by the Company or any subsidiary of the Company.

     "Offer to Purchase" means a written offer (the "Offer") sent by the Company to each Holder at his address appearing in the Security Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which, subject to any contrary requirements of applicable law, shall be not less than 30 days nor more than 60 days after the date of such Offer to Purchase and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Offer shall also state the section of the Indenture pursuant to which the Offer to Purchase is being made, the Expiration Date and the Purchase Date, the aggregate principal amount of the outstanding Notes offered to be purchased by the Company, the purchase price to be paid by the Company and the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase.

     "Officers' Certificate" means a certificate signed by two officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company and delivered to the Trustee.

     "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, and who shall be reasonably acceptable to the Trustee and delivered to the Trustee.

     "Permitted Joint Venture" means, as applied to any Person, any corporation or other entity (a) engaged in the acquisition, ownership, operation and management of assets in the Wireless Communications Business, (b) over which such Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control, (c) of which more than forty percent (40%) of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, in the case of a corporation, or more than forty percent (40%) of the outstanding ownership interests, in the case of an entity other than a corporation, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and by one or more Subsidiaries of such Person and (d) with respect to which such Person has the right or option to acquire all of the outstanding Capital Stock or ownership interests not owned by such Person.

     "Permitted Joint Venture Investment" means (i) any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of Capital Stock or other ownership interests of a Permitted Joint Venture or (B) any option, warrant or other right to acquire shares of Capital Stock or ownership interests of a Permitted Joint Venture or (ii) any loan, advance, lease, capital contribution to, or investment in, or payment of a guarantee of any obligation of a Permitted Joint Venture; provided that such loan, advance, lease, capital contribution, investment or payment provides for a return that is senior in right of payment to any return on the Capital Stock or ownership interests of such Permitted Joint Venture; provided, further, that not less than 75% of the aggregate Permitted Joint Venture Investments in any Permitted Joint Venture shall be Permitted Joint Venture Investments described in clause (ii).

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Qualified Capital Stock" means, with respect to any Person, any and all shares of Capital Stock other than Redeemable Stock issued by such Person after the date of the Indenture.

     "Qualified Capital Stock Proceeds" means, with respect to any Person, (a) in the case of any sale of Qualified Capital Stock, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like Incurred by such Person in connection therewith, and net of Indebtedness that such Person Incurred, guaranteed or otherwise became liable for in connection with the issuance or acquisition of such Capital Stock; and (b) in the case of any exchange, exercise, conversion or surrender of any Preferred Stock or Indebtedness of such Person or any Subsidiary issued for cash after the date of the Indenture for or into shares of Qualified Capital Stock of such Person, the liquidation value of the Preferred Stock or the net book value of such Indebtedness as adjusted on the books of such Person to the date of such exchange, exercise, conversion or surrender, plus any additional amount paid by the securityholders to such Person upon such exchange, exercise, conversion or surrender and less any and all payments made to the securityholders, and all other expenses, commissions and the like Incurred by such Person or any Subsidiary in connection therewith.

     "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to the final Stated Maturity of the Notes.

     "Reinvestment Rate" means the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Related Person" of any Person means any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or (b) 5% or more of the Voting Power of such Person.

     "Restricted Payment" means, with respect to any Person, (i) any declaration or payment of a dividend or other distribution on any shares of such Person's Capital Stock (other than dividends payable solely in shares of its Capital Stock or options, warrants or other rights to acquire its Capital Stock and other than any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to the Company or another Restricted Subsidiary), (ii) any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of Capital Stock of such Person or any Related Person (other than a Restricted Subsidiary) of such Person or (B) any option, warrant or other right to acquire shares of Capital Stock of such Person or any Related Person

(other than a Restricted Subsidiary) of such Person, in each case other than pursuant to the cashless exercise of options, (iii) any loan, advance, capital contribution to, or investment in, or payment of a guarantee of any obligation of, or purchase, redemption or other acquisition of any shares of Capital Stock or any Indebtedness of, any Affiliate or Related Person (other than a Restricted Subsidiary or other than any loan, advance, capital contribution to, or investment in, the Company or another Restricted Subsidiary by a Restricted Subsidiary, or any payment by any Restricted Subsidiary of any loan, advance or other Indebtedness or other amount owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary) and (iv) any redemption, defeasance, repurchase or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment, of any Indebtedness of such Person which is subordinate in right of payment to the Notes.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person other than an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Security Register" has the meaning set forth in the Indenture.

     "Senior Indebtedness" means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-petition interest is allowed in such proceeding) on (i) Indebtedness of the Company created pursuant to the Credit Facility and all other obligations thereunder or under the notes, security documents, pledge agreements, Interest Hedge Agreements or other agreements or instruments executed in connection therewith, (ii) Indebtedness of the Company created pursuant to any vendor financing Incurred for the acquisition, construction or improvement by the Company or any Restricted Subsidiary of assets in the Wireless Communications Business, (iii) all other Indebtedness of the Company referred to in the definition of Indebtedness other than clauses (iv), (vi) and (ix) thereof (and clause (viii) thereof to the extent applicable to Indebtedness Incurred under clauses (iv) and (vi) thereof), whether Incurred on or prior to the date of the Indenture or thereafter Incurred, other than the Notes, and (iv) amendments, renewals, extensions, modifications, refinancings and refundings of any such Indebtedness; provided, however, the following shall not constitute Senior
Indebtedness: (A) any Indebtedness owed to a Person when such Person is a Restricted Subsidiary of the Company, (B) any Indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to the Notes, (C) any Indebtedness Incurred in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (c) if the holder(s) of such Indebtedness or their representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the Incurrence of such Indebtedness does not (or in the case of revolving credit Indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the Indenture) or (D) any Indebtedness which is subordinated in right or payment in respect to any other Indebtedness of the Company.

     "Senior Nonmonetary Default" means the occurrence or existence and continuance of any event of default, or of any event which, after notice or lapse of time (or both), would become an event of default, under the terms of any instrument pursuant to which any Senior Indebtedness is outstanding, permitting (after notice or lapse of time or both) one or more holders of such Senior Indebtedness (or a trustee or agent on behalf of the holders thereof) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable, other than a Senior Payment Default.

     "Senior Payment Default" means any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption or otherwise.

     "Stated Maturity," when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the date on which the principal of such Note or such installment of interest is due and payable.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

     "Subsidiary" means, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, or any entity other than a corporation of which more than fifty percent (50%) of the outstanding ownership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, including Permitted Joint Ventures.

     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of any Person may designate any Restricted Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Common Stock or Preferred Stock of, or owns or holds any lien on any property of, such Person or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that the Fair Market Value of the Subsidiary at the time of such designation would be permitted as an investment under the provision of the Indenture described under "--Limitation on Restricted Payments." The Board of Directors of any Person may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of such Person; provided that immediately after giving effect to such designation (x) such Person would be permitted to Incur $1.00 of additional Indebtedness pursuant to the provision of the Indenture described in the first paragraph under "--Limitation on Consolidated Indebtedness" and (y) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing. Any such designation by the Board of Directors shall be evidenced by a Board Resolution submitted to the Trustee.

     "Voting Power" of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily has voting power for the election of directors of such Person.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly

Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

     "Wireless Communications Business" means the provision of wireless communications services and other related services.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of or premium, if any, or interest on any Note, (iii) change the place or currency of payment of principal of, or premium or interest on any Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (v) reduce the percentage of aggregate principal amount of Notes outstanding necessary to amend the Indenture, (vi) reduce the percentage of aggregate principal amount of Notes outstanding necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (vii) modify such provisions with respect to modification and waiver,
(viii) modify the subordination provisions in a manner adverse to the Holders of the Notes, (ix) following the mailing of an Offer to Purchase, modify the provisions of the Indenture with respect to such Offer to Purchase in a manner adverse to such Holder or (x) modify the provision of the Indenture described under "-- Limitation on Certain Debt."

     The Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each outstanding Note affected.

DEFEASANCE

     The Indenture provides that the Company, at its option, (i) will be discharged from any and all obligations in respect of outstanding Notes (except for certain obligations to register the transfer or exchange of Notes, to replace mutilated, lost, destroyed or stolen Notes and to maintain paying agents and hold moneys for payment in trust), and the provisions of the Indenture described under "--Subordination" shall cease to be effective, or (ii) need not comply with certain restrictive covenants and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, and the provisions of the Indenture described under "--Subordination" shall cease to be effective, in either case (i) or (ii) upon irrevocable deposit with the Trustee, in trust, of money, and/or U.S. government obligations which will provide money without the need for reinvestment, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium, if any, and each installment of interest, if any, on the outstanding Notes in accordance with the terms of the Indenture and the Notes. Such trust may only be established if, among other things, (1) with respect to clause (i), the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which provides that Holders of Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (ii), the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result or such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (2) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (3) no Event of Default described under clause (viii) under "Events of Default" above or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default under such clause (viii) shall have occurred and be continuing at any time during the period ending on the 121st day following such date of deposit; (4) such deposit shall not cause the trust so created to be subject to the Investment Company Act or 1940 or shall be qualified under such act or exempt from regulation thereunder; and (5) certain other customary conditions precedent.

NOTICES

     Notices to Holders of Exchange Notes will be given by mail to the addresses of such Holders as they may appear in the Security Register.

TITLE

     The Company, the Trustee and any agent of the Trustee may treat the Person in whose name a Exchange Note as the absolute owner thereof (whether or not such Exchange Note may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

     The Indenture provides that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Trustee also serves as the Trustee under the 2006 Notes Indenture.

                          DESCRIPTION OF INDEBTEDNESS

     Set forth below is a description of certain terms of the Company's Senior Secured Facilities. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CREDIT FACILITY

     The Company has a $950 million Credit Facility with a consortium of financial institutions. The following summary of the material terms and provisions of the Credit Facility does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Facility.

     Pursuant to the Credit Facility, the lenders have agreed to make loans to the Company (the "Loans"), on a revolving credit basis, in the aggregate principal amount not to exceed $750 million outstanding at any time through December 31, 1999 at which time the then outstanding principal amount of the Loans converts to a five year term loan. The Company's ability to borrow funds under the Credit Facility is subject to compliance with certain operating covenants set forth therein. The principal amount thereof is required to be amortized in the following percentages during the five year period commencing on January 1, 2000 and terminating on December 31, 2004: 7%, 13%, 20%, 30% and 30%. The Credit Facility also includes a $200 million term loan. Such term loan is required to be amortized in the following amounts during the five year period beginning April 1, 2000 and terminating on March 31, 2005:
$1,000,000, $1,000,000, $1,000,000, $1,000,000 and $196,000,000. The term loan is subject to and otherwise governed by the terms and conditions of the Credit Facility.

     Revolving credit borrowings under the Credit Facility bear interest, at the Company's option, at an annual rate of interest equal to either (i) the greater of (x) the prime rate of The Toronto-Dominion Bank, New York Branch, or (y) the Federal Funds rate plus 5/8%, (ii) a Eurodollar rate or (iii) a CD rate, in each instance plus an applicable margin. Such applicable margin ranges from 0.50% to 1.50%, in the case of Loans based on the prime rate or Federal Funds rate, 1.50% to 2.50%, in the case of Loans based on a Eurodollar rate, and 1.75% to 2.75% in the case of Loans based on a CD rate, in each case based upon the leverage ratio of the Company and certain of its subsidiaries. The term loan under the Credit Facility bears interest at a Eurodollar rate plus 2.75%. The Company has entered into certain long-term interest rate swap and cap agreements with a total notional amount of $205 million. As of June 30, 1996, the weighted average interest rate under these agreements was approximately 6.7%.

     The Credit Facility contains affirmative covenants of the Company, including, among others, maintenance of its licenses and properties, compliance with laws, insurance, payment of taxes, payment of other indebtedness, the entering into of interest rate hedging agreements and delivery of financial and other information. The Credit Facility requires that the Company and certain of its subsidiaries comply with certain financial tests and maintain certain financial ratios. The financial ratio covenants in the Credit Facility include, among others, a limitation on the incurrence of indebtedness based on the ratio of the Company's indebtedness to operating cash flow (as defined in the Credit Facility) and a requirement that the Company's ratio of operating cash flow to cash interest expense be not less than specified levels. In addition, the Company is required to make certain repayments of the Credit Facility from certain asset sales and excess cash flow. The Credit Facility also contains restrictive covenants which impose restrictions and/or limitations on the operations and activities of the Company and certain of its subsidiaries, including, among others, the incurrence of indebtedness, the creation or incurrence of liens, the sale of assets, investments and acquisitions, mergers, declaration or payment of dividends on or other payments or distributions to shareholders or material transactions with an affiliate on terms less favorable than those obtainable from a nonaffiliate.

     The Credit Facility currently limits total investment by the Company in its subsidiaries owning PCS licenses to $450 million from and after May 6, 1996, plus $233.9 million, cash proceeds from equity issuances by the Company after May 6, 1996 and $14 million.

     The Credit Facility provides for various events of default, including, without limitation, interest and payment defaults, breach of the Company's covenants, agreements, representations and warranties under the Credit Facility, cross defaults to certain other indebtedness, judgments in excess of $1 million which remain undischarged for a period of 30 days, certain events relating to bankruptcy or insolvency, revocation of any material FCC license, the failure of Mr. Stanton, Ms. Gillespie and certain related entities to own in the aggregate 3,100,000 (1,550,000 after December 31, 1996) shares of Common Stock, or Mr. Stanton ceasing, for any reason, to be the Chairman of the Company's Board of Directors, unless a successor acceptable to the requisite percentage of lenders pursuant to the Credit Facility is appointed within 60 days of the date Mr. Stanton ceases to be Chairman.

     The repayment of the Loans is secured by, among other things, the grant of a security interest in all of the assets of the Company excluding, among other things, the capital stock and assets of Western PCS II Corporation, a wholly-owned indirect subsidiary of the Company ("Western PCS II"), that are pledged to NORTEL pursuant to the NORTEL Facility. Western PCS II currently holds the Company's PCS licenses for the Honolulu, Salt Lake City and El Paso/Albuquerque MTAs as well as certain related PCS assets. See
"Business -- Introduction," "-- Governmental Regulation -- Licensing of PCS Systems" and "-- NORTEL Facility."

NORTEL FACILITY

     In connection with the Project and Supply Agreement between Western PCS and NORTEL, Western PCS II entered into a $200 million NORTEL Facility. The following summary of the material terms and provisions of the NORTEL Facility does not purport to be complete and is subject to and qualified in its entirety by reference to the NORTEL Facility.

     Pursuant to the NORTEL Facility, NORTEL has agreed to make loans to Western PCS II (the "NORTEL Loans"), on a revolving credit basis, in an aggregate principal amount not to exceed $200 million outstanding at any time through June 30, 2000. On such date the then outstanding principal amount of the NORTEL Loans convert to a three and one-half year term loan with the final payment due on December 31, 2003. Western PCS II's ability to borrow funds under the NORTEL Facility is subject to compliance with certain operating covenants set forth therein. Borrowings under the NORTEL Facility also are limited based on formulas related to the amount of purchases under the Project and Supply Agreement and the amount of purchases of PCS equipment from NORTEL or other vendors for use in Western PCS II's PCS systems.

     Borrowings under the NORTEL Facility bear interest, at Western PCS II's option, at an annual rate of interest equal to either (i) the greater of (x) the prime rate of The Toronto-Dominion Bank, New York Branch, or (y) the Federal Funds rate plus 5/8%, plus in either event 1.50%, or (ii) the LIBOR rate plus 2.50%.

     The NORTEL Facility contains affirmative covenants of Western PCS II, including, among others, maintenance of its licenses and properties, compliance with laws, insurance, payment of taxes, payment of other indebtedness and delivery of financial and other information. The NORTEL Facility requires that Western PCS II comply with certain financial tests and maintain certain financial ratios. The NORTEL Facility contains, among others, covenants of Western PCS II relating to minimum gross revenues and the ratio of cash coverage (as defined in the NORTEL Facility) to operating cash flow (as defined in the NORTEL Facility). In addition, Western PCS II is required to make certain repayments of the NORTEL Facility from certain asset sales and excess cash flow. The NORTEL Facility also contains certain restrictive covenants which impose restrictions and/or limitations on the operations and activities of Western PCS II including, among other things, the incurrence of indebtedness, the creation or incurrence of liens, the sale of assets, investments or acquisitions, mergers, declaration or payment of dividends on or other payments or distributions to its stockholder or material transactions with an affiliate on terms less favorable than those obtainable from a non-affiliate.

     The NORTEL Facility provides for various events of default including, without limitation, interest and payment defaults, breach of Western PCS II's covenants, agreements, representations and warranties under the NORTEL Facility, cross defaults to certain other indebtedness, including the Credit Facility, judgments in excess of $1 million which remain undischarged for a period of 30 days, bankruptcy or similar proceedings, revocation of any material FCC license, the termination of the Project and Supply Agreement prior to the satisfaction of certain conditions and the failure of the Company to beneficially own and control, directly or indirectly, a majority of Western PCS II's capital stock or shares entitling the Company to elect a majority of Western PCS II's board of directors.

     The repayment of the NORTEL Loans is secured by, among other things, a pledge of all of the outstanding capital stock and a grant of a security interest in all of the assets of Western PCS II to NORTEL.

10 1/2% SENIOR SUBORDINATED NOTES DUE 2006

     On May 29, 1996, the Company issued $200 million principal amount of 2006 Notes. The 2006 Notes mature on June 1, 2006 and have terms and covenants substantially similar to the Senior Subordinated Notes except that an offer to purchase the 2006 Notes is to be made prior to an offer to purchase the Notes under certain circumstances. The 2006 Notes rank pari passu with the Notes.

                                 LEGAL MATTERS

     The validity of the Exchange Notes will be passed upon for the Company by Preston Gates & Ellis. Partners in that firm hold an aggregate of 14,057 shares of the Company's Common Stock.

                                    EXPERTS

     The audited consolidated financial statements and schedule of Western Wireless Corporation and the audited consolidated financial statements of MCLP included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company, (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) a broker-dealer who acquired Original Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Broker-dealers receiving Exchange Notes pursuant to the Exchange Offer will be subject to a prospectus delivery requirement with respect to any resale of such Exchange Notes. To date, the Staff has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Original Notes to the Purchasers) with the prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit any broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company has agreed that it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

     Each holder of the Original Notes who wishes to exchange its Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal". In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     The Company will not receive any proceeds from any sale of Exchange Notes by brokers-dealers. Exchange Notes received by broker-dealers for their own account pursuant to Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

         WESTERN WIRELESS CORPORATION CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
Report of Independent Public Accountants.............................................  F-2
Consolidated Balance Sheets as of June 30, 1996, and December 31, 1995 and 1994......  F-3
Consolidated Statements of Operations for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993...............................  F-4
Consolidated Statements of Shareholders' Equity for the six months ended June 30,
  1996 and the years ended December 31, 1995, 1994 and 1993..........................  F-5
Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993...............................  F-6
Notes to Consolidated Financial Statements...........................................  F-7
Schedule II -- Valuation and Qualifying Accounts.....................................  F-27
          MARKETS CELLULAR LIMITED PARTNERSHIP CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants.............................................  F-28
Consolidated Balance Sheets as of June 30, 1994, and December 31, 1993 and 1992......  F-29
Consolidated Statements of Operations for the six months ended June 30, 1994 and
  1993, the year ended December 31, 1993, and the period from October 6, 1992
  (inception) to December 31, 1992...................................................  F-30
Consolidated Statements of Partners' Capital for the six months ended June 30, 1994, the year ended December 31, 1993, and the period from October 6, 1992 (inception)
  to December 31, 1992...............................................................  F-31
Consolidated Statements of Cash Flows for the six months ended June 30, 1994 and
  1993, the year ended December 31, 1993, and the period from October 6, 1992
  (inception) to December 31, 1992...................................................  F-32
Notes to Consolidated Financial Statements...........................................  F-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Western Wireless Corporation:

We have audited the accompanying consolidated balance sheets of Western Wireless Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Wireless Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Seattle, Washington,
March 15, 1996

                          WESTERN WIRELESS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995        1994
                                                            JUNE 30,     ---------   ---------
                                                              1996
                                                           -----------
                                                           (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents..............................   $  90,729    $   8,572   $   7,787
  Accounts receivable, net of allowance for doubtful
     accounts of $3,061, $2,800 and $1,772,
     respectively........................................      23,578       18,074      11,635
  Inventory..............................................      16,602        5,361       4,978
  Prepaid expenses and other current assets..............       7,288        4,001       2,369
  Deposit held by FCC....................................                    1,500      10,000
                                                           -----------   ---------   ---------
          Total current assets...........................     138,197       37,508      36,769
Property and equipment, net of accumulated depreciation
  of $74,508, $53,423 and $25,098, respectively..........     296,769      193,692     120,648
Licensing costs and other intangible assets, net of
  accumulated amortization of $40,923, $28,364 and
  $11,701, respectively..................................     538,816      417,971     211,309
Investments in unconsolidated affiliates.................       5,088        8,388         587
Other assets.............................................       1,094        1,469         881
                                                           -----------   ---------   ---------
                                                            $ 979,964    $ 659,028   $ 370,194
                                                           ==========    ==========  ==========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................   $   7,812    $   7,568   $   7,840
  Accrued liabilities....................................      20,112       16,659      11,440
  Construction accounts payable..........................      57,742       28,408       5,102
  Unearned revenue and customer deposits.................       4,601        3,301       3,891
  Loans from shareholders................................                               10,000
  Current portion of long-term debt......................                                  941
                                                           -----------   ---------   ---------
          Total current liabilities......................      90,267       55,936      39,214
                                                           -----------   ---------   ---------
Long-term debt, net of current portion...................     446,471      362,487     200,587
                                                           -----------   ---------   ---------
Commitments and contingent liabilities (Notes 9 and 17)
Minority interests in equity of consolidated
  subsidiary.............................................                                3,376
                                                                                     ---------
Shareholders' equity:
  Preferred stock, no par value, 50,000,000 shares
     authorized, no shares issued and outstanding........
  Common stock, no par value, and paid-in capital;
     300,000,000 shares authorized; Class A, 12,734,190
     (unaudited) shares issued and outstanding at June
     30, 1996, and Class B, 56,661,721 (unaudited),
     58,047,235 and 42,983,360 issued and outstanding,
     respectively........................................     568,624      324,729     155,187
  Deferred compensation..................................      (1,104)
  Deficit................................................    (124,294)     (84,124)    (28,170)
                                                           -----------   ---------   ---------
          Total shareholders' equity.....................     443,226      240,605     127,017
                                                           -----------   ---------   ---------
                                                            $ 979,964    $ 659,028   $ 370,194
                                                           ==========    ==========  ==========

          See accompanying notes to consolidated financial statements.

                          WESTERN WIRELESS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)

                                                                          YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------------
                                                                     1995          1994          1993
                                          SIX MONTHS ENDED        -----------   -----------   -----------
                                              JUNE 30,
                                      -------------------------
                                         1996          1995
                                      -----------   -----------
                                      (UNAUDITED)   (UNAUDITED)
Revenues:
  Subscriber revenues...............  $    79,151   $    43,551   $   105,430   $    38,838   $    11,105
  Roamer revenues...................       15,871        11,967        29,660        16,746         7,285
  Equipment sales and
    other revenue...................        9,582         5,179        11,465         7,524         2,344
                                      -----------   -----------   -----------   -----------   -----------
         Total revenues.............      104,604        60,697       146,555        63,108        20,734
                                      -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Cost of service...................       19,554        12,132        27,686        13,303         4,310
  Cost of equipment sales...........       14,792         8,890        20,705        11,446         3,533
  General and administrative........       28,409        13,153        31,253        15,226         6,253
  Sales and marketing...............       32,078        16,411        41,390        18,553         6,101
  Depreciation and amortization.....       33,434        21,900        49,456        25,670         5,399
  Provision for restructuring
    costs...........................                                                  2,478
                                      -----------   -----------   -----------   -----------   -----------
         Total operating expenses...      128,267        72,486       170,490        86,676        25,596
                                      -----------   -----------   -----------   -----------   -----------
Operating loss......................      (23,663)      (11,789)      (23,935)      (23,568)       (4,862)
                                      -----------   -----------   -----------   -----------   -----------
Other income (expense):
  Interest and financing expense,
    net.............................      (17,014)      (11,329)      (25,428)      (10,659)       (2,242)
  Gain (loss) on dispositions,
    net.............................         (255)           (8)         (573)        6,202        10,102
  Other, net........................          762           518           627         2,065           331
                                      -----------   -----------   -----------   -----------   -----------
         Total other income
           (expense)................      (16,507)      (10,819)      (25,374)       (2,392)        8,191
                                      -----------   -----------   -----------   -----------   -----------
Income (loss) before extraordinary
  item..............................      (40,170)      (22,608)      (49,309)      (25,960)        3,329
Extraordinary loss on early
  extinguishment of debt............                     (6,645)       (6,645)
                                      -----------   -----------   -----------   -----------   -----------
         Net income (loss)..........  $   (40,170)  $   (29,253)  $   (55,954)  $   (25,960)  $     3,329
                                      ===========   ===========   ===========   ===========   ===========
Income (loss) per common share
  before extraordinary item.........  $     (0.66)  $     (0.43)  $     (0.87)  $     (0.59)  $      0.10
Per common share effect of
  extraordinary item................                      (0.12)        (0.12)
                                      -----------   -----------   -----------   -----------   -----------
Net income (loss) per common
  share.............................  $     (0.66)  $     (0.55)  $     (0.99)  $     (0.59)  $      0.10
                                      ===========   ===========   ===========   ===========   ===========
Weighted average common shares and
  common equivalent shares
  outstanding.......................   60,925,000    53,574,000    56,470,000    43,949,000    32,253,000
                                      ===========   ===========   ===========   ===========    ==========

          See accompanying notes to consolidated financial statements.

                          WESTERN WIRELESS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (Dollars in thousands)

                                                                     COMMON STOCK
                                                  SHARES            ---------------                                  TOTAL
                                          -----------------------    PAR VALUE AND      DEFERRED                 SHAREHOLDERS'
                                           CLASS A      CLASS B     PAID-IN CAPITAL   COMPENSATION    DEFICIT       EQUITY
                                          ----------   ----------   ---------------   ------------   ---------   -------------
Balance, December 31, 1992..............               21,658,612      $  70,318       $     (457)   $  (5,539)    $  64,322
  Shares issued:
    For cash, net of costs..............                4,217,761         17,008                                      17,008
    In exchange for long-term notes
      payable plus accrued interest.....                  277,512          1,058                                       1,058
  Deferred compensation.................                                                      172                        172
  Net income............................                                                                 3,329         3,329
                                                       ----------      ---------        ---------    ---------     ---------
Balance, December 31, 1993..............               26,153,885         88,384             (285)      (2,210)       85,889
  Business Combination:
    Shares issued:
      To acquire MCLP...................               18,160,643         70,918                                      70,918
      To acquire interests in
         subsidiaries...................                   39,761            160                                         160
    GCC shares held by minority
      interests.........................               (1,370,929)        (4,275)                                     (4,275)
  Deferred compensation.................                                                      285                        285
  Net loss..............................                                                               (25,960)      (25,960)
                                                       ----------      ---------        ---------    ---------     ---------
Balance, December 31, 1994..............               42,983,360        155,187                       (28,170)      127,017
  Shares issued:
    For cash, net of costs..............               12,665,905        143,002                                     143,002
    In exchange for shareholder loans
      plus accrued interest.............                1,245,998         14,068                                      14,068
    For minority interests in GCC,
      net...............................                  896,210          9,944                                       9,944
    In exchange for wireless
      assets............................                  217,000          2,450                                       2,450
    Upon exercise of stock
      options...........................                   38,762             78                                          78
  Net loss..............................                                                               (55,954)      (55,954)
                                                       ----------      ---------        ---------    ---------     ---------
Balance, December 31, 1995..............               58,047,235        324,729                       (84,124)      240,605
  Shares issued (unaudited):
    For cash, net of costs..............  10,664,800       88,567        234,949                                     234,949
    Class B selling shareholders during
      IPO...............................   1,985,200   (1,985,200)
    Exchange of Class B shares for Class
      A.................................      84,190      (84,190)
    In exchange for wireless assets.....                  595,309          7,117                                       7,117
  Deferred compensation (unaudited).....                                   1,829           (1,104)                       725
  Net loss (unaudited)..................                                                               (40,170)      (40,170)
                                          ----------   ----------      ---------       ----------    ---------     ---------
Balance, June 30, 1996 (unaudited)......  12,734,190   56,661,721      $ 568,624       $   (1,104)   $(124,294)    $ 443,226
                                          ==========   ==========      =========       ==========     ========     =========

          See accompanying notes to consolidated financial statements.

                          WESTERN WIRELESS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                            SIX MONTHS ENDED            YEAR ENDED DECEMBER 31,
                                                                JUNE 30,            --------------------------------
                                                        -------------------------     1995        1994        1993
                                                                         1995       ---------   ---------   --------
                                                                      -----------
                                                           1996       (UNAUDITED)
                                                        -----------
                                                        (UNAUDITED)
Operating activities:
  Net income (loss)...................................   $ (40,170)    $ (29,253)   $ (55,954)  $ (25,960)  $  3,329
  Adjustments to reconcile net income (loss) to net
    cash used in operating activities:
      Depreciation and amortization...................      33,972        21,900       49,456      25,670      5,399
      Amortization of deferred interest...............                                                         1,465
      Extraordinary loss on early extinguishment of
         debt.........................................                     6,645        6,645
      (Gain) loss on dispositions, net................                                    573      (6,202)   (10,102)
      Employee equity compensation....................         725                                    285        172
      Other, net......................................         708            96          527         163
      Changes in operating assets and liabilities, net
         of effects from consolidating acquired
         interests:
           Accounts receivable, net...................      (4,929)       (3,268)      (5,748)     (2,249)    (2,303)
           Inventory..................................     (10,957)        1,184         (239)     (3,454)      (150)
           Prepaid expenses and other current
             assets...................................      (3,241)         (162)      (1,284)      4,843        111
           Accounts payable...........................        (539)        1,628         (272)     (1,465)       354
           Accrued liabilities........................       3,066          (199)       6,421       5,082      1,110
           Unearned revenue and customer deposits.....         814         1,350         (870)      2,299        360
                                                         ---------     ---------     --------    --------   --------
      Net cash used in operating activities...........     (20,551)          (79)        (745)       (988)      (255)
                                                         ---------     ---------     --------    --------   --------
Investing activities:
  Purchase of property and equipment..................     (89,825)      (22,164)     (79,464)    (47,423)   (25,113)
  Purchase of wireless licenses and other.............     (77,346)     (134,735)    (137,805)
  Acquisition of wireless properties, net of cash
    acquired..........................................     (40,102)      (53,387)     (60,700)    (30,566)   (25,661)
  Proceeds from disposition of assets, net............                                             10,163     19,739
  Investments in unconsolidated affiliates............       2,478          (240)      (8,268)     (2,364)    (1,500)
  Purchase of subsidiary stock, including fees........                    (5,843)      (5,842)
  FCC deposit.........................................       1,500                     (1,500)
                                                         ---------     ---------     --------    --------   --------
      Net cash used in investing activities...........    (203,295)     (216,369)    (293,579)    (70,190)   (32,535)
                                                         ---------     ---------     --------    --------   --------
Financing activities:
  Proceeds from issuance of common stock, net.........     234,949       143,002      143,080                 17,008
  Additions to long-term debt.........................     548,800       363,000      438,000     214,729     20,726
  Payment of debt.....................................    (465,011)     (276,492)    (277,015)   (135,264)      (981)
  Deferred financing costs............................     (12,735)      (12,639)     (12,798)     (8,688)      (541)
  Loans from shareholders.............................                     3,842        3,842
                                                         ---------     ---------     --------    --------   --------
      Net cash provided by financing activities.......     306,003       220,713      295,109      70,777     36,212
                                                         ---------     ---------     --------    --------   --------
Increase (decrease) in cash and cash equivalents......      82,157         4,265          785        (401)     3,422
Cash and cash equivalents, beginning of period........       8,572         7,787        7,787       8,188      4,766
                                                         ---------     ---------     --------    --------   --------
Cash and cash equivalents, end of period..............   $  90,729     $  12,052    $   8,572   $   7,787   $  8,188
                                                         =========     =========     ========   =========   ========

          See accompanying notes to consolidated financial statements.

                          WESTERN WIRELESS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

     Western Wireless Corporation (the "Company") provides wireless communications services in the western United States principally through the ownership and operation of cellular communications systems. In addition to the cellular communications systems, the Company has acquired seven personal communications services ("PCS") licenses covering seven Metropolitan Trading Areas ("MTAs"). During the months of February and June 1996, the Company initiated service in the Honolulu and Salt Lake City MTAs, respectively. In July 1996, the Company initiated PCS service in the Albuquerque MTA and plans to initiate PCS service in the Portland MTA during August 1996. The Company intends to initiate wireless services in the remaining MTAs by the end of the first calendar quarter of 1997.

     The Company was formed in July 1994 in a business combination (the "Business Combination") among several companies, principally MARKETS Cellular Limited Partnership ("MCLP") and General Cellular Corporation ("GCC"). The Business Combination has been accounted for as a purchase with GCC deemed to be the acquiring company. As a result, the financial results after the date of the Business Combination reflect the consolidated operations of GCC and MCLP; all financial results prior to such date reflect only the consolidated operations of GCC, which is considered the Company's predecessor for accounting purposes. The Company had previously reported this transaction as a pooling of interests. The impact of restating the transaction as a purchase was to increase licensing costs.

     The Company expects to incur significant operating losses and to generate negative cash flows from operating activities during the next several years while it develops and constructs its PCS systems and builds a PCS customer base.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation:

     The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and its affiliate investments in which the Company has a greater than 50% interest. All affiliate investments in which the Company has between a 20% and 50% interest are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated. Markets operated under an Interim Operating Authority ("IOA") are not material to the Company's operations. All IOA revenues and expenses are included within the appropriate line items of the Company's Consolidated Statements of Operations.

  Unaudited interim financial statements:

     The interim consolidated financial information contained herein is unaudited but, reflects all adjustments which are, in the opinion of management, necessary to a fair presentation of the financial position, results of operations and cash flows for the periods presented. All such adjustments are of a normal, recurring nature. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

  Cash and cash equivalents:

     Cash and cash equivalents generally consist of cash, time deposits, commercial paper and money market instruments. The Company invests its excess cash in deposits with major banks, and money market securities of investment grade companies from a variety of industries and, therefore, bears minimal risk. These investments have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value.

                          WESTERN WIRELESS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED):
  Revenue recognition:

     Service revenues based on customer usage are recognized at the time the service is provided. Access and special feature service revenues are recognized when earned. Sales of equipment, primarily handsets, are recognized when the goods are delivered.

  Inventory:

     Inventory consists primarily of handsets and accessories. Inventory is stated at the lower of cost or market, determined on a first-in, first-out basis.

  Property and equipment and depreciation:

     Property and equipment are stated at cost. Depreciation commences once the assets have been placed in service and is computed using the straight-line method over the estimated useful lives of the assets which primarily range from three to ten years.

  Licensing costs and other intangible assets and amortization:

     Licensing costs primarily represent costs incurred to apply for or acquire FCC wireless licenses, including cellular licenses obtained by the Company principally through acquisitions, and PCS licenses which were auctioned by the FCC during 1995. Amortization of cellular licenses is computed using the straight-line method over 15 years.

     The Company's PCS licenses represent qualified assets pursuant to Statement of Financial Accounting Standards 34; interest capitalizable as of December 31, 1995 was not material. During the six months ended June 30, 1996, the Company capitalized interest in the amount of $2.4 million pertaining to the build out of its PCS markets. Amortization of PCS licenses begins with the commencement of service to customers and is computed using the straight-line method over 40 years. At December 31, 1995, operations had not commenced in any of the Company's PCS markets.

     In February and June 1996, respectively, the Company initiated commercial operations in its Honolulu, Hawaii and Salt Lake City, Utah PCS markets.

     Other intangible assets consist primarily of deferred financing costs. Deferred financing costs are amortized using the effective interest rate method over the terms of the respective loans.

  Income taxes:

     The Company accounts for deferred taxes using the asset and liability method.

  Net income (loss) per common share:

     Net income (loss) per common share is calculated using the weighted average number of shares of outstanding common stock and common stock equivalents during the period. As required by the Securities and Exchange Commission (the "SEC"), common shares issued by the Company in the year preceding the filing of an initial public offering have been included in the calculation of shares used in determining the net income (loss) per share as if they had been outstanding for the entire period prior to, and including the interim period ended March 31, 1996, the effect of which is anti-dilutive. The calculation of shares used for periods subsequent to this interim period have been calculated based on the requirements of Accounting Principles Board Opinion Number 15. Due to the net loss of the six months ended June 30, 1996, all options and warrants are anti-dilutive, thus primary and fully diluted loss per share are equal.

                          WESTERN WIRELESS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED):
  Interest rate swap and cap agreements:

     As required under the Credit Facility (as defined in Note 6), the Company enters into interest rate swap and cap agreements to manage interest rate exposure pertaining to long-term debt. Interest rate swap agreements are accounted for on an accrual basis. Amounts to be paid or received under interest rate swap agreements are included as a component of interest expense in the periods in which they accrue. Premiums paid for purchased interest rate cap agreements are amortized to interest expense over the terms of the agreements. Unamortized premiums are accounted for as assets in the consolidated balance sheets. Amounts received under the interest rate cap agreements, if any, are accounted for on an accrual basis and recognized as a reduction to interest expense.

  Supplemental cash flow disclosure:

     Cash paid for interest was $21.7 million, $10.9 million and $0.2 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     Cash paid for interest (net of amounts capitalized) was $19.6 million (unaudited) and $12.7 million (unaudited) for the six months ended June 30, 1996 and 1995, respectively.

     Non-cash investing and financing activities were as follows (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                                ----------------------------
                                                                 1995      1994        1993
                                                 SIX MONTHS     -------   -------     ------
                                                    ENDED
                                                -------------
                                                JUNE 30, 1996
                                                -------------
                                                 (UNAUDITED)
    Conversion of revolving debt to term
      debt....................................    $ 200,000
    Conversion of FCC deposit to wireless
      license.................................                  $10,000
    Issuance of common stock in exchange for
      wireless properties.....................        7,117       2,450
    Exchange of shareholder loans and accrued
      interest for common stock...............                   14,068
    Shareholder loans to fund FCC deposit.....                            $10,000
    Notes payable plus accrued interest
      converted into common stock.............                                        $1,058

     The Business Combination described in Notes 1 and 12 was also a non-cash transaction involving the issuance of 18,160,643 shares of the Company's common stock to acquire the assets and liabilities of MCLP and 39,761 shares of the Company's common stock for interests in subsidiaries. During 1995, the Company issued 896,210 shares of its common stock in exchange for minority interests in GCC.

  Concentration of credit risk:

     The Company's customers are dispersed throughout rural areas of the western United States. No single customer accounted for a significant amount of the Company's sales, and there were no significant accounts receivable from a single customer. The Company reviews the credit histories of potential customers prior to extending credit and maintains allowances for potential credit losses. The Company maintains cash and cash equivalents in high credit quality financial institutions. The Company believes that its risk from concentration of credit is limited.

                          WESTERN WIRELESS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED):
  Estimates used in preparation of financial statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Recently issued accounting standards:

     The Financial Accounting Standards Board has recently issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain identifiable intangible assets be reviewed to determine whether the carrying amount is recoverable based on estimated future cash flows expected from the use of the assets and cash to be received upon disposal of the assets. The Financial Accounting Standards Board has also recently issued Statement No. 123 "Accounting for Stock-Based Compensation." This statement affects the valuation and disclosure of stock-based transactions with employees. The Company plans to use the pro forma disclosure alternative. The Company's adoption of these standards in 1996 does not have any material impact on the financial position, results of operations or cash flows of the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of (in thousands):

                                                                          DECEMBER 31,
                                                                      ---------------------
                                                                        1995         1994
                                                       JUNE 30,       --------     --------
                                                         1996
                                                      -----------
                                                      (UNAUDITED)
    Land, buildings and improvements................   $   5,566      $  2,879     $  2,328
    Wireless communications systems.................     214,769       165,825      124,165
    Furniture and equipment.........................      27,230        16,273        7,391
                                                        --------      --------     --------
                                                         247,565       184,977      133,884
    Less accumulated depreciation...................     (74,508)      (53,423)     (25,098)
                                                        --------      --------     --------
                                                         173,057       131,554      108,786
    Construction in progress........................     123,712        62,138       11,862
                                                        --------      --------     --------
                                                       $ 296,769      $193,692     $120,648
                                                        ========      ========     ========

     Depreciation expense was $30.2 million, $17.0 million and $4.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     Depreciation expense was $21.4 million (unaudited) and $13.7 million (unaudited) for the six months ended June 30, 1996 and 1995, respectively.

4. INVESTMENTS IN UNCONSOLIDATED AFFILIATES:

     At December 31, 1995, the Company's investments in unconsolidated affiliates consisted of an interest in Sawtooth Paging, Inc. ("Sawtooth") and an interest in Cook Inlet Western Wireless PV/SS PCS, L.P. ("Cook Inlet PCS").

     The Company had approximately a 47% and 45% ownership interest in Sawtooth as of December 31, 1995 and 1994, respectively. Sawtooth is also owned 47% by certain officers, one of

                          WESTERN WIRELESS CORPORATION

4. INVESTMENTS IN UNCONSOLIDATED AFFILIATES: -- (CONTINUED) whom is also a director, of the Company. Subsequent to year end, the Company purchased the remaining unowned portion of Sawtooth. (See Note 17).

     In November 1995, a wholly owned subsidiary of the Company entered into an agreement to form Cook Inlet PCS in order to participate in the FCC's C Block auction of PCS licenses. Cook Inlet PCS intends to bid on, acquire, own, develop and operate systems for any PCS licenses acquired during the C Block auction. The continued existence of Cook Inlet PCS is contingent upon the successful acquisition of at least one C Block license during the auction currently underway. The Company has a 49.9% ownership interest in Cook Inlet PCS. At December 31, 1995, the Company's investment in Cook Inlet PCS was approximately $7.6 million. At June 30, 1996, the Company's investment in Cook Inlet PCS was approximately $4.6 million (unaudited).

     The assets, liabilities and results of operations of Sawtooth and Cook Inlet PCS are not material to the Company.

5. ACCRUED LIABILITIES:

     Accrued liabilities consist of (in thousands):

                                                                       DECEMBER 31,
                                                                   ---------------------
                                                                     1995         1994
                                                                   --------     --------
    Accrued payroll and benefits.................................  $  5,551     $  3,913
    Accrued sales and property taxes.............................     3,236        1,613
    Accrued interest expense.....................................     4,471        1,697
    Other........................................................     3,401        4,217
                                                                    -------      -------
                                                                   $ 16,659     $ 11,440
                                                                    =======      =======

6. LONG-TERM DEBT:

     Long-term debt consists of (in thousands):



                                                                       DECEMBER 31,
                                                    JUNE 30,       ---------------------
                                                      1996           1995         1994
                                                  ------------     --------     --------
                                                  (UNAUDITED)
    Credit Facility
      Revolver (a)..............................                   $347,000     $197,000
      Term Loan (b).............................    $200,000
    10-1/2% Senior Subordinated Notes Due 2006
      (c).......................................     200,000
    NORTEL Facility (d).........................      43,800         13,000
    Other(e)....................................       2,671          2,487        4,528
                                                    --------       --------     --------
                                                     446,471        362,487      201,528
    Less current portion........................                                     941
                                                    --------       --------     --------
                                                    $446,471       $362,487     $200,587
                                                    ========       ========     ========

  (a) Credit Facility -- Revolver

     On June 30, 1995, the Company entered into a credit facility with a group of lenders (the "Credit Facility"). Pursuant to the Credit Facility, the banks have agreed to make loans to the Company, on a revolving credit basis, in an aggregate principal amount not to exceed $750 million during the

                          WESTERN WIRELESS CORPORATION

6. LONG-TERM DEBT -- (CONTINUED):
period ending December 30, 1998. On December 31, 1998, the loans convert to term loans payable over five years.

     Under the Credit Facility, interest is payable at the applicable margin in excess of the prevailing Base Rate, Eurodollar or CD rate. The rate is selected at the Company's option. The applicable margin is determined quarterly based on the leverage ratio of the Company, excluding certain of its subsidiaries. Interest is fixed for a period ranging from one month to one year, depending on the type of loan, although if the Company selects the Base Rate option, the interest rate will fluctuate during the period as the Base Rate fluctuates. At December 31, 1995, all loans under the Credit Facility had been borrowed using the Eurodollar rate option. The weighted average interest rate, including the appropriate applicable margin, at December 31, 1995 was 7.41%. The Credit Facility also provides for an annual fee of 0.5% of the unused commitment, payable quarterly.

     The weighted average interest rate, including applicable margin, for the six months ended June 30, 1996 was 8.3% (unaudited).

     The Credit Facility contains affirmative covenants, including among others, maintenance of its licenses and properties, compliance with laws, insurance, payment of taxes, payment of other indebtedness and delivery of financial and other information. The Credit Facility requires that the Company, excluding certain of its subsidiaries, comply with financial tests and maintain certain financial ratios, including among others, maximum leverage, debt service and fixed charges. As of June 30, 1996 and December 31, 1995, the unused portion of the commitment under the Credit Facility was $750 million (unaudited) and $403 million, respectively.

     The Credit Facility also contains certain restrictive covenants which impose limitations on the operations and activities of the Company and certain of its subsidiaries, including the incurrence of other indebtedness, the creation of liens, the sale of assets, investments and acquisitions and payment of dividends. The Credit Facility currently limits total investments by the Company in its subsidiaries owning PCS licenses to $450 million and further limits the total investment by the Company to $100 million (both of which are exclusive of license acquisition costs of approximately $144 million and exclusive of the proceeds of the NORTEL Facility (defined below)) in its PCS subsidiaries until the PCS licenses granted by the FCC are final and unappealable.

     The repayment of the Credit Facility is secured by, among other things, the grant of a security interest in substantially all of the assets of the Company, excluding, among other items, the capital stock and assets of the subsidiary that is party to the NORTEL Facility.

     Upon execution of the Credit Facility, the Company repaid all of its outstanding indebtedness under its then existing revolving/term loan agreement (the "Previous Agreement"). Pursuant to the Previous Agreement, the lenders thereunder agreed to make loans to the Company on a revolving credit basis in an aggregate principal amount not to exceed $325 million. The Previous Agreement was collateralized by substantially all of the assets of the Company. The weighted average interest rate on the outstanding principal under the Previous Agreement at December 31, 1994 was 8.21%.

     The Company incurred an extraordinary loss of approximately $6.6 million in connection with the early repayment of the outstanding indebtedness under the Previous Agreement during 1995. The loss primarily consisted of the write-off of the related financing costs which had been deferred and only partially amortized.

                          WESTERN WIRELESS CORPORATION

6. LONG-TERM DEBT -- (CONTINUED):
  (b) Credit Facility -- Term Loan

     On May 6, 1996, the Company amended the Credit Facility to increase the Company's borrowing capacity. The increase took the form of a $200 million term loan (the "Term Loan") which increased the maximum total borrowings under the Credit Facility to $950 million. Additionally, the repayment terms and the related covenant requirements were extended by one year.

  (c) 10 1/2% Senior Subordinated Notes Due 2006

     In May 1996, the Company sold $200 million principal amount of 10 1/2% Senior Subordinated Notes Due 2006 for net proceeds of $193.0 million. The 2006 Notes were issued pursuant to the 2006 Notes Indenture. See "Use of Proceeds."

     The 2006 Notes mature on June 1, 2006. Interest on the 2006 Notes accrues and is payable semi-annually. The 2006 Notes are callable after 2001 and prior thereto under certain circumstances. The Credit Facility prohibits the repayment of all or any portion of the principal amount of the 2006 Notes prior to the repayment of all indebtedness under the Credit Facility.

     The 2006 Notes Indenture contains, among others, covenants with respect to incurrence of indebtedness, issuance of preferred stock of subsidiaries, restricted payments, distributions and transfers by subsidiaries, certain asset dispositions, issuances and sales of capital stock of wholly-owned subsidiaries, transactions with affiliates and related persons and mergers, consolidations and certain sales of assets. The indebtedness covenant limits the incurrence of indebtedness by the Company based on the Company's ratio of indebtedness to EBITDA; provided, however, that such limitation does not prohibit, among other exceptions, indebtedness incurred or committed by the Company for the acquisition, construction or improvement of assets in the wireless communications business.

     The 2006 Notes are subordinate in right of payment to the Credit Facility and the NORTEL Facility.

  (d) NORTEL Facility

     Effective June 30, 1995, a wholly owned subsidiary of the Company entered into a $200 million credit facility (the "NORTEL Facility") with Northern Telecom Inc. ("NORTEL") which expires on December 31, 2003. The NORTEL Facility bears interest at the subsidiary's option at either the higher of the prime rate or the Federal Funds Rate, plus 0.625%, plus in either case a margin of 1.5%, or the London Interbank Offered Rate ("LIBOR") plus a margin of 2.5%. The NORTEL Facility includes quarterly financial covenants which contain provisions regarding the maintenance of operating cash flow ratios beginning September 30, 2000, total debt and minimum revenue levels and a minimum cash coverage ratio. The NORTEL Facility also contains certain restrictive covenants which impose limitations on the operations and activities of the subsidiary, including limits on new indebtedness, sale of existing assets, permitted investments and business acquisitions and payment of cash dividends by the subsidiary. The NORTEL Facility also provides for interest only payments through September 30, 2000, and includes mandatory prepayment clauses contingent upon specific operating results. The NORTEL Facility is collateralized by substantially all of the subsidiary's assets and the stock of such subsidiary.

     Commencing September 30, 2000, and at the end of each calendar quarter thereafter, the subsidiary is required to make payments on the principal amount outstanding under the NORTEL Facility in increasing quarterly installments.

                          WESTERN WIRELESS CORPORATION

6. LONG-TERM DEBT -- (CONTINUED):
     As of December 31, 1995, the unused portion of the commitment under the NORTEL Facility was $187 million. Outstanding borrowings at December 31, 1995, were drawn under the LIBOR rate option with a weighted average interest rate of 8.43%.

     As of June 30, 1996, the unused portion of the commitment under the NORTEL Facility was $156 million (unaudited). Outstanding borrowings at June 30, 1996 were drawn under the LIBOR rate option with a weighted average interest rate of 8.0% (unaudited) for the six months ended June 30, 1996.

  (e) Other

     At December 31, 1995 and 1994, the Company had other debt of approximately $2.5 million and $4.5 million, respectively.

     During the six months ended June 30, 1996, the Company incurred costs that were deferred, in the amount of approximately $12.7 million (unaudited), which related to the Senior Subordinated Notes issuance and the amendment to the Credit Facility.

     The Company amended the Credit Facility in May 1996 to allow, among other things, an increase of $200 million to the Credit Facility by the inclusion of a term loan in such amount and to amend the existing repayment terms and financial covenants.

     The aggregate amounts of principal maturities of the Company's debt are as follows (in thousands):

                                                          AS OF               AS OF
                YEAR ENDING DECEMBER 31,              JUNE 30, 1996     DECEMBER 31, 1995
    ------------------------------------------------  -------------     -----------------
         1996.......................................    $       0           $       0
         1997.......................................           17                   0
         1998.......................................        2,528               2,487
         1999.......................................           45              24,290
         2000.......................................        5,179              46,410
         Thereafter.................................      438,702             289,300
                                                         --------            --------
                                                        $ 446,471           $ 362,487
                                                         ========            ========

7. FINANCIAL INSTRUMENTS:

     The Company uses various financial instruments as part of its overall strategy to manage the Company's exposure to market risks associated with interest rate fluctuations. The Company has only limited involvement with these financial instruments, and does not use them for trading purposes. Interest rate swaps allow the Company to raise long-term borrowings at variable rates and swap them into fixed rates for shorter durations. This enables the Company to separate interest rate management from debt funding decisions. Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on borrowings based upon variable interest rates. These transactions do not subject the Company to risk of loss because gains and losses on these contracts are offset against losses and gains on the underlying liabilities. No collateral is held in relation to the Company's financial instruments.

     At December 31, 1995, the Company had entered into interest rate caps and swaps with a total notional amount of $375 million, of which $185 million was of a short-term duration. The remaining $190 million had initial terms ranging from three to 3 1/2 years and effectively converted $190 million of variable rate debt to fixed rate. The weighted average interest rate under these agreements was approximately 6.75% at December 31, 1995. Total net expense incurred during the year ended December 31, 1995 for the Company's interest rate caps and swaps was approximately $0.5 million.

                          WESTERN WIRELESS CORPORATION

7. FINANCIAL INSTRUMENTS -- (CONTINUED):
The amount of unrealized loss attributable to changing interest rates at December 31, 1995 was immaterial.

     At December 31, 1994, the Company had interest rate protection in the form of interest rate caps covering $105 million of the outstanding balance under the Previous Agreement. Total net expense incurred during the year ended December 31, 1994 for the Company's interest rate caps and swaps was approximately $0.3 million. The amount of unrealized loss attributable to changing interest rates at December 31, 1994 was immaterial.

     At June 30, 1996, the Company had interest rate swap and cap agreements with a total notional amount of $205 million (unaudited), all of which was of a long-term nature. Total net expense incurred for the six months ended June 30, 1996 was approximately $0.4 million (unaudited).

8. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

     The Company's carrying value of financial instruments approximated fair value. The estimated fair value of the Company's financial instruments has been determined using available market information and appropriate valuation methodologies. The fair value of derivative positions were determined by obtaining market quotes.

9. COMMITMENTS AND CONTINGENT LIABILITIES:

  Commitments:

     The Company leases various facilities, cell site locations, rights-of-way and equipment under operating lease agreements. The leases expire at various dates through the year 2036. Some leases have options to renew for additional periods up to 30 years. Certain leases require the Company to pay property taxes, insurance and normal maintenance costs. Significantly all of the Company's leases have fixed minimum lease payments. The Company has no significant capital lease liabilities.

     Future minimum payments required under operating leases and agreements that have initial or remaining noncancellable terms in excess of one year, are summarized below (in thousands):

                                                          AS OF               AS OF
                                                      JUNE 30, 1996     DECEMBER 31, 1996
                                                      -------------     -----------------
        YEAR ENDING DECEMBER 31,
             1996...................................     $ 3,707             $ 5,429
             1997...................................       6,903               4,914
             1998...................................       5,921               4,261
             1999...................................       4,948               3,388
             2000...................................       4,238               2,604
             Thereafter.............................       7,759               5,828
                                                         -------             -------
                                                         $33,476             $26,424
                                                         =======             =======

     Aggregate rental expense for all operating leases was approximately $4.8 million, $2.2 million and $0.9 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     In order to ensure adequate supply of certain inventory requirements, the Company has committed to purchase from a supplier a minimum number of PCS and dual-mode handsets totaling approximately $43.7 million prior to October 1999. No orders had been placed as of December 31, 1995. At June 30, 1996 the Company, under this agreement, had purchased $20.5 million (unaudited), of which $8.1 million (unaudited) was outstanding.

                          WESTERN WIRELESS CORPORATION

9. COMMITMENTS AND CONTINGENT LIABILITIES -- (CONTINUED):
     In December 1995, a wholly owned subsidiary of the Company entered into an agreement with this supplier to purchase a minimum of $50 million of wireless communications equipment and services for the Company's PCS systems prior to December 31, 1998. The Company has an option to extend the purchase commitment period to four years by increasing the minimum purchase commitment to $100 million. In exchange for meeting minimum purchase milestones, the Company will receive volume discounts in the form of credit memos from the supplier which may be used at the Company's option against either the most recent payment owed to the supplier or future purchases. The purchase agreement is valid through December 2005. At December 31, 1995, the Company had outstanding purchase orders totaling approximately $16 million under the agreement. At June 30, 1996 the Company, under this agreement, had purchased $27.1 million (unaudited), of which $22.1 million (unaudited) was outstanding.

     In connection with the NORTEL Facility, a wholly owned subsidiary of the Company entered into an agreement with NORTEL to purchase $200 million of PCS network equipment and related services. At December 31, 1995, under this agreement, the Company had purchased approximately $22.5 million and had outstanding purchase orders totaling approximately $3.2 million. The agreement expires June 30, 2000. At June 30, 1996, the Company had purchased, net of canceled and amended purchase orders, approximately $80.9 million (unaudited) under this agreement, of which approximately $55.9 million (unaudited) was outstanding.

     The Company has various other purchase commitments for materials, supplies and other items incident to the ordinary course of business. In the aggregate, such commitments are not at prices in excess of current market value.

  Contingent liabilities:

     The Company is involved in various lawsuits arising in the normal course of business, none of which is expected to have a material adverse effect on the Company's financial position, cash flows, liquidity or results of operations.

     In the ordinary course of business, the Company is subject to extensive and changing federal, state and local laws and regulations with regard to environmental matters. To date the Company has not identified any potential liabilities pertaining to environmental cleanup on properties owned or operated by the Company.

                          WESTERN WIRELESS CORPORATION

10. INCOME TAXES:

     Significant components of deferred income tax assets and liabilities are as follows (in thousands):

                                                                       DECEMBER 31,
                                                                   ---------------------
                                                                     1995         1994
                                                                   --------     --------
    Deferred tax assets:
      Net operating loss carryforwards...........................  $ 37,666     $ 20,494
      Other temporary differences................................     5,589        3,834
                                                                   --------     --------
    Total deferred tax assets....................................    43,255       24,328
    Valuation allowance..........................................   (34,083)     (18,261)
                                                                   --------     --------
                                                                      9,172        6,067
    Deferred tax liabilities:
      Property and wireless licenses basis differences...........    (9,172)      (6,067)
                                                                   --------     --------
                                                                   $      0     $      0
                                                                   ========     ========

     For tax purposes, the Company had available at December 31, 1995, net operating loss carryforwards for regular tax purposes of approximately $94 million which will expire in 2002 through 2010. The Company may be limited in its ability to use these carryforwards in any one year due to ownership changes that preceded the Business Combination. The change in the valuation allowance was an increase of $15.8 million in 1995 and decreases of $4.7 million and $0.3 million in 1994 and 1993, respectively.

     Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realization of the net deferred tax assets. Such factors include recurring operating losses resulting primarily from the development of the Company's PCS business and expected increased competition from new entrants into the Company's existing markets. Accordingly, a valuation allowance has been provided for the net deferred tax assets of the Company.

     The difference between the statutory tax rate of approximately 40% (35% federal and 5% state net of federal benefits) and the tax benefit of zero recorded by the Company is primarily due to the Company's full valuation allowance against its net deferred tax assets.

11. SHAREHOLDERS' EQUITY:

  (a) Business Combination

     On July 29, 1994, certain shareholders in GCC, holding approximately 95% of the then outstanding stock of GCC, and holders of all MCLP partnership interests exchanged their ownership interests for common stock of the Company in the Business Combination. The participating GCC shareholders exchanged 23,384,345 shares of GCC common stock in a one-for-one exchange for common stock in the Company. Under the terms of the Business Combination, the MCLP partnership interests received 18,160,643 shares of common stock in the Company, net of 661,609 shares of GCC stock owned by MCLP. GCC directly and indirectly owned MCLP partnership interests of approximately 9.9% which were converted into 2,059,352 shares of common stock of the Company. These shares are excluded from those outstanding for each of the periods presented. GCC's investment in MCLP had been recorded at a cost of $8.3 million. The fair value of common

                          WESTERN WIRELESS CORPORATION

11. SHAREHOLDERS' EQUITY -- (CONTINUED):
stock of the Company issued to acquire the non-GCC partnership interests in MCLP was $70.9 million.

     The Company recorded a provision for restructuring costs in 1994 of approximately $2.5 million, primarily related to the elimination of duplicative headquarters and other facilities and employee relocation costs.

  (b) GCC Minority Interest

     During 1995 and 1994, subsequent to the Business Combination, the Company completed two cash redemptions of the remaining shares (the "Redemptions") of GCC's common stock. In addition, as part of the 1995 Redemption, the Company issued 896,210 shares of the Company's common stock for GCC common stock in a one-for-one exchange.

     These redemptions eliminated all minority interest positions in the equity of GCC. The cost in excess of the carrying amounts of the minority interests acquired increased licensing costs and other intangible assets by approximately $11 million and $1 million for the years ended December 31, 1995 and 1994, respectively.

  (c) Stock Option Plan

     On September 20, 1994, the Board of Directors of the Company established the 1994 Management Incentive Stock Option Plan (the "Plan") which became effective November 17, 1994. The Plan was amended by the Board of Directors on September 15, 1995, and approved as adopted and amended by the shareholders of the Company on November 16, 1995. The Plan, as amended, provides for the issuance of up to 5,890,000 shares of common stock as either Nonstatutory Stock Options or as Incentive Stock Options. The terms and conditions of options granted under the Plan, including all vesting provisions, are at the discretion of the Administrator of the Plan. The Plan provided for the conversion to stock options of the Company for the stock options issued under a plan previously created by GCC and for the conversion of unvested rights to ownership in MCLP by its B Unit holders, as well as new options granted by the Company in the normal course of business subsequent to the Business Combination.

     As of July 29, 1994, GCC had granted options to purchase 1,061,251 shares of GCC stock at an average of approximately $2.98 per share; 545,629 of such options were fully vested as of that date. The Business Combination automatically accelerated the vesting of the remaining options under the terms of the GCC Option Plan. All such options were converted into options to purchase common stock of the Company.

                          WESTERN WIRELESS CORPORATION

11. SHAREHOLDERS' EQUITY -- (CONTINUED):
     Options granted, exercised and canceled under the above Plans are summarized as follows:

                                                        YEAR ENDED DECEMBER 31,
                                              -------------------------------------------
                                                  1995            1994           1993
                                              -------------   ------------   ------------
    Outstanding, beginning of period.........     2,181,514        760,272        504,814
    Options granted..........................     1,453,125      1,112,900        263,500
    Options issued for conversion of unvested
      MCLP B units...........................                      322,013
    Options exercised........................       (38,762)
    Options canceled.........................       (57,469)       (13,671)        (8,042)
                                              -------------   -------------  -------------
    Outstanding, end of period...............     3,538,408      2,181,514        760,272
                                              =============   =============  =============
    Price of options:
    Granted during period.................... $11.29-$12.90   $1.10-$ 9.68   $       4.03
    Exercised during period.................. $ 1.61-$ 4.03            N/A            N/A
    Canceled during period................... $ 1.10-$ 9.68   $1.61-$ 3.23   $1.61-$ 4.03
    Options exercisable......................     1,582,012      1,383,264        232,944
    Options available for future grant.......     2,312,830      3,708,486      5,129,728
    Exercise price of outstanding options.... $ 1.10-$12.90   $1.10-$ 9.68   $1.61-$ 4.03

  (d) Stock Issuances

     In November 1995, the Board of Directors approved an increase in the number of authorized shares of the Company's common stock from 25 million to 300 million.

     During 1995, a wholly owned subsidiary issued 4,300,001 shares of Series A Preferred Stock to certain existing shareholders of the Company at $35.00 per share for aggregate proceeds of approximately $150 million, which was comprised of approximately $14 million of converted debt to shareholders and approximately $136 million in cash. The preferred stock in the subsidiary was converted into common stock of the Company on a one for 3.1 basis. Additionally, the Company sold 581,901 shares of common stock at $11.29 per share for cash during 1995 to existing shareholders.

     In November 1993, the Company completed a rights offering to existing shareholders, pursuant to which shareholders subscribed for 3,875,273 shares of common stock at $4.03 per share, for aggregate cash proceeds of approximately $14.5 million and $1.1 million through the conversion of outstanding notes payable and accrued interest to shareholders of the Company, less offering expenses.

     In February 1993, the Company sold 620,000 shares of common stock for aggregate proceeds of $2.5 million.

     Subsequent to December 31, 1995, the Company sold 88,567 shares of its common stock to an officer of the Company at $11.29 per share for aggregate proceeds of approximately $1.0 million.

     During the second quarter of 1996, 10,664,800 shares of common stock were issued and approximately $233.9 million in net proceeds were received by the Company under a registration statement of the Company's Class A Common Stock filed with the SEC.

                          WESTERN WIRELESS CORPORATION

12. ACQUISITION OF MARKETS CELLULAR LIMITED PARTNERSHIP:

     On July 29, 1994, the Company acquired MCLP in the Business Combination in exchange for 18,160,643 shares of common stock of the Company. The Business Combination was accounted for using the purchase method.

     The purchase price of MCLP was determined as follows (in thousands):

          Fair value of shares issued to non-GCC interests.......................  $ 70,918
          GCC's investments in MCLP..............................................     8,250
          MCLP's long-term debt assumed..........................................    59,590
          Transaction fees and other.............................................     1,310
                                                                                   --------
                                                                                   $140,068
                                                                                   =========
     The purchase price was allocated as follows (in thousands):
          Cash acquired..........................................................  $ 11,726
          Working capital and tangible assets acquired...........................    37,346
          Licenses and other intangible assets...................................    90,996
                                                                                   --------
                                                                                   $140,068
                                                                                   =========

     The following unaudited pro forma information presents the results of operations of the Company as if the Business Combination occurred on January 1, 1993. These results include certain adjustments to conform with the Company's accounting policies, increased amortization expense and the elimination of the provision for nonrecurring restructuring costs related to the Business Combination. These results are not necessarily indicative of the results that actually would have

                          WESTERN WIRELESS CORPORATION

12. ACQUISITION OF MARKETS CELLULAR LIMITED PARTNERSHIP -- (CONTINUED) been attained if the Business Combination had been in effect at the beginning of 1993 or which may be attained in the future (in thousands, except per share data):

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                     ---------------------------
                                                                                        1993
                                                                                     -----------
                                                                        1994         (UNAUDITED)
                                                                     -----------
                                                                     (UNAUDITED)
Revenues:
  Subscriber revenues..............................................   $  47,410       $  17,310
  Roamer revenues..................................................      19,985          11,345
  Equipment sales..................................................       9,207           4,109
                                                                       --------        --------
          Total revenues...........................................      76,602          32,764
                                                                       --------        --------
Operating expenses:
  Cost of service..................................................      15,961           7,692
  Cost of equipment sales..........................................      13,758           5,862
  General and administrative.......................................      18,600          10,712
  Sales and marketing..............................................      23,099          11,398
  Depreciation and amortization....................................      33,389          13,102
                                                                       --------        --------
          Total operating expenses.................................     104,807          48,766
                                                                       --------        --------
Operating loss.....................................................     (28,205)        (16,002)
Other income (expense):
  Interest and financing expense...................................     (13,113)         (5,202)
  Gain on dispositions, net........................................       6,202           6,357
  Other income (expense)...........................................         657            (120)
                                                                       --------        --------
          Net loss.................................................   $ (34,459)      $ (14,967)
                                                                       ========        ========
Net loss per common share..........................................   $   (0.66)      $   (0.30)
                                                                       ========        ========

                          WESTERN WIRELESS CORPORATION

13. OTHER ACQUISITIONS AND DISPOSITIONS:

  Acquisitions:

     The following table summarizes the cellular market acquisitions of the Company for each of the three years ended December 31 (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                -------------------------------------
                                                  1995          1994          1993
                                                ---------     ---------     ---------
    MARKET
    Kansas 14 RSA.............................    April
    South Dakota 3 RSA........................     May
    Kansas 8 RSA..............................     May
    South Dakota 1 RSA(a).....................  December
    Nevada 5 RSA..............................                 January
    South Dakota 8 RSA........................                  April
    Nebraska 3 RSA............................                 August
    Kansas 4, 9 and 10 and Missouri 9 RSAs....                November
    Minnesota 3 RSA...........................                December
    Sioux Falls, SD MSA.......................                                 May
    South Dakota 7 RSA........................                                July
    Odessa, TX MSA and New Mexico 6 RSA.......                               October
    Nebraska 9 and 10 RSAs....................                              November
    Purchase price including cash and
      liabilities assumed:
    Cash paid.................................   $38,600       $40,800       $16,200
                                                =========     =========     =========
    Liabilities assumed.......................   $   500       $ 2,500       $25,500
                                                =========     =========     =========

---------------
(a) 217,000 shares of common stock were issued at $11.29 per share as part of the South Dakota 1 acquisition.

     With the exception of the South Dakota 1, South Dakota 8 and the Nebraska 9 and 10 RSA acquisitions which were stock purchases, the above transactions were asset purchases. All of these transactions were accounted for using the purchase method. Approximately 95% of the total purchase price of each acquisition has been allocated to licensing costs. Acquisitions of additional minority interests in owned markets are not reflected above. The results of operations of the properties acquired are included in the Consolidated Statement of Operations from the date of acquisition.

     In September 1993, the Company entered into an agreement to operate the cellular system in the Abilene, TX MSA market. Pursuant to that agreement, the Company funded the build-out of the system and operated the system throughout the remainder of 1993 and 1994. In February 1994, the Company agreed to buy the system subject to approval from the FCC. The transfer of the license was approved by the FCC in November 1994, at which time the Company was obligated to pay $16.1 million. This amount was paid in January 1995.

     In June 1996, the Company acquired the operations and the cellular license for the Kansas 3, RSA for approximately $4.1 million in cash. The transaction was accounted for using the purchase method.

                          WESTERN WIRELESS CORPORATION

13. OTHER ACQUISITIONS AND DISPOSITIONS -- (CONTINUED):
  Exchanges:

     In July 1995, a subsidiary of the Company exchanged its cellular assets in the Minnesota 5 RSA market, Minnesota 3 RSA market, a portion of the Minnesota 2 RSA market (Beltrami County), its majority interest in the Alton, IL MSA market, minority interests in the Wausau and Eau Claire, WI MSA markets and $3.0 million in cash for the cellular assets and license for the Lubbock, TX MSA market. There was no gain or loss recognized on the transaction.

     In November 1994, the Company exchanged the assets in Hood River Cellular Telephone Company, a subsidiary of the Company, which included the cellular licenses of the Oregon 2 and Washington 7 RSA markets, in return for the assets and license in the Pueblo, CO MSA market and approximately $2.4 million in cash. There was no gain or loss recognized on the transaction.

     In July 1994, a subsidiary of the Company exchanged its Chico, CA MSA market for the Texas 3 and Texas 8 RSA markets. As part of the same agreement, a subsidiary of the Company obtained the Sioux City, IA MSA market and approximately $4.5 million in cash. As a result of the transaction, a gain of approximately $2.9 million was recognized.

     In September 1993, the Company exchanged its majority interest in the Alexandria, LA MSA market, together with the Company's minority interest in the Lake Charles, LA MSA market and approximately $7.2 million in cash, for the majority interest and certain minority interests in the Lincoln, NE MSA market. There was no gain or loss recognized on the transaction.

     In March 1993, pursuant to an agreement between the Company and MCLP, the Company exchanged its Wyoming 2, Montana 4 and Montana 7 RSA markets along with certain minority interests and cash in the amount of $1.3 million for the Rapid City, SD MSA market and the South Dakota 5 and South Dakota 6 RSA markets.

  Dispositions:

     In April 1994, the assets of Lawton Cellular License Corporation, a subsidiary of the Company, were sold including the cellular license for the Lawton, OK MSA market for approximately $7.3 million in cash and marketable securities. As a result of the transaction, the Company recorded a gain of approximately $3.3 million.

     In April 1993, the Company sold its Texas 4 market for approximately $0.5 million in cash, recording a gain of approximately $0.1 million. In addition, the assets of Potomac Valley Cellular Partnership, the cellular licensee for the Cumberland, MD/WV wireline MSA market, were sold for cash and marketable securities. As a result of the transaction, the Company recorded a gain of approximately $2.1 million.

     In March 1993, the Company sold its majority interest in the Burlington, NC MSA market and certain other minority interests for approximately $10.1 million in cash. As a result of the transaction, the Company recorded a gain of approximately $5.5 million.

     During 1993, the Company sold certain of its minority interests in various markets. As a result of these transactions, the Company recorded a gain of approximately $2.4 million.

     Pro forma unaudited consolidated operating results of the Company and the above transactions (including the acquisition of MCLP which is discussed in Note
12) for the years ended Decem-

                          WESTERN WIRELESS CORPORATION

13. OTHER ACQUISITIONS AND DISPOSITIONS -- (CONTINUED):
ber 31, 1995 and 1994, assuming the acquisitions and dispositions, had been made as of January 1, 1994, are summarized below (in thousands, except per share amounts):

                                                                        YEAR  ENDED
                                                                        DECEMBER 31,
                                                                   ---------------------
                                                                     1995         1994
                                                                   --------     --------
    Revenues.....................................................  $149,547     $ 89,945
                                                                   ========     ========
    Loss before extraordinary item...............................  $(49,840)    $(44,043)
    Extraordinary loss...........................................    (6,645)
                                                                   --------     --------
         Net loss................................................  $(56,485)    $(44,043)
                                                                   ========     ========
    Loss per common share before extraordinary item..............  $  (0.88)    $  (1.00)
    Per common share effect of extraordinary item................     (0.12)
                                                                   --------     --------
         Net loss per common share...............................  $  (1.00)    $  (1.00)
                                                                   ========     ========

     These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional depreciation and amortization expense resulting from allocating a portion of the purchase price to fixed and wireless assets, and increased interest expense. They do not purport to be indicative of the results of operations which actually would have resulted had the combinations been in effect on January 1, 1994 or of future results of operations of the consolidated entities.

14. EMPLOYEE BENEFIT PLANS:

     The Company has an employee savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. After one year of full-time employment (1,000 hours), an employee is eligible to participate in the Savings Plan. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company matches 50% of each employee's contribution up to 6% of their total compensation. The Company's contributions are fully vested upon the completion of three years of service. The Company's contributions were approximately $0.4 million, $0.1 million and $0.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

                          WESTERN WIRELESS CORPORATION

15. SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED):

     Selected quarterly consolidated financial information for the years ended December 31, 1995 and 1994 is as follows (in thousands, except per share data):

                                                                               LOSS
                                                                              BEFORE
                                                 LOSS BEFORE               EXTRAORDINARY   NET LOSS
                          TOTAL     OPERATING   EXTRAORDINARY                ITEM PER     PER COMMON
QUARTER ENDED(1)         REVENUES     LOSS          ITEM        NET LOSS   COMMON SHARE     SHARE
-----------------------  --------   ---------   -------------   --------   ------------   ----------
March 31, 1994.........  $  6,989   $  (5,441)    $  (6,613)    $ (6,613)     $(0.20)       $(0.20)
June 30, 1994..........     9,135      (2,493)         (488)        (488)      (0.01)        (0.01)
September 30, 1994.....    23,289      (5,645)       (5,938)      (5,938)      (0.11)        (0.11)
December 31, 1994......    23,695      (9,989)      (12,921)     (12,921)      (0.25)        (0.25)
                          -------     -------       -------      -------
          Total 1994...  $ 63,108   $ (23,568)    $ (25,960)    $(25,960)
                          =======     =======       =======      =======
March 31, 1995.........  $ 26,084   $  (7,766)    $ (12,463)    $(12,463)     $(0.24)       $(0.24)
June 30, 1995..........    34,613      (4,023)      (10,145)     (16,790)      (0.19)        (0.31)
September 30, 1995.....    42,120      (3,749)      (11,135)     (11,135)      (0.19)        (0.19)
December 31, 1995......    43,738      (8,397)      (15,566)     (15,566)      (0.25)        (0.25)
                          -------     -------       -------      -------
          Total 1995...  $146,555   $ (23,935)    $ (49,309)    $(55,954)
                          =======     =======       =======      =======
March 31, 1996.........  $ 46,035   $ (10,505)    $ (18,574)    $(18,574)     $(0.31)       $(0.31)
June 30, 1996..........    58,569     (13,158)      (21,596)     (21,596)      (0.35)        (0.35)
                          -------     -------       -------      -------
          Total 1996...  $104,604   $ (23,663)    $ (40,170)    $(40,170)
                          =======     =======       =======      =======

---------------
(1) Acquisitions and dispositions referenced in Notes 12 and 13 will affect the comparability of the information presented from period to period.

16. RELATED PARTY TRANSACTIONS:

  Cook Inlet Western Wireless PV/SS PCS, L.P.:

     In 1995, a wholly owned subsidiary of the Company formed a limited partnership with Cook Inlet PV/SS PCS Partners, L.P. (the "General Partner"). A 6.7% shareholder of the Company is also a limited partner of the General Partner.

  Shareholder loans:

     During 1994 and 1995, certain shareholders entered into bridge loan agreements with a wholly owned subsidiary of the Company. During 1995, the bridge loans, together with accrued interest thereon, were exchanged for shares of the Company's common stock.

     During 1995, certain officers, one of whom is a director, of the Company who are also shareholders of Palouse and Sawtooth provided Palouse and Sawtooth with short-term financing which was repaid by the Company subsequent to year end as a result of the merger discussed in Note 17 below.

  Goldman, Sachs & Co.:

     In connection with the debt and equity offerings the Company paid total underwriting fees during the three months ended June 30, 1996 of approximately $23.3 million. Goldman, Sachs & Co., an affiliate of a shareholder of the Company, was the lead underwriter on both offerings.

                          WESTERN WIRELESS CORPORATION

17. SUBSEQUENT EVENTS AND PENDING TRANSACTIONS:

     In May 1996 the Company's common stock was split into 3.1 shares of common stock for each share of the then-existing common stock. The Company's consolidated financial statements and footnotes have been retroactively restated to reflect the stock split for all periods presented.

     On December 29, 1995, the shareholders of the Company, Palouse and Sawtooth approved the merger of Palouse and Sawtooth into wholly owned subsidiaries of the Company. Subsequent to year end, shareholders of Palouse and Sawtooth exchanged their shares for 515,561 and 79,748 shares of the Company's common stock, respectively. Certain shareholders of Palouse and Sawtooth were also officers and shareholders of the Company. The holder of the controlling interests in Palouse and Sawtooth did not hold a controlling interest in the Company. The Company accounted for the transaction as a stock purchase. In addition, the Company paid approximately $3.1 million and $0.3 million of outstanding debt of Palouse and Sawtooth, respectively.

     Subsequent to December 31, 1995, the Company recorded deferred compensation of approximately $1.8 million upon the issuance of 85,250 options to purchase shares of common stock to an officer of the Company at an exercise price of $1.13 per share.

     In June 1996, the Company purchased a Denver MTA PCS wireless license for $66.1 million. This transaction was accounted for as an asset purchase.

     On October 20, 1995, the Company entered into an agreement to purchase the assets of the wireless communications system of the Fargo, ND MSA and the North Dakota 3 RSA IOA for cash of approximately $31.5 million. This transaction was completed on January 23, 1996.

18. REINCORPORATION AND COMMISSION REGISTRATION STATEMENT:

     In May 1996 the Company effected a recapitalization pursuant to which the Company reclassified its 300 million shares of authorized capital stock into two classes of common stock, Class A Common Stock and Class B Common Stock, each without par value, and 50 million shares of preferred stock. Subsequently, the Company effected a reincorporation merger pursuant to which it merged with and into a wholly owned Washington subsidiary.

     In March 1996, the Company filed registration statements with the Commission relating to offerings of the Company's Class A Common Stock, no par value, and 10 1/2% Notes. An affiliate of the Company acted as an underwriter in the offerings.

                          WESTERN WIRELESS CORPORATION

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
              ACCOUNTS RECEIVABLE ALLOWANCE FOR DOUBTFUL ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                          BALANCE AT    CHARGED TO   CHARGED TO                 BALANCE
                                           BEGINNING    COSTS AND      OTHER      DEDUCTIONS   AT END OF
               DESCRIPTION                 OF PERIOD     EXPENSES    ACCOUNTS(1)     (2)        PERIOD
----------------------------------------- -----------   ----------   ----------   ----------   ---------
Year ended December 31, 1995.............   $ 1,772      $  4,558     $    892     $ (4,422)    $  2,800
                                             ======        ======         ====      =======       ======
Year ended December 31, 1994.............   $   476      $  1,885     $    638     $ (1,227)    $  1,772
                                             ======        ======         ====      =======       ======
Year ended December 31, 1993.............   $   298      $    546     $    286     $   (654)    $    476
                                             ======        ======         ====      =======       ======

---------------
(1) Represents market acquisitions and dispositions and late fees.

(2) Write-offs, net of bad debt recovery.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO MARKETS CELLULAR LIMITED PARTNERSHIP:

     We have audited the accompanying consolidated balance sheets of MARKETS Cellular Limited Partnership (a Delaware limited partnership) and subsidiary companies as of June 30, 1994, December 31, 1993 and 1992, and the related consolidated statements of operations, partners' capital and cash flows for the six months ended June 30, 1994, the year ended December 31, 1993, and the period from October 6, 1992 (inception) to December 31, 1992. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MARKETS Cellular Limited Partnership and subsidiary companies as of June 30, 1994, December 31, 1993 and 1992, and the results of their operations and their cash flows for the six months ended June 30, 1994, the year ended December 31, 1993, and the period from October 6, 1992 (inception) to December 31, 1992, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Seattle, Washington,
March 15, 1996

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS


                                                  JUNE 30,       DECEMBER 31,     DECEMBER 31,
                                                    1994             1993            1992
                                                ------------     ------------     -----------
                                           ASSETS
Current assets:
  Cash and cash equivalents...................  $ 11,726,000     $  1,390,000     $ 3,026,000
  Accounts receivable, net of allowance for
     doubtful accounts of $436,000, $397,000
     and $84,000, respectively................     4,162,000        2,574,000         522,000
  Inventory...................................       839,000          413,000          83,000
  Prepaid expenses and other current assets...     1,035,000        1,783,000         206,000
                                                ------------     ------------     -----------
          Total current assets................    17,762,000        6,160,000       3,837,000
Property and equipment, net of accumulated
  depreciation of $7,737,000, $4,335,000 and
  $280,000, respectively......................    40,887,000       35,212,000      12,088,000
Licensing costs and other intangible assets,
  net of accumulated amortization of
  $5,731,000, $3,664,000 and $275,000,
  respectively................................    56,537,000       57,189,000      25,493,000
Investments in unconsolidated affiliates......     3,445,000        3,367,000       2,079,000
Cellular properties pending disposition,
  net.........................................                                     10,884,000
Other assets..................................     1,200,000        1,023,000       1,512,000
                                                ------------     ------------     -----------
                                                $119,831,000     $102,951,000     $55,893,000
                                                ============     ============     ===========
                              LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable............................  $  4,923,000     $  1,855,000     $   464,000
  Accrued liabilities.........................     3,545,000        1,573,000         733,000
  Accounts payable, affiliates................                                      1,618,000
  Construction accounts payable...............       865,000        1,196,000       1,553,000
  Unearned revenue and customer deposits......     1,368,000          804,000          65,000
  Current portion of long-term debt...........       593,000          239,000       3,146,000
                                                ------------     ------------     -----------
          Total current liabilities...........    11,294,000        5,667,000       7,579,000
Long-term debt, including deferred interest,
  net of current portion......................    58,997,000       57,584,000       5,051,000
Commitments (Note 5)
Minority interests in equity of consolidated
  subsidiaries................................        76,000           56,000          15,000
Partners' capital.............................    49,464,000       39,644,000      43,248,000
                                                ------------     ------------     -----------
                                                $119,831,000     $102,951,000     $55,893,000
                                                ============     ============     ===========

          See accompanying notes to consolidated financial statements.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           SIX MONTHS ENDED
                                      ---------------------------                        OCTOBER 6, 1992
                                        JUNE 30,                       YEAR ENDED        (INCEPTION) TO
                                          1994                      DECEMBER 31, 1993   DECEMBER 31, 1992
                                      ------------     JUNE 30,     -----------------   -----------------
                                                         1993
                                                     ------------
                                                     (UNAUDITED)
Revenues:
  Subscriber revenues...............  $  8,260,000   $  1,718,000     $   6,205,000       $     249,000
  Roamer revenues...................     3,101,000        831,000         4,060,000             412,000
  Equipment sales...................     1,682,000        934,000         1,765,000              69,000
                                      ------------   ------------      ------------        ------------
         Total revenues.............    13,043,000      3,483,000        12,030,000             730,000
                                      ------------   ------------      ------------        ------------
Operating expenses:
  Cost of service...................     2,658,000      1,076,000         3,382,000             384,000
  Cost of equipment sales...........     2,312,000      1,150,000         2,329,000              69,000
  General and administrative........     4,833,000      1,270,000         4,459,000             687,000
  Sales and marketing...............     4,546,000      1,640,000         5,297,000             290,000
  Depreciation and amortization.....     6,024,000      3,040,000         7,701,000             555,000
                                      ------------   ------------      ------------        ------------
         Total operating expenses...    20,373,000      8,176,000        23,168,000           1,985,000
                                      ------------   ------------      ------------        ------------
Operating loss......................    (7,330,000)    (4,693,000)      (11,138,000)         (1,255,000)
                                      ------------   ------------      ------------        ------------
Other income (expense):
  Interest and financing expense....    (2,454,000)      (734,000)       (2,960,000)           (156,000)
  Loss on disposition of cellular
    equipment.......................                   (3,704,000)       (3,745,000)
  Other, net........................    (1,751,000)      (608,000)         (451,000)             91,000
                                      ------------   ------------      ------------        ------------
         Total other income
           (expense)................    (4,205,000)    (5,046,000)       (7,156,000)            (65,000)
                                      ------------   ------------      ------------        ------------
         Net loss...................  $(11,535,000)  $ (9,739,000)    $ (18,294,000)      $  (1,320,000)
                                      ============   ============      ============        ============

          See accompanying notes to consolidated financial statements.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                                         LIMITED PARTNERS
                                         GENERAL      ----------------------
                                         PARTNER      UNITS       AMOUNTS           TOTAL
                                        ---------     -----     ------------     ------------
Partners' cash contributions..........  $ 750,000     1,236     $ 30,738,000     $ 31,488,000
Partners' property contributions......                  532       13,292,000       13,292,000
Offering and syndication costs........                              (212,000)        (212,000)
Net loss..............................    (19,000)                (1,301,000)      (1,320,000)
                                        ---------     -----     ------------     ------------
Balance at December 31, 1992..........    731,000     1,768       42,517,000       43,248,000
  Partners' cash contributions........                  567       14,690,000       14,690,000
  Net loss............................   (261,000)               (18,033,000)     (18,294,000)
                                        ---------     -----     ------------     ------------
Balance at December 31, 1993..........    470,000     2,335       39,174,000       39,644,000
  Partners' cash contributions........     35,000       772       19,220,000       19,255,000
  Conversion of note and accrued
     interest to equity...............                               298,000          298,000
  Class B unit awards recorded as
     compensation expense.............                             1,459,000        1,459,000
  Partnership interests granted in
     payment of fee...................                               343,000          343,000
  Net loss............................   (134,000)               (11,401,000)     (11,535,000)
                                        ---------     -----     ------------     ------------
Balance at June 30, 1994..............  $ 371,000     3,107     $ 49,093,000     $ 49,464,000
                                        =========     =====     ============     ============

          See accompanying notes to consolidated financial statements.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      SIX MONTHS ENDED
                                                 ---------------------------                        OCTOBER 6, 1992
                                                   JUNE 30,                       YEAR ENDED        (INCEPTION) TO
                                                     1994         JUNE 30,     DECEMBER 31, 1993   DECEMBER 31, 1992
                                                 ------------       1993       -----------------   -----------------
                                                                ------------
                                                                (UNAUDITED)
Operating activities:
  Net loss.....................................  $(11,535,000)  $ (9,739,000)    $ (18,294,000)      $  (1,320,000)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
      Depreciation and amortization............     6,024,000      3,040,000         7,701,000             555,000
      Deferred interest and financing costs....     2,425,000        646,000         2,142,000              11,000
      Class B unit awards......................     1,459,000
      Partnership interests granted in payment
         of fee................................       343,000
      Loss on disposition of cellular
         equipment.............................                    3,704,000         3,745,000
      Minority interests in net loss of
         consolidated subsidiaries.............        72,000         (3,000)          (12,000)            (76,000)
      Changes in operating assets and
         liabilities, net of effects from
         consolidating acquired interests:
           Accounts receivable, net............    (1,588,000)    (1,101,000)       (1,888,000)             33,000
           Other current assets................      (989,000)      (888,000)       (1,591,000)            (32,000)
           Current liabilities.................     4,485,000      2,047,000         2,263,000             836,000
                                                 ------------   ------------      ------------        ------------
    Net cash provided by (used in) operating
      activities...............................       696,000     (2,294,000)       (5,934,000)              7,000
                                                 ------------   ------------      ------------        ------------
Investing activities:
  Acquisition of cellular properties, net of
    cash acquired..............................    (1,359,000)   (10,208,000)      (10,208,000)        (24,840,000)
  Investments in unconsolidated affiliates.....      (150,000)                      (1,288,000)           (266,000)
  Purchase of property and equipment...........    (7,576,000)   (18,342,000)      (27,657,000)         (1,679,000)
  Proceeds from disposition of assets, net.....                    1,307,000         2,514,000
  Additions to licensing costs and other
    assets.....................................      (986,000)    (1,923,000)       (2,491,000)         (1,614,000)
                                                 ------------   ------------      ------------        ------------
    Net cash used in investing activities......   (10,071,000)   (29,166,000)      (39,130,000)        (28,399,000)
                                                 ------------   ------------      ------------        ------------
Financing activities:
  Partner cash contributions, net of
    syndication costs..........................    19,255,000      7,320,000        14,690,000          31,276,000
  Additions to long-term debt..................       635,000     29,828,000        36,532,000             250,000
  Payment of debt..............................      (179,000)    (4,981,000)       (5,630,000)
  Purchase of interest rate caps...............                                       (546,000)
  Repayment of accounts payable, affiliates....                   (1,618,000)       (1,618,000)           (108,000)
                                                 ------------   ------------      ------------        ------------
    Net cash provided by financing
      activities...............................    19,711,000     30,549,000        43,428,000          31,418,000
                                                 ------------   ------------      ------------        ------------
Increase (decrease) in cash and cash
  equivalents..................................    10,336,000       (911,000)       (1,636,000)          3,026,000
Cash and cash equivalents, beginning of
  period.......................................     1,390,000      3,026,000         3,026,000                   0
                                                 ------------   ------------      ------------        ------------
Cash and cash equivalents, end of period.......  $ 11,726,000   $  2,115,000     $   1,390,000       $   3,026,000
                                                 ============   ============      ============        ============

          See accompanying notes to consolidated financial statements.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  PARTNERSHIP ORGANIZATION AND OPERATIONS:

  General:

     MARKETS Cellular Limited Partnership ("MCLP" or the "Partnership") was a Delaware limited partnership with PN Cellular Limited Partnership as the General Partner ("GP"). The Partnership was formed on October 6, 1992. On July 29, 1994, the Partnership was combined with General Cellular Corporation ("GCC") in a business combination (the "Business Combination"), which was accounted for as a purchase of the Partnership by GCC. Concurrent with the Business Combination, Western Wireless Corporation (the "Company") became the successor entity. These consolidated financial statements reflect the operations of MCLP through June 30, 1994. The results of operations of MCLP from July 1, 1994, to July 29, 1994, are not significant.

     The Partnership was principally engaged in the ownership and operation of cellular communications systems. Cellular licenses are awarded by the Federal Communications Commission ("FCC") in either Metropolitan Statistical Areas ("MSAs") or Rural Service Areas ("RSAs"). The Partnership had operations in the states of Colorado, Idaho, Minnesota, Montana, North Dakota, Oregon, Washington and Wyoming.

  Organization:

     The Partnership was comprised of Class A limited partners ("Class A LPs"), Class B limited partners ("Class B LPs") and the General Partner. At December 31, 1992, a total of 3,004 Class A units were subscribed by Class A LPs at a cost of $25,000 per unit. The Partnership Agreement authorized the sale of an additional 103 units which were subscribed in 1993 at a cost per unit of $25,000, plus an additional $5,000 per unit for the right to purchase the Class A units. The $5,000 per unit was payable at the subscription date. The Class A LPs (other than Class A LPs contributing cellular assets in exchange for Class A units) were required to purchase at least one-half of their subscribed units upon becoming Class A LPs.

     The GP had the discretion to issue up to 2,320 Class B units in the Partnership during the term of the Partnership to employees and persons who performed services on behalf of the Partnership. The Class B units had no cash purchase price. At June 30, 1994, 1,933 Class B units had been issued, of which 548 Class B units had vested and 1,385 Class B units had not yet vested. In connection with the Business Combination, the 548 vested Class B units converted into shares of the Company common stock; the 1,385 unvested Class B units became automatically vested and were converted to fully vested options to purchase shares of the Company common stock. Compensation expense of $1,459,000 was recognized related to these units vesting.

  Allocation of profits, losses and distributions:

     Profits and losses of the Partnership were generally allocated as follows:

     (1) To the GP and Class A LPs in proportion to their capital contributions and the Preferred Return of 10% per annum on their capital contributions,

     (2) Next, to the Class B LPs 3.093% of the aggregate amount of the Preferred Return of the GP and Class A LPs,

     (3) Next, of the remaining amounts to be allocated -- 84% to the Class A LPs, 3% to the Class B LPs and 13% to the GP.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation:

     The consolidated financial statements include the accounts of the Partnership, its wholly owned subsidiaries and its affiliate investments in which the Partnership has a greater than 50% interest. All affiliate investments in which the Partnership has between a 20% and 50% interest are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated.

  Unaudited interim financial statements:

     The interim consolidated financial information contained herein is unaudited but, in the opinion of management, includes all adjustments which are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

  Cash and cash equivalents:

     Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments purchased with an original maturity of less than three months. The carrying value of cash and cash equivalents reported in the balance sheets approximates fair market value.

  Revenue recognition:

     Service revenues based on customer usage are recognized at the time the service is provided. Access and special feature service revenues are recognized when earned. Sales of equipment, primarily handsets, are recognized when the goods are delivered.

  Inventory:

     Inventory consists primarily of handsets and accessories. Inventory is stated at the lower of cost or market, determined on a first-in, first-out basis.

  Property and equipment and depreciation:

     Property and equipment were stated at cost. Depreciation was computed using the straight-line method over the estimated useful lives of the assets which ranged from three to ten years.

  Licensing costs and other intangible assets and amortization:

     Licensing costs primarily represented costs incurred to develop or acquire cellular licenses. Amortization began with the commencement of service to customers and was computed using the straight-line method over 15 years. Intangible assets primarily included deferred financing costs and organization costs, which included legal and other direct costs of certain acquisitions. Using the effective interest rate method, deferred financing costs were amortized over the life of the loan and organization costs were amortized over five years.

  Investments in unconsolidated affiliates:

     Investments in unconsolidated affiliates reflected MCLP's investment in Stanton Communications, Inc. ("SCI") and Sawtooth Paging, Inc. ("Sawtooth"). These investments were stated at cost and adjusted for the Partnership's share of undistributed earnings and losses. The excess of

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) the Partnership's investment in SCI over the underlying book value of the net assets was amortized using the straight-line method over 40 years. The assets, liabilities and results of operations of SCI and Sawtooth were not material to MCLP. Sawtooth was also owned 45% by managing partners of the Partnership.

  Cellular properties pending disposition, net:

     At December 31, 1992, the Partnership had agreements to trade certain cellular assets for other cellular assets, pending approval for the transfers of licenses. Accordingly, the assets of the cellular systems to be traded, net of any related liabilities, and the results of operations related to those assets were classified separately in the accompanying consolidated balance sheets and statements of operations. For the period from October 6, 1992 to December 31, 1992, and the year ended December 31, 1993, the results of operations related to these assets were not material. At December 31, 1993, the Partnership had consummated the trades.

  Other assets:

     Included in other assets on the Consolidated Balance Sheets are assets, net of liabilities, attributable to markets in which MCLP had an Interim Operating Authority ("IOA") issued by the FCC. MCLP had IOAs which were granted by the FCC in January 1993 for Wyoming 4 and North Dakota 3. In February 1994, the FCC granted MCLP IOAs for Idaho 3 and Montana 3. MCLP management believes that amounts capitalized relating to IOAs are realizable either through operations, sale to the permanent licensee or ultimate acquisition of the license.

     During 1992, MCLP managed certain cellular properties prior to ownership. Included in other assets were advances to those properties still under management agreements at December 31, 1992. Costs incurred by the Partnership for managed properties prior to ownership were reflected as other income (expense) in the 1992 Consolidated Statement of Operations.

  Offering and syndication costs:

     Costs incurred directly relating to the offering of the Class A LP units were treated as a reduction of the capital contributed by the Limited Partners.

  Federal income taxes:

     The Partnership was not subject to federal income taxes since all taxable income or loss accrued to the individual partners. No provision was made in the statements of operations for federal income taxes.

     Since the Partnership had losses since inception, there would have been no tax benefit recorded had the Partnership been a taxable entity.

  Other:

     Accrued liabilities included $867,000 and $628,000 of accrued employee expenses at June 30, 1994, and December 31, 1993, respectively. Other current assets at December 31, 1993, included $1,237,000 of cellular communications equipment credits.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
  Concentration of credit risk:

     The Partnership's customers were dispersed throughout rural areas of the western United States. No single customer accounted for a significant amount of the Partnership's revenues, and there were no significant accounts receivable from a single customer. The Partnership reviewed the credit histories of potential customers prior to extending credit and maintains allowances for potential credit losses. The Partnership maintained cash and cash equivalents in high credit quality financial institutions. The Partnership believed that its risk from concentration of credit was limited.

 Interest rate swap and cap agreements:

     As required by the loan agreement with AT&T Credit Corporation, the Partnership entered into interest rate cap agreements to manage interest rate exposure pertaining to long-term debt. Premiums paid for purchased interest rate cap agreements were amortized to interest expense over the terms of the agreements. Unamortized premiums were accounted for as assets in the Consolidated Balance Sheets. Amounts received under the interest rate cap agreements, if any, were accounted for on an accrual basis and recognized as a reduction to interest expense.

  Supplemental cash flow disclosures:

     Non-cash investing and financing activities were as follows:

                                                                                     OCTOBER 6, 1992
                                              SIX MONTHS           YEAR ENDED        (INCEPTION) TO
                                          ENDED JUNE 30, 1994   DECEMBER 31, 1993   DECEMBER 31, 1992
                                          -------------------   -----------------   -----------------
Issuance of partnership units in
  exchange for property.................                                               $13,292,000
Acquisition of cellular market in
  exchange for debt assumed.............                           $ 1,680,000
Conversion of note and accrued interest
  to partners' capital..................       $ 298,000

  Estimates used in preparation of financial statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

3.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at June 30, 1994 and December 31, 1993 and 1992:

                                                             DECEMBER      DECEMBER
                                               JUNE 30,         31,           31,
                                                 1994          1993          1992
                                              -----------   -----------   -----------
        Cellular property and equipment.....  $38,698,000   $34,829,000   $ 9,902,000
        Office equipment and improvements...    1,725,000     1,211,000       561,000
        Automotive equipment................      461,000       346,000       129,000
                                              -----------   -----------   -----------
                                               40,884,000    36,386,000    10,592,000
        Less accumulated depreciation.......   (7,737,000)   (4,335,000)     (280,000)
                                              -----------   -----------   -----------
                                               33,147,000    32,051,000    10,312,000
        Construction in progress............    7,740,000     3,161,000     1,776,000
                                              -----------   -----------   -----------
                                              $40,887,000   $35,212,000   $12,088,000
                                              ===========   ===========   ===========

     Depreciation expense was $2.1 million and $1.7 million (unaudited) for the six months ended June 30, 1994 and 1993, respectively, and $4.3 million and $0.3 million for the year ended December 31, 1993 and the period from October 6, 1992 (inception) to December 31, 1992, respectively.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

4.  LONG-TERM DEBT:

     Long-term debt at June 30, 1994 and December 31, 1993 and 1992 consisted of the following:

                                                        JUNE 30,    DECEMBER 31,  DECEMBER 31,
                                                          1994          1993          1992
                                                      ------------  ------------  ------------
Loan agreement with AT&T Credit Corporation;
  interest payable at 90 day commercial paper rate
  plus 4.5%, including deferred interest of
  $3,869,000 (9.02% total interest rate at June 30,
  1994) and $1,975,000 at June 30, 1994 and December
  31, 1993, respectively...........................   $ 47,733,000  $ 45,208,000
Purchase money and working capital notes payable to
  AT&T Credit Corporation; interest payable
  quarterly at 9.5% per annum. Notes refinanced in
  1993..............................................                              $    460,000
Purchase money and working capital notes payable to
  vendors; interest payable at the prime rate plus
  2%. Notes repaid in 1993..........................                                 4,770,000
Purchase money and working capital notes payable to
  vendor; interest payable monthly at the Morgan
  Guaranty Base Rate plus 2% (9.25% total interest
  rate at June 30, 1994); all of the assets and
  license of Oregon 2 RSA and partnership interest
  in Hood River Cellular Telephone Company were
  pledged as collateral; due 1994 to 1998...........     2,511,000     2,523,000     1,956,000
Purchase money and working capital note payable to
  vendor; interest payable monthly at the Chase
  Manhattan Bank's prime rate plus 2% (9.25% total
  interest rate at June 30, 1994); all of the assets
  and license of Minnesota 5 RSA and partnership
  interest in KETS Partnership were pledged as
  collateral; due April 30, 1997....................     3,500,000     3,500,000
Subordinated seller and other notes with interest
  rates ranging from 7% to 10%, maturing to 2002....     5,846,000     6,592,000     1,011,000
                                                       -----------   -----------    ----------
                                                        59,590,000    57,823,000     8,197,000
Less current portion................................       593,000       239,000     3,146,000
                                                       -----------   -----------    ----------
                                                      $ 58,997,000  $ 57,584,000  $  5,051,000
                                                       ===========   ===========    ==========

     These loans were substantially refinanced with borrowings of the Company concurrent with the Business Combination in July 1994.

     The aggregate amounts of principal maturities of long-term debt as of June 30, 1994 prior to the refinancing which occurred concurrent with the Business Combination were as follows:

                                                           TWELVE MONTH PERIODS
                                                             ENDING JUNE 30,
                                                           --------------------
                1995.....................................      $    593,000
                1996.....................................         2,788,000
                1997.....................................        13,330,000
                1998.....................................         9,973,000
                1999.....................................        10,054,000
                Thereafter...............................        22,852,000
                                                           --------------------
                                                               $ 59,590,000
                                                           =================

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

4.  LONG-TERM DEBT: -- (CONTINUED)
     Total interest paid in cash amounted to $437,000 and $88,000 (unaudited) for the six months ended June 30, 1994 and 1993, respectively, and $739,000 and $57,000 for the year ended December 31, 1993 and the period from October 6, 1992 to December 31, 1992, respectively.

5.  COMMITMENTS:

  Operating leases:

     The Partnership had operating leases principally for facilities, cell sites, and office space and other operating agreements with remaining terms of between one and fourteen years. Some leases had options for additional periods. Certain leases provided for payment by the lessee of taxes, maintenance and insurance.

     Future minimum payments required under operating leases and agreements that had initial or remaining noncancellable terms in excess of one year at June 30, 1994, are summarized below:

                YEAR ENDING DECEMBER 31,
                Remainder of 1994...............................  $  351,000
                1995............................................     639,000
                1996............................................     398,000
                1997............................................     341,000
                1998............................................     195,000
                Thereafter......................................     177,000
                                                                  ----------
                                                                  $2,101,000
                                                                  ==========

     Total rent expense amounted to $421,000 and $264,000 (unaudited) for the six months ended June 30, 1994 and 1993, respectively, and $591,000 and $59,000 for the year ended December 31, 1993, and the period from October 6, 1992 to December 31, 1992, respectively.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

6.  ACQUISITIONS:

     The following table summarizes the cellular market acquisitions of the Partnership for the six months ended June 30, 1994, the year ended December 31, 1993, and the period from October 6, 1992 (inception) to December 31, 1992.

                                                     SIX MONTHS                      OCTOBER 6, 1992
                                                     ENDED JUNE      YEAR ENDED      (INCEPTION) TO
                                                        30,         DECEMBER 31,      DECEMBER 31,
                                                        1994            1993              1992
                                                     ----------     ------------     ---------------
Asset Purchases:
Grand Forks, ND MSA................................                                    October
North Dakota 2 RSA.................................                                    October
CIS-2 (Bismarck, ND MSA -- 75.2% and
  Montana 2 RSA)...................................                                    November
Colorado 8 RSA.....................................                                    November
Montana 10 RSA.....................................                                    November
CIS-1 (Rapid City, SD MSA, Montana 8 RSA,
  and South Dakota 6 RSA)..........................                                    December
CIS-3 (South Dakota 5 RSA).........................                                    December
Montana 1 RSA......................................                                    December
Montana 6 RSA......................................                                    December
Montana 9 RSA......................................                                    December
North Dakota 1 RSA.................................                   January
North Dakota 4 RSA.................................                   January
North Dakota 5 RSA.................................                  February
GCC Trade (Montana 4 RSA,
  Montana 7 RSA and Wyoming 2 RSA).................                    March
Minnesota 1 and 2 RSAs.............................                     May
Minnesota 5 RSA....................................                     May
Montana 5 RSA -- (99%).............................                    June
Colorado 5 RSA.....................................                  September
Washington 7 RSA...................................   June
Stock Purchases:
CIS-2 (Great Falls, MT MSA -- 54.8%)...............                                    November
CIS-1 (Billings, MT MSA -- 63.5%)..................                                    December

     Purchase price including cash paid and liabilities assumed at closing are as follows:

Cash paid at closing.............................  $1,359,000     $11,208,000     $23,867,000
Liabilities assumed..............................                  16,717,000       5,823,000
                                                   ----------     -----------     -----------
                                                   $1,359,000     $27,925,000     $29,690,000
                                                   ==========     ===========     ===========

     All of the acquisitions were accounted for using the purchase method. The results of operations from the properties acquired are included in the consolidated statements of operations from the date of acquisition. Results of operations prior to the date of acquisition were not significant in relation to the Partnership's results of operations.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

6.  ACQUISITIONS: -- (CONTINUED)
     During the six months ended June 30, 1994, the Partnership purchased minority interests in the Billings, MT MSA and Great Falls, MT MSA from minority partners for a total cash purchase price of $250,000.

     During 1993, the Partnership purchased minority interests in the Bismarck, ND MSA, Billings, MT MSA and Great Falls, MT MSA from minority partners for a total cash purchase price of $437,000.

     The September 1993 acquisition of Colorado 5 was a non-cash transaction as the $1.7 million purchase price was directly applied to the loan agreement with AT&T Credit Corporation.

     During 1992, the Partnership purchased a number of cellular systems and assets from subsidiaries of Cellular Information Systems, Inc. ("CIS"). Those purchases occurred in November and December 1992 and are aggregated for the purposes of this disclosure.

     In December 1992, the Partnership purchased an additional 47.8% of Hood River Cellular Telephone Company (Oregon 2 RSA) in exchange for 50 Class A LP units and $8,000 in cash paid to the Partnership.

7.  RELATED PARTY TRANSACTIONS:

  General Cellular Corporation:

     John W. Stanton was Chief Executive Officer of both MCLP and GCC. GCC owned a 9.9% interest in PN Cellular Limited Partnership (MCLP's general partner) and had subscribed for 300 limited partnership units in MCLP. MCLP owned 40% of SCI which owned approximately 4.7% of the stock of GCC. During 1993, MCLP purchased a direct interest in GCC representing approximately a 0.65% ownership interest.

     MCLP exchanged the Rapid City, SD MSA market and the South Dakota 5 and South Dakota 6 RSA markets that it acquired from CIS for GCC's Wyoming 2, Montana 4 and Montana 7 RSA markets, GCC's minority interests in the Billings and Great Falls, MT MSA markets and a cash payment of approximately $1,300,000. No gain or loss was recorded on the transaction.

     In 1993, MCLP sold certain decommissioned cellular equipment to GCC for a cash price of $976,000.

  McCaw Cellular Communications, Inc. ("McCaw"):

     Mr. Stanton was a director of McCaw, now known as AT&T Wireless Services, Inc., until May 1994. During 1992 and 1993, the Partnership and its predecessors entered into a series of agreements with McCaw to purchase services in six of MCLP's markets utilizing McCaw facilities located in Oregon, Idaho and Colorado. Services provided included leasing switch capacity, roamer coordination and billing. The majority of the agreements had a five-year term with options to renew. The total amounts paid by the Partnership and its predecessors for services rendered by McCaw during the six months ended June 30, 1994, the year ended December 31, 1993 and the period from October 6, 1992, to December 31, 1992, were approximately $200,000, $524,000 and $262,000, respectively.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

7.  RELATED PARTY TRANSACTIONS: -- (CONTINUED)
  Reimbursement to Mr. Stanton/Ms. Gillespie:

     During 1992, Mr. Stanton and Theresa Gillespie advanced funds to the Partnership and its predecessors. Pursuant to the Partnership Agreement, MCLP agreed to repay Mr. Stanton and Ms. Gillespie $3,412,000. As of December 31, 1992, Mr. Stanton and Ms. Gillespie were still owed $1,618,000. During 1992, interest was accrued, but not paid, at the rate of 5.5%. In January 1993, the $1,618,000 was repaid, plus accrued interest in the amount of $27,000.

  GS Capital Partners, L.P. ("GS Capital"):

     GS Capital was the largest limited partner in MCLP. Pursuant to the Partnership Agreement, GS Capital loaned the Partnership $250,000 at an interest rate of 10%. The principal and accrued interest was payable on December 31, 2002. At June 30, 1994, and December 31, 1993 and 1992, approximately $48,000, $32,000 and $6,000, respectively, in interest had accrued on the loan. This note was converted to equity in connection with the Business Combination.

  The Goldman Sachs Group, L.P.:

     In connection with the Business Combination, the Partnership granted partnership interests to The Goldman Sachs Group, L.P. valued at $343,000 in payment of a fee for advisory services.

  Interest Rate Cap Transactions:

     During 1993, the Partnership purchased interest rate protection through interest rate cap transactions. These purchases were made from two affiliates of MCLP partners. One purchase was executed with Goldman, Sachs & Co. pursuant to which Goldman, Sachs & Co. was paid $126,000. The other transactions were with Toronto Dominion Bank at a total cost of $420,000. The cost of the interest rate caps is recorded as a prepaid expense and amortized over the term of the contract, generally four to five years.

                        [back cover page of prospectus]

                          WESTERN WIRELESS CORPORATION

     All tendered Original Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                               The Exchange Agent
                           for the Exchange Offer is

                       HARRIS TRUST COMPANY OF CALIFORNIA
                      c/o Harris Trust Company of New York

                                 By Facsimile:
                                 (212) 701-7636
                               or (212) 701-7640
                      Attention: Reorganization Department

                             Confirm by telephone:
                                 (212) 701-7624

                        By Registered or Certified Mail:
                          Harris Company of California
                      c/o Harris Trust Company of New York
                              Wall Street Station
                                 P.O. Box 1023
                            New York, NY 10268-1023
                      Attention: Reorganization Department

                                    By Hand:
                       Harris Trust Company of California
                      c/o Harris Trust Company of New York
                                 Receive Window
                           77 Water Street, 5th Floor
                               New York, NY 10005
                      Attention: Reorganization Department

                             By Overnight Courier:
                       Harris Trust Company of California
                      c/o Harris Trust Company of New York
                                77 Water Street
                               New York, NY 10005
                      Attention: Reorganization Department

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and Bylaws require indemnification of the Company's officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors' and officers' liability insurance.

     The Company's By-laws and Articles of Incorporation provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act (the "Washington Business Act") of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Articles of Incorporation contains a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers, which agreements will supersede prior indemnification agreements entered into by the Company with each of its directors and executive officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)Exhibits:

EXHIBIT                                          DESCRIPTION
-------          ---------------------------------------------------------------------------
 3.1++      --   Amended and Restated Articles of Incorporation of the Registrant...........
 3.2++      --   Bylaws of the Registrant...................................................
 4.1        --   Form of Indenture relating to the 10 1/2% Senior Subordinated Notes Due
                 2007.......................................................................
 4.2**      --   Indenture between Western Wireless Corporation and Harris Trust Company of
                 California, dated May 22, 1996.............................................
 5.1        --   Opinion of Preston Gates & Ellis...........................................
 8.1        --   Opinion of Preston Gates & Ellis as to certain tax matters (see Exhibit
                 5.1).......................................................................
10.1++      --   Loan Agreement between Western PCS II Corporation and Northern Telecom
                 Inc., dated June 30, 1995..................................................
10.2++      --   PCS 1900 Project and Supply Agreement between Western PCS Corporation and
                 Northern Telecom Inc., dated June 30, 1995.................................
10.3++      --   Purchase Agreement between Motorola Nortel Communications Co. and General
                 Cellular Corporation, dated July 29, 1993..................................
10.4++      --   Loan Agreement among Western Wireless Corporation and The Toronto-Dominion
                 Bank, Barclays Bank, PLC, and Morgan Guaranty Trust Company of New York, as
                 Managing Agents for the Various Lenders, dated June 30, 1995...............
10.5++      --   First Amendment to Loan Agreement by and among Western Wireless
                 Corporation, The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan
                 Guaranty Trust Company of New York, as Managing Agents for the Various
                 Lenders, dated January 11, 1996............................................
10.6++      --   Supply Contract by and between Western PCS Corporation and Nokia
                 Telecommunications Inc., dated December 14, 1995...........................

EXHIBIT                                          DESCRIPTION
-------          ---------------------------------------------------------------------------
10.7++      --   Purchase and Sale Agreement, Nokia Mobile Phones, Inc. and Western Wireless
                 Corporation, dated November 10, 1995.......................................
10.8++      --   Western Wireless Corporation, 1994 Management Incentive Stock Option Plan,
                 approved, as adopted and amended, by Shareholders November 16, 1995, together with form of Stock Option Agreement for offers thereunder.........
10.9++      --   Stockholders Agreement by and among Western Wireless Corporation and certain of its shareholders, dated July 29, 1994...........................
10.10++     --   First Amendment to Stockholders Agreement by and among Western Wireless
                 Corporation and certain of its shareholders, Adding as a Party Western PCS
                 Corporation, dated November 30, 1994.......................................
10.11++     --   Waiver Agreement by and among Western Wireless Corporation, Western PCS
                 Corporation and certain of Western Wireless Corporation's shareholders, dated November 30, 1994....................................................
10.12++     --   Waiver Agreement by and among Western Wireless Corporation, Western PCS
                 Corporation and certain of Western Wireless Corporation's shareholders, dated February 15, 1996....................................................
10.13++     --   Voting Agreement by and among certain shareholders of Western Wireless
                 Corporation, dated July 29, 1994...........................................
10.14++     --   Voting Agreement by and among Western Wireless Corporation and certain of its shareholders...........................................................
10.15++     --   Lease Agreement by and between WWC Holding Co., Inc., successor in interest to MARKETS Cellular Limited Partnership, and WRC Properties, Inc., dated
                 May 1, 1994................................................................
10.16++     --   Lease Agreement by and between Western Wireless Corporation and Department of Natural Resources, dated August 25, 1995................................
10.17++     --   First Amendment to Lease Agreement by and between Western Wireless
                 Corporation and Department of Natural Resources, dated February 28, 1996...
10.18++     --   Form of Cellular One Group License Agreement...............................
10.19++     --   Asset Purchase Agreement between Western PCS III License Corporation as
                 Buyer and GTE Mobilnet Incorporated as Seller, dated January 16, 1996......
10.20++     --   Purchase and Sale Agreement by and between Robert O. Tyler, Esq., as
                 Trustee, Seller, and GCC License Corporation, Purchaser, dated December 22,
                 1995.......................................................................
10.21++     --   Agreement for Purchase and Sale of Autoplex Cellular Equipment, Software
                 and Services by and among American Telephone and Telegraph Company, WWC
                 Holding Co., Inc., successor to MARKETS Cellular Limited Partnership and
                 MCII General Partnership, dated March 17, 1993.............................
10.22++     --   Agreement and Plan of Reorganization by and among Palouse Paging, Inc., the
                 Shareholders of 100% of the Stock of Palouse Paging, Inc., Western Paging I
                 Corporation and Western Wireless Corporation, dated February 5, 1996.......
10.23++     --   First Amendment to Agreement and Plan of Reorganization by and among
                 Western Paging I Corporation, the former Shareholders of 100% of the Stock of Palouse Paging, Inc. and Western Wireless Corporation...................
10.24++     --   Agreement and Plan of Reorganization by and among Sawtooth Paging, Inc., the Shareholders of 52.93% of the Stock of Sawtooth Paging, Inc., Western
                 Paging II Corporation and Western Wireless Corporation, dated February 5,
                 1996.......................................................................
10.25++     --   Employment Agreement by and between John W. Stanton and Western Wireless
                 Corporation, dated March 12, 1996..........................................
10.26++     --   Employment Agreement by and between Robert R. Stapleton and Western
                 Wireless Corporation, dated March 12, 1996.................................
10.27++     --   Employment Agreement by and between Mikal J. Thomsen and Western Wireless
                 Corporation, dated March 12, 1996..........................................
10.28++     --   Employment Agreement by and between Theresa E. Gillespie and Western
                 Wireless Corporation, dated March 12, 1996.................................

EXHIBIT                                          DESCRIPTION
-------          ---------------------------------------------------------------------------
10.29++     --   Employment Agreement by and between Alan R. Bender and Western Wireless
                 Corporation, dated March 12, 1996..........................................
10.30++     --   Employment Agreement by and between Cregg B. Baumbaugh and Western Wireless
                 Corporation, dated March 12, 1996..........................................
10.31++     --   Form of Registrant's Restrictive Covenant and Confidentiality Agreement....
10.32++     --   Form of Director and Officer Indemnification Agreement.....................
10.33++     --   Western PCS Corporation Series A Preferred Stock Purchase Agreement among
                 Western Wireless Corporation, Western PCS Corporation and the Purchasers
                 listed therein, dated April 10, 1995.......................................
10.34++     --   Second Amendment to Loan Agreement by and among Western Wireless
                 Corporation, The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan
                 Guaranty Trust Company of New York, as Managing Agents for the Various
                 Lenders, dated.............................................................
10.35++     --   Subscription and Put and Call Agreement with respect to shares of Common
                 Stock of Western Wireless International Corporation, dated as of January 1,
                 1996.......................................................................
10.36++     --   PCS Block "C" Organization and Financing Agreement by and among Western PCS
                 BTA I Corporation, Western Wireless Corporation, Cook Inlet PV/SS PCS
                 Partners, L.P., Cook Inlet Telecommunications, Inc., SSPCS Corporation and
                 Providence Media Partners L.P. dated as of November 5, 1995................
10.37++     --   Limited Partnership Agreement by and between Cook Inlet PV/SS PCS Partners,
                 L.P. and Western PCS BTA I Corporation dated as of November 5, 1995........
10.38++     --   First Amendment to Block "C" Organization and Financing Agreement and Cook
                 Inlet Western Wireless PV/SS PCS, L.P. Limited Partnership Agreement by and
                 among Western PCS BTA I Corporation, Western Wireless Corporation, Cook
                 Inlet PV/SS PCS Partners, L.P., Cook Inlet Telecommunications, Inc., SSPCS
                 Corporation and Providence Media Partners L.P. dated as of April 8, 1996...
10.39++     --   Amended and Restated Loan Agreement among Western Wireless Corporation and
                 The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan Guaranty Trust
                 Company of New York, as Managing Agents for the Various Lenders, dated May
                 6, 1996....................................................................
10.40       --   Second Amendment to Block "C" Organization and Financing Agreement and Cook
                 Inlet Western Wireless PV/SS PCS, L.P. Limited Partnership Agreement by and
                 among Western PCS BTA I Corporation, Western Wireless Corporation, Cook
                 Inlet PV/SS PCS Partners, L.P., Cook Inlet Telecommunications, Inc., SSPCS
                 Corporation and Providence Media Partners L.P. dated as of June 27, 1996...
10.41       --   Third Amendment to Block "C" Organization and Financing Agreement and Cook
                 Inlet Western Wireless PV/SS PCS, L.P. Limited Partnership Agreement and
                 First Amendment to Technical Services Agreement by and among Western PCS
                 BTA I Corporation, Western Wireless Corporation, Cook Inlet PV/SS PCS
                 Partners, L.P., Cook Inlet Telecommunications, Inc., SSPCS Corporation,
                 Providence Media Partners L.P. and Cook Inlet Western Wireless PV/SS PCS,
                 L.P., dated July 30, 1996..................................................
10.42       --   General Agreement for Purchase of Cellular Systems between Lucent
                 Technologies Inc. and Western Wireless Corporation, dated September 16,
                 1996.......................................................................
10.43       --   Amendment No. 1 to PCS 1900 Supply Agreement between Western PCS
                 Corporation and Northern Telecom Inc., dated July 25, 1996.................
10.44       --   Amendment No. 2 to PCS 1900 Supply Agreement between Western PCS
                 Corporation and Northern Telecom Inc., dated July 25, 1996.................
10.45       --   Agreement of Exchange Agent between Harris Trust Company of California and
                 Western Wireless Corporation, dated October 25, 1996.......................

EXHIBIT                                          DESCRIPTION
-------          ---------------------------------------------------------------------------
10.46       --   Purchase Agreement between Western Wireless Corporation and Goldman, Sachs
                 & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Salomon
                 Brothers Inc and Toronto Dominion Securities (USA) Inc., dated October 18,
                 1996.......................................................................
10.47       --   Exchange and Registration Rights Agreement between Western Wireless
                 Corporation and Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette
                 Securities Corporation, Salomon Brothers Inc and Toronto Dominion
                 Securities (USA) Inc., dated October 24, 1996..............................
12.1        --   Computation of Ratio of Earnings to Fixed Charges..........................
21++        --   List of material subsidiaries..............................................
23.1        --   Consent of Arthur Andersen LLP.............................................
23.2        --   Consent of Preston Gates & Ellis (see Exhibit 5.1).........................
24.1        --   Power of Attorney (See II-6)...............................................
25.1        --   Statement of Eligibility of Trustee........................................
99.1        --   Form of Letter of Transmittal for 10 1/2% Senior Subordinated Notes Due
                 2007.......................................................................

---------------
 ** Incorporated herein by reference to the exhibit filed with the Company's
    Registration Statement on Form S-1 (Commission File No. 333-2688).

 ++ Incorporated herein by reference to the exhibit filed with the Company's
    Registration Statement on Form S-1 (Commission File No. 333-2432).

     (b) Financial Statement Schedule:

         Schedule II -- Valuation and Qualifying Accounts and Reserves (see
         F-26)

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

     With respect to the Securities registered on this form pursuant to Rule 415, the undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 25th day of October, 1996.

                                          WESTERN WIRELESS CORPORATION

                                          By      /s/  ALAN R. BENDER

                                            ------------------------------------
                                                       Alan R. Bender
                                               Senior Vice President, General
                                                           Counsel

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, John W. Stanton and Alan
R. Bender or any of them, with full power to act alone, his true and lawful attorneys-in-fact, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on October 25, 1996 by the following persons in the capacities indicated.

                 SIGNATURES                                           TITLE
---------------------------------------------     ---------------------------------------------
            /s/  JOHN W. STANTON                  Chairman, Chief Executive Officer and
---------------------------------------------     Director (Principal Executive Officer)
               John W. Stanton
             /s/  THERESA E. GILLESPIE            Chief Financial Officer (Principal Financial
---------------------------------------------     Officer)
            Theresa E. Gillespie
              /s/  NASTASHIA S. PRESS             Principal Accounting Officer
---------------------------------------------
             Nastashia S. Press
                  /s/  DAVID A. BAYER             Director
---------------------------------------------
               David A. Bayer
           /s/  JOHN L. BUNCE, JR.                Director
---------------------------------------------
             John L. Bunce, Jr.
           /s/  MITCHELL R. COHEN                 Director
---------------------------------------------
              Mitchell R. Cohen
           /s/  JONATHAN M. NELSON                Director
---------------------------------------------
             Jonathan M. Nelson
           /s/  TERENCE M. O'TOOLE                Director
---------------------------------------------
             Terence M. O'Toole

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    EXHIBITS
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          WESTERN WIRELESS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INDEX TO EXHIBITS

EXHIBIT                                     DESCRIPTION                               PAGE NO.
-------          ------------------------------------------------------------------   --------
 3.1++      --   Amended and Restated Articles of Incorporation of the
                 Registrant........................................................
 3.2++      --   Bylaws of the Registrant..........................................
 4.1        --   Form of Indenture relating to the 10 1/2% Senior Subordinated
                 Notes Due 2007....................................................
 4.2**      --   Indenture between Western Wireless Corporation and Harris Trust
                 Company of California, dated May 22, 1996.........................
 5.1        --   Opinion of Preston Gates & Ellis..................................
 8.1        --   Opinion of Preston Gates & Ellis as to certain tax matters (See
                 Exhibit 5.1)......................................................
10.1++      --   Loan Agreement between Western PCS II Corporation and Northern
                 Telecom Inc., dated June 30, 1995.................................
10.2++      --   PCS 1900 Project and Supply Agreement between Western PCS
                 Corporation and Northern Telecom Inc., dated June 30, 1995........
10.3++      --   Purchase Agreement between Motorola Nortel Communications Co. and
                 General Cellular Corporation, dated July 29, 1993.................
10.4++      --   Loan Agreement among Western Wireless Corporation and The
                 Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan Guaranty
                 Trust Company of New York, as Managing Agents for the Various
                 Lenders, dated June 30, 1995......................................
10.5++      --   First Amendment to Loan Agreement by and among Western Wireless
                 Corporation, The Toronto-Dominion Bank, Barclays Bank, PLC, and
                 Morgan Guaranty Trust Company of New York, as Managing Agents for
                 the Various Lenders, dated January 11, 1996.......................
10.6++      --   Supply Contract by and between Western PCS Corporation and Nokia
                 Telecommunications Inc., dated December 14, 1995..................
10.7++      --   Purchase and Sale Agreement, Nokia Mobile Phones, Inc. and Western
                 Wireless Corporation, dated November 10, 1995.....................
10.8++      --   Western Wireless Corporation, 1994 Management Incentive Stock
                 Option Plan, approved, as adopted and amended, by Shareholders
                 November 16, 1995, together with form of Stock Option Agreement for offers thereunder.............................................
10.9++      --   Stockholders Agreement by and among Western Wireless Corporation and certain of its shareholders, dated July 29, 1994..............
10.10++     --   First Amendment to Stockholders Agreement by and among Western
                 Wireless Corporation and certain of its shareholders, Adding as a
                 Party Western PCS Corporation, dated November 30, 1994............
10.11++     --   Waiver Agreement by and among Western Wireless Corporation,
                 Western PCS Corporation and certain of Western Wireless
                 Corporation's shareholders, dated November 30, 1994...............
10.12++     --   Waiver Agreement by and among Western Wireless Corporation,
                 Western PCS Corporation and certain of Western Wireless
                 Corporation's shareholders, dated February 15, 1996...............
10.13++     --   Voting Agreement by and among certain shareholders of Western
                 Wireless Corporation, dated July 29, 1994.........................
10.14++     --   Voting Agreement by and among Western Wireless Corporation and certain of its shareholders.......................................
10.15++     --   Lease Agreement by and between WWC Holding Co., Inc., successor in interest to MARKETS Cellular Limited Partnership, and WRC
                 Properties, Inc., dated May 1, 1994...............................
10.16++     --   Lease Agreement by and between Western Wireless Corporation and
                 Department of Natural Resources, dated August 25, 1995............

EXHIBIT                                     DESCRIPTION                               PAGE NO.
-------          ------------------------------------------------------------------   --------
10.17++     --   First Amendment to Lease Agreement by and between Western Wireless
                 Corporation and Department of Natural Resources, dated February
                 28, 1996..........................................................
10.18++     --   Form of Cellular One Group License Agreement......................
10.19++     --   Asset Purchase Agreement between Western PCS III License
                 Corporation as Buyer and GTE Mobilnet Incorporated as Seller,
                 dated January 16, 1996............................................
10.20++     --   Purchase and Sale Agreement by and between Robert O. Tyler, Esq., as Trustee, Seller, and GCC License Corporation, Purchaser, dated
                 December 22, 1995.................................................
10.21++     --   Agreement for Purchase and Sale of Autoplex Cellular Equipment,
                 Software and Services by and among American Telephone and
                 Telegraph Company, WWC Holding Co., Inc., successor to MARKETS
                 Cellular Limited Partnership and MCII General Partnership, dated
                 March 17, 1993....................................................
10.22++     --   Agreement and Plan of Reorganization by and among Palouse Paging,
                 Inc., the Shareholders of 100% of the Stock of Palouse Paging,
                 Inc., Western Paging I Corporation and Western Wireless
                 Corporation, dated February 5, 1996...............................
10.23++     --   First Amendment to Agreement and Plan of Reorganization by and
                 among Western Paging I Corporation, the former Shareholders of
                 100% of the Stock of Palouse Paging, Inc. and Western Wireless
                 Corporation.......................................................
10.24++     --   Agreement and Plan of Reorganization by and among Sawtooth Paging,
                 Inc., the Shareholders of 52.93% of the Stock of Sawtooth Paging,
                 Inc., Western Paging II Corporation and Western Wireless
                 Corporation, dated February 5, 1996...............................
10.25++     --   Employment Agreement by and between John W. Stanton and Western
                 Wireless Corporation, dated March 12, 1996........................
10.26++     --   Employment Agreement by and between Robert R. Stapleton and
                 Western Wireless Corporation, dated March 12, 1996................
10.27++     --   Employment Agreement by and between Mikal J. Thomsen and Western
                 Wireless Corporation, dated March 12, 1996........................
10.28++     --   Employment Agreement by and between Theresa E. Gillespie and
                 Western Wireless Corporation, dated March 12, 1996................
10.29++     --   Employment Agreement by and between Alan R. Bender and Western
                 Wireless Corporation, dated March 12, 1996........................
10.30++     --   Employment Agreement by and between Cregg B. Baumbaugh and Western
                 Wireless Corporation, dated March 12, 1996........................
10.31++     --   Form of Registrant's Restrictive Covenant and Confidentiality
                 Agreement.........................................................
10.32++     --   Form of Director and Officer Indemnification Agreement............
10.33++     --   Western PCS Corporation Series A Preferred Stock Purchase
                 Agreement among Western Wireless Corporation, Western PCS
                 Corporation and the Purchasers listed therein, dated April 10,
                 1995..............................................................
10.34++     --   Second Amendment to Loan Agreement by and among Western Wireless
                 Corporation, The Toronto-Dominion Bank, Barclays Bank, PLC, and
                 Morgan Guaranty Trust Company of New York, as Managing Agents for
                 the Various Lenders, dated........................................
10.35++     --   Subscription and Put and Call Agreement with respect to shares of
                 Common Stock of Western Wireless International Corporation, dated as of January 1, 1996.............................................

EXHIBIT                                     DESCRIPTION                               PAGE NO.
-------          ------------------------------------------------------------------   --------
10.36++     --   PCS Block "C" Organization and Financing Agreement by and among
                 Western PCS BTA I Corporation, Western Wireless Corporation, Cook
                 Inlet PV/SS PCS Partners, L.P., Cook Inlet Telecommunications,
                 Inc., SSPCS Corporation and Providence Media Partners L.P. dated as of November 5, 1995............................................
10.37++     --   Limited Partnership Agreement by and between Cook Inlet PV/SS PCS
                 Partners, L.P. and Western PCS BTA I Corporation dated as of
                 November 5, 1995..................................................
10.38++     --   First Amendment to Block "C" Organization and Financing Agreement
                 and Cook Inlet, Western Wireless PV/SS PCS, L.P. Limited
                 Partnership Agreement by and among Western PCS BTA I Corporation,
                 Western Wireless Corporation, Cook Inlet PV/SS PCS Partners L.P.,
                 Cook Inlet Telecommunications, Inc., SSPCS Corporation and
                 Providence Media Partners L.P. dated as of April 8, 1996..........
10.39++     --   Amended and Restated Loan Agreement among Western Wireless
                 Corporation and The Toronto-Dominion Bank, Barclays Bank, PLC, and
                 Morgan Guaranty Trust Company of New York, as Managing Agents for
                 the Various Lenders, dated May 6, 1996............................
10.40       --   Second Amendment to Block "C" Organization and Financing Agreement
                 and Cook Inlet Western Wireless PV/SS PCS, L.P. Limited
                 Partnership Agreement by and among Western PCS BTA I Corporation,
                 Western Wireless Corporation, Cook Inlet PV/SS PCS Partners, L.P.,
                 Cook Inlet Telecommunications, Inc., SSPCS Corporation and
                 Providence Media Partners L.P. dated as of June 27, 1996..........
10.41       --   Third Amendment to Block "C" Organization and Financing Agreement
                 and Cook Inlet Western Wireless PV/SS PCS, L.P. Limited
                 Partnership Agreement and First Amendment to Technical Services
                 Agreement by and among Western PCS BTA I Corporation, Western
                 Wireless Corporation, Cook Inlet PV/SS PCS Partners, L.P., Cook
                 Inlet Telecommunications, Inc., SSPCS Corporation, Providence
                 Media Partners L.P. and Cook Inlet Western Wireless PV/SS PCS,
                 L.P., dated as of July 30, 1996...................................
10.42       --   General Agreement for Purchase of Cellular Systems between Lucent
                 Technologies Inc. and Western Wireless Corporation, dated
                 September 16, 1996................................................
10.43       --   Amendment No. 1 to PCS 1900 Supply Agreement between Western PCS
                 Corporation and Northern Telecom Inc., dated July 25, 1996........
10.44       --   Amendment No. 2 to PCS 1900 Supply Agreement between Western PCS
                 Corporation and Northern Telecom Inc., dated July 25, 1996........
10.45       --   Agreement of Exchange Agent between Harris Trust Company of
                 California and Western Wireless Corporation, dated October 25,
                 1996..............................................................
10.46       --   Purchase Agreement between Western Wireless Corporation, Goldman,
                 Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation,
                 Salomon Brothers Inc and Toronto Dominion Securities (USA) Inc.,
                 dated October 23, 1996............................................
10.47       --   Exchange and Registration Rights Agreement between Western
                 Wireless Corporation, Goldman, Sachs & Co., Donaldson, Lufkin &
                 Jenrette Securities Corporation, Salomon Brothers Inc and Toronto
                 Dominion Securities (USA) Inc., dated October 24, 1996............
12.1        --   Computation of Ratio of Earnings to Fixed Charges.................
21++        --   List of material subsidiaries.....................................
23.1        --   Consent of Arthur Andersen LLP....................................
23.2        --   Consent of Preston Gates & Ellis (see Exhibit 5.1)................

EXHIBIT                                     DESCRIPTION                               PAGE NO.
-------          ------------------------------------------------------------------   --------
24.1        --   Power of Attorney (See II-6)......................................
25.1        --   Statement of Eligibility of Trustee...............................
99.1        --   Form of Letter of Transmittal for 10 1/2% Senior Subordinated
                 Notes Due 2007....................................................

---------------
** Incorporated herein by reference to the exhibit filed with the Company's
   Registration Statement No. 333-2688.

++ Incorporated herein by reference to the exhibit filed with the Company's
   Registration Statement on Form S-1 (Commission File No. 333-2432).

                 (ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS)

                                  $200,000,000

                                      LOGO

                          WESTERN WIRELESS CORPORATION
                   10 1/2% SENIOR SUBORDINATED NOTES DUE 2007
                            ------------------------

     THE 10 1/2% SENIOR SUBORDINATED NOTES DUE 2007 ARE SENIOR UNSECURED OBLIGATIONS OF THE COMPANY AND ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS AND SENIOR IN RIGHT OF PAYMENT TO ANY CURRENT OR FUTURE SUBORDINATED INDEBTEDNESS OF THE COMPANY. IN ADDITION, ALL EXISTING AND FUTURE INDEBTEDNESS AND OTHER LIABILITIES OF THE COMPANY'S SUBSIDIARIES WILL BE EFFECTIVELY SENIOR IN RIGHT OF PAYMENT TO THE NOTES. THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY FIRM ARRANGEMENT TO ISSUE, ANY SIGNIFICANT INDEBTEDNESS TO WHICH THE NOTES WOULD BE SENIOR. AT JUNE 30, 1996, SENIOR INDEBTEDNESS AGGREGATED APPROXIMATELY $243.8 MILLION. THE NOTES RANK PARI PASSU WITH THE COMPANY'S 10 1/2% SENIOR SUBORDINATED NOTES DUE 2006.

     The Notes are redeemable at the option of the Company under certain circumstances described herein. See "Description of the Notes."

     SEE "RISK FACTORS" BEGINNING ON PAGE 17 HEREOF FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE NOTES.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Exchange Notes related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as principal or agent in such transactions. The closing of the Company's Exchange Offer resulting in the issue of the
Exchange Notes occurred on                . See "Plan of Distribution."

                              GOLDMAN, SACHS & CO.
                            ------------------------

               The date of this Prospectus is October    , 1996.

                 (ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS)

                              PLAN OF DISTRIBUTION

     This Prospectus may be used by Goldman Sachs in connection with offers and sales related to market-making transactions in the Exchange Notes. Goldman Sachs may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when they act as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     For a description of certain relationships and transactions between Goldman Sachs and their affiliates and the Company, see "Management," "Certain Transactions" and "Principal Shareholders."

     The Company has been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently intend to make a market in the Exchange Notes. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Absence of Prior Market for Notes; Possible Volatility of Note Price."

     Goldman Sachs may not confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval by the customer.

     Settlement for the Notes will be made in immediately available funds, and all secondary trading will settle in immediately available funds.

     The Company has agreed to indemnify Goldman Sachs against certain liabilities including liabilities under the Securities Act.

                 (ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS)

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information......................    2
Prospectus Summary.........................    5
Risk Factors...............................   17
The Exchange Offer.........................   28
The Company................................   35
Use of Proceeds............................   35
Capitalization.............................   36
Selected Consolidated Financial Data.......   37
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations...............................   39
Business...................................   51
Management.................................   76
Principal Shareholders.....................   82
Certain Transactions.......................   85
Description of Senior Subordinated Notes...   88
Description of Indebtedness................  109
Legal Matters..............................  112
Experts....................................  112
Plan of Distribution.......................  113
Index to Consolidated Financial
  Statements...............................  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $200,000,000

                                WESTERN WIRELESS
                                  CORPORATION

                          10 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2007

                               ------------------
                                      LOGO
                               ------------------

                              GOLDMAN, SACHS & CO.

------------------------------------------------------
------------------------------------------------------